UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
(Rule 14a-101)
INFORMATION REQUIRED IN PROXY STATEMENT
SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934
Filed by the Registrant ☒
Filed by a Party other than the Registrant ☐

Check the appropriate box:
☒ Preliminary Proxy Statement	☐	Confidential, For use of the Commission Only
☐ Definitive Proxy Statement		(as permitted by Rule 14a-6(e)(2))
☐ Definitive Additional Materials
☐ Soliciting Material Under Rule 14a-12

SITEL CORPORATION
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☐	No fee required.
☒	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

	(1)	Title of each class of securities to which transaction applies:
common stock, par value $0.001 per share, of SITEL Corporation (“SITEL common stock”)
	(2)	Aggregate number of securities to which transaction applies:
73,789,282 shares of SITEL common stock
6,458,222 options to purchase shares of SITEL common stock
208,595.4839 restricted stock units relating to shares of SITEL common stock,
	(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0- 11 (set forth the amount on which the filing fee is calculated and state how it was determined):

The filing fee was determined based upon the sum of (A) the product of 73,789,282 shares of SITEL common stock multiplied by the merger consideration of $4.05, plus (B) $5,720,578 expected to be paid upon cancellation of outstanding options, plus (C) $844,812 to be paid upon the cancellation of restricted stock units.

	(4)	Proposed maximum aggregate value of transaction:
$305,410,565
	(5)	Total fee paid:
$32,742

☐	Fee paid previously with preliminary materials.
☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

	(1)	Amount previously paid:

	(2)	Form, Schedule or Registration Statement No.:

	(3)	Filing Party:

	(4)	Date Filed:

A MERGER PROPOSAL – YOUR VOTE IS VERY IMPORTANT

Dear Stockholder:

     We cordially invite you to attend the 2006 annual meeting of stockholders of SITEL Corporation (“SITEL”) to be held at [•], on [•], at [•] local time (doors will open at [•] local time).

     On October 12, 2006, we entered into a merger agreement with ClientLogic Corporation (“ClientLogic”) providing for the acquisition by ClientLogic of SITEL through a merger of a wholly owned subsidiary of ClientLogic with SITEL in which shareholders of SITEL will receive $4.05 per share in cash for their shares of common stock of SITEL.

     At the annual meeting, we will ask you to approve and adopt the merger agreement and the merger and to elect directors, among other things. Your Board of Directors has unanimously determined that the merger is advisable, fair to and in the best interests of SITEL and our stockholders. Accordingly, the Board has unanimously approved and adopted the merger agreement and the merger and unanimously recommends that you vote FOR the approval and adoption of the merger agreement and the merger at the annual meeting.

     Your vote is very important. We cannot complete the merger unless holders of a majority of all the outstanding shares of our common stock approve the merger agreement and the merger. Whether or not you plan to attend the annual meeting in person, please submit your proxy without delay. You can vote by telephone, on the Internet or by mail with a proxy card. Voting by any of these three methods will ensure that we can vote your proxy at the annual meeting even if you are not there in person.

     We encourage you to read the accompanying proxy statement carefully because it explains the proposed merger, the documents related to the merger and other related matters.

     We believe that the merger consideration represents an attractive price for your shares. After you have reviewed the enclosed materials, please vote by telephone, Internet or proxy card as soon as you can.

Thank you for your cooperation and continued support.

Very truly yours,

James F. Lynch
Chairman of the Board and
Chief Executive Officer
SITEL Corporation

THIS PROXY STATEMENT IS DATED [•],

AND WE ARE MAILING IT TO STOCKHOLDERS BEGINNING ON OR ABOUT [•].

SITEL CORPORATION
7277 World Communications Drive
Omaha, Nebraska 68122

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON [•], 200[•]

     To the stockholders of SITEL Corporation:

     The 2006 annual meeting of stockholders of SITEL Corporation, a Minnesota corporation, will be held at [•], on [•], at [•] local time, for the following purposes:

1.	To consider and vote on a proposal to approve and adopt the Agreement and Plan of Merger dated as of October 12, 2006 among SITEL Corporation, ClientLogic Corporation and Stagecoach Acquisition Corporation, a wholly owned subsidiary of ClientLogic Corporation, and the merger contemplated thereby, pursuant to which, upon the merger becoming effective, (i) Stagecoach Acquisition Corporation will be merged with and into SITEL Corporation with SITEL Corporation continuing as the surviving corporation and a wholly owned subsidiary of ClientLogic Corporation, and (ii) each share of common stock, par value $0.001 per share, of SITEL Corporation issued and outstanding immediately prior to the effective time of the merger, will be converted into the right to receive $4.05 in cash, without interest;

2.	To elect three Class II directors, each for a term of three years; and

3.	To act upon any other matter as may properly come before the annual meeting or any adjournment or postponement thereof, including the approval of any proposal to postpone or adjourn the annual meeting to a later date to solicit additional proxies in favor of Proposal 1 in the event there are not sufficient votes for approval of Proposal 1 at the annual meeting.

     Only stockholders of record at the close of business on [•], the record date for the annual meeting, are entitled to notice of and to vote at the annual meeting and at any adjournment or postponement of the annual meeting. As of the record date, [•] shares of our common stock were issued and outstanding. All stockholders of record are cordially invited to attend the annual meeting in person.

     Whether or not you plan to attend the annual meeting in person, please submit your proxy as soon as possible. You can vote by telephone, on the Internet or by mail with a proxy card. Voting by any of these three methods will ensure that you are represented at the annual meeting even if you are not there in person. Please review the instructions on the proxy card regarding each of these voting options.

     Whether or not you attend the annual meeting, you may revoke a proxy at any time before we vote it at the annual meeting. You may do so by executing and returning a proxy card dated later than the previous one or by properly submitting a later proxy via telephone or the Internet or by submitting an instrument of proxy revocation to an officer of SITEL Corporation at the above address before we take the vote at the annual meeting. If you hold your shares through a bank or brokerage firm, you should follow the instructions of your bank or brokerage firm regarding revocation of proxies. If your bank or brokerage firm allows you to vote by telephone or the Internet, you may be able to change your vote by voting again by telephone or the Internet.

     SITEL Corporation stockholders who do not wish to accept the merger consideration for their shares may dissent from the merger and may have dissenters’ rights for such shares, subject to requirements of Minnesota law set forth in Annex C to the accompanying proxy statement. To exercise your dissenters’ rights, you must strictly follow the procedures prescribed by Minnesota law. These procedures are described in the accompanying proxy statement.

By order of the Board of Directors:

/s/ Teresa A. Beaufait

Teresa A. Beaufait
Corporate Secretary
SITEL Corporation

TABLE OF CONTENTS

QUESTIONS AND ANSWERS ABOUT THE		General	38
ANNUAL MEETING AND THE MERGER	Q-1	Effective Time	38
SUMMARY	1	Merger Consideration	38
The Annual Meeting	1	Treatment of Stock Options and Stock Units	39
The Merger	1	Exchange Procedures	39
CAUTIONARY STATEMENT CONCERNING		Directors and Officers	40
FORWARD-LOOKING INFORMATION	8	Representations and Warranties	40
THE COMPANIES	9	Conduct of Our Business Prior to the
SITEL Corporation	9	Effective Time of the Merger	41
ClientLogic Corporation	9	Stockholders Meeting	43
Stagecoach Acquisition Corporation	9	Non-Solicitation	44
THE 2006 ANNUAL MEETING OF OUR		Access to Information	46
STOCKHOLDERS	10	Financing	46
Time, Place and Purpose of the Annual		Indemnification and Insurance	47
Meeting	10	Employee Matters	48
Who Can Vote at the Annual Meeting	10	Efforts to Complete the Merger; Regulatory
Vote Required; Quorum	10	Matters	48
Voting by Proxy	11	Additional Covenants	49
Solicitation of Proxies	11	Conditions to the Merger	50
Other Business; Adjournment	11	Material Adverse Effect Definitions	51
THE MERGER	13	Termination	52
Background of the Merger	13	Termination Fee and Expenses	53
Our Reasons for the Merger	23	Amendment, Extension and Waiver	54
Recommendation of Our Board of Directors	25	MARKET PRICE OF OUR COMMON STOCK	55
Interests of Our Directors and Executive		SECURITY OWNERSHIP BY CERTAIN
Officers in the Merger	25	BENEFICIAL OWNERS AND
Opinion of Citigroup	26	MANAGEMENT	56
Voting Agreements	32	DISSENTERS’ RIGHTS OF APPRAISAL	58
Rights Agreement Amendment	33	PROPOSAL 2—ELECTION OF DIRECTORS	62
Financing	33	FUTURE STOCKHOLDER PROPOSALS	74
Material U.S. Federal Income Tax		OTHER MATTERS	75
Consequences	34	HOUSEHOLDING INFORMATION	75
Required Regulatory Approvals and Other		WHERE YOU CAN FIND MORE
Matters	36	INFORMATION	76
PROPOSAL 1—THE MERGER AGREEMENT	38

ANNEX A – Merger Agreement
ANNEX B – Opinion of Citigroup Global Markets Inc.
ANNEX C – Sections 302A.471 and 302A.473 of the Minnesota Business Corporation Act

QUESTIONS AND ANSWERS ABOUT THE ANNUAL MEETING AND THE MERGER

Q:	Why did I receive this proxy statement?		later date to solicit additional proxies in
favor of the merger agreement and the
A:	Our Board of Directors is soliciting proxies		merger in the event there are not sufficient
	for the 2006 annual meeting of stockholders		votes for approval of the merger agreement
	to be held on [•], [•], and at any		and the merger at the annual meeting.
postponement or adjournment thereof.
	When we ask for your proxy, we must	Q:	Will there be any other items of business on
	provide you with a proxy statement that		the agenda?
contains certain information specified by
	law. This proxy statement summarizes the	A:	We do not expect any other items of
	information you need to vote at the annual		business at the annual meeting.
	meeting.		Nonetheless, if there is an unforeseen need,
your proxy will give discretionary authority
	We are mailing this notice of annual		to the persons named on the proxy to vote on
	meeting, proxy statement and the		any other matters that may be brought before
	accompanying proxy card and voting		the annual meeting in their sole discretion.
instructions to stockholders on or about [•].
	Our Annual Report on Form 10-K for the	Q:	How does SITEL’s Board of Directors
	fiscal year ended December 31, 2005,		recommend that I vote on the proposals?
including financial statements, was mailed to
	our stockholders on October 19, 2006 and	A:	Our Board of Directors recommends that
	can be found on our website at		you vote:
www.sitel.com. A copy may be obtained at
	no charge by making a written request to	•	“FOR” the proposal to approve and adopt
	Bill Sims, Vice President of Investor		the merger agreement and the merger; and
Relations, SITEL Corporation, 7277 World
	Communications Drive, Omaha, NE 68122.	•	“FOR” the election of each of the nominees
for director.

Q:	What will I vote on?		You should read “The Merger—Our
Reasons for the Merger” for a discussion on
A:	You will be asked to consider and vote on		the factors that our Board of Directors
	the following proposals:		considered in deciding to recommend the
approval and adoption of the merger
•	to approve and adopt the Agreement and		agreement and the merger.
Plan of Merger dated as of October 12, 2006
	among SITEL Corporation, or SITEL, we or	Q:	What is the proposed transaction?
us, ClientLogic Corporation, or ClientLogic,
	and its wholly owned subsidiary, Stagecoach	A:	The proposed transaction is the acquisition
	Acquisition Corporation, or merger sub, and		of SITEL by ClientLogic pursuant to the
	the merger;		merger agreement. Once the merger
agreement and the merger have been
•	to elect three Class II directors to serve on		approved and adopted by SITEL’s
	our Board of Directors; and		stockholders and the other closing conditions
under the merger agreement have been
•	any other matter as may properly come		satisfied or waived, merger sub will merge
	before the annual meeting or any		with and into SITEL. SITEL will be the
	adjournment or postponement thereof,		surviving corporation in the merger and will
including the approval of any proposal to
postpone or adjourn the annual meeting to a

	become a wholly owned subsidiary of		shares, you may also vote by telephone or
	ClientLogic.		Internet by following the instructions on the
proxy card. If you hold your shares through
Q:	What will I receive for my shares of SITEL		a bank or brokerage firm, you may be able to
	common stock in the merger?		vote by telephone or Internet in accordance
with instructions your bank or brokerage
A:	Upon completion of the merger, SITEL’s		firm provides.
stockholders will receive $4.05 in cash,
	without interest, for each share of our	Q:	How will my proxy be voted?
common stock that they own.
		A:	If proxies are properly dated, executed and
Q:	Where and when is the annual meeting?		returned, the shares they represent will be
voted at the annual meeting in accordance
A:	The annual meeting will take place at [•], on		with the instructions of the stockholder. If
	[•], at [•] local time.		no specific instructions are given, the shares
will be voted as follows:
Q:	How many votes are required for the
	approval of each item?	•	“FOR” the approval and adoption of the
merger agreement and the merger;
A:	Adoption of the Merger Agreement — The
	affirmative vote of the holders of a majority	•	“FOR” the election of each of the nominees
	of the outstanding shares of SITEL’s		for director; and
common stock entitled to vote is required in
	order to adopt the merger agreement and the	•	with respect to any other matter that may
	merger. Abstentions and broker non-votes		properly come before the annual meeting,
	will have the same effect as a vote “against”		including postponing or adjourning the
	the adoption of the merger agreement and		annual meeting to solicit additional proxies
	the merger.		in favor of the approval and adoption of the
merger agreement and the merger (in the
	Election of Directors — The three nominees		event there are not sufficient votes for such
	for director receiving a plurality of the votes		approval and adoption), in the sole
	cast at the annual meeting in person or by		discretion of the persons voting the
	proxy will be elected. Abstentions and		respective proxies.
instructions to withhold authority to vote for
	one or more of the nominees will result in	Q:	What constitutes a quorum for the annual
	those nominees receiving fewer votes but		meeting?
will not count as votes against a nominee.
		A:	A quorum is necessary to conduct business
Q:	Who may vote at the annual meeting?		at the annual meeting. A quorum requires
the presence at the annual meeting of a
A:	Only holders of record of our common stock		majority of the outstanding shares on [•]
	as of the close of business on [•] may vote at		entitled to vote, in person or represented by
	the annual meeting. As of [•], there were [•]		proxy. You are part of the quorum if you
	shares of our common stock outstanding.		have voted by proxy. As of [•], the record
date for the annual meeting, [•] shares of
Q:	What do I need to do now?		our common stock were issued and
outstanding.
A:	After carefully reading and considering the
information contained in this proxy
statement, please vote your shares as soon as
possible. You may vote your shares by
signing and returning the enclosed proxy
card. If you are a registered holder of

Q:	Are abstentions and broker non-votes part	Q:	Am I entitled to dissenters’ rights?
of the quorum? What are broker non-
	votes?	A:	Yes. Under the Minnesota Business
Corporation Act, holders of our common
A:	Abstentions and broker non-votes count as		stock who do not vote in favor of approving
	“shares present” at the annual meeting for		and adopting the merger agreement and the
	purposes of determining a quorum.		merger may exercise dissenters’ rights for
	However, broker non-votes do not count in		the fair value of their shares if the merger is
	the voting results.		completed, but only if they submit a written
notice of intent to demand the fair value for
	Broker non-votes. If your shares are held by		their shares prior to the vote on the approval
	a broker, the broker may require your		and adoption of the merger agreement and
	instructions in order to vote your shares. If		the merger and they strictly comply with the
	you give the broker instructions, your shares		Minnesota law procedures explained in this
	will be voted as you direct. If you do not		proxy statement.
give instructions, one of two things can
	happen depending on the type of proposal.	Q:	Is the merger expected to be taxable to me?
For the election of directors, the broker may
	vote your shares in its discretion. For the	A:	The merger will be a taxable transaction to
	approval of certain proposals, including the		you. For U.S. federal income tax purposes,
	adoption of the merger agreement and the		your receipt of cash in exchange for your
	merger, the broker is not permitted to vote		shares of our common stock generally will
	your shares at all. When that happens, it is		cause you to recognize a gain or loss
	called a “broker non-vote.” Broker non-		measured by the difference, if any, between
	votes will have the same effect as a vote		the cash you receive in the merger and your
	“against” the approval and adoption of the		tax basis in your shares of our common
	merger agreement and the merger.		stock. In addition, for U.S. federal income
tax purposes, your receipt of cash in
Q:	What are the costs of soliciting these		exchange for your outstanding compensatory
	proxies and who will pay them?		stock options or stock units will cause you to
recognize ordinary income equal to the
A:	We will pay all costs of soliciting these		amount of the cash you receive. Tax matters
	proxies. Officers and regular employees of		can be complicated and the tax
	ours may, but without compensation other		consequences of the merger to you will
	than their regular compensation, solicit		depend on your particular situation. You
	proxies by further mailing or personal		should consult your own tax advisor for a
	conversations, or by telephone, e-mail or		full understanding of how the merger will
	facsimile. We will, upon request, reimburse		affect your taxes.
brokerage firms and others for their
	reasonable expenses in forwarding	Q:	When do you expect the merger to be
	solicitation material to the beneficial owners		completed?
of our common stock.
		A:	We are working toward completing the
	In addition, we have retained Georgeson Inc.		merger as quickly as possible, and we
	to assist in the solicitation of proxies by		anticipate that it will be completed in the
	further mailing or personal conversations, or		first quarter of 2007. In order to complete
	by telephone, e-mail or facsimile, for a fee		the merger, we must obtain stockholder
	of approximately $8,000 plus expenses		approval and satisfy a number of other
	relating to the solicitation.		closing conditions under the merger
agreement. See “Proposal 1—The Merger
Agreement—General” and “Proposal 1—
The Merger Agreement—Conditions to the
Merger”.

Q:	Should I send in my stock certificates now?

A:	No. Shortly after the merger is completed,
you will receive a letter of transmittal with
instructions informing you how to send in
your stock certificates in order to receive the
merger consideration. You should use the
letter of transmittal to exchange stock
certificates for the merger consideration to
which you are entitled as a result of the
merger. DO NOT SEND ANY STOCK
CERTIFICATES WITH YOUR PROXY.

Q:	What will I receive for my SITEL stock
options and SITEL stock units in the
merger?

A:	Your vested and unvested stock options will
be “cashed out”, meaning that you will
receive a cash payment for each share
underlying your options that are outstanding
immediately prior to the effective time of the
merger equal to the excess (if any) of $4.05
per share over the exercise price per share of
your options, subject to any required
withholding of taxes.

Your stock units that are outstanding
immediately prior to the effective time of the
merger will be cancelled and you will
receive a cash payment for each unit equal to
$4.05, subject to any required withholding of
taxes.

Q:	Who can help answer my other questions?

A:	If you have more questions about the
merger, you should contact our proxy
solicitation agent, Georgeson Inc., at 17
State Street, New York, NY 10004, (212)
440-9800 or toll-free at (866) 238-7667 or
our Investor Relations department at 7277
World Communications Drive, Omaha, NE
68122, Attention: Bill Sims, (402) 963-6810
or by e-mail at bill.sims@sitel.com.

SUMMARY

     This summary highlights selected information from this proxy statement and may not contain all of the information that is important to you as a SITEL stockholder. Accordingly, we encourage you to read carefully this entire document and the other documents to which we refer you.

The Annual Meeting	nominee, which may include submitting a proxy
through the Internet or by telephone.
Date, Time and Place (page 10)
The Merger
The annual meeting will be held [•], on [•], at
[•] local time.	The Proposed Transaction (page 38)

Purpose of the Annual Meeting (page 10)	You are being asked to vote to approve and adopt
a merger agreement with respect to a merger in which
At the annual meeting, you will be asked to	SITEL will be acquired by ClientLogic in exchange
consider and vote upon proposals to approve and	for a cash payment to SITEL’s stockholders and the
adopt the merger agreement and the merger, to elect	merger pursuant to the merger agreement.
three Class II directors to serve on our Board of
Directors, and to act on other matters that may	Price for Your Stock (page 38)
properly come before the annual meeting or any
adjournment or postponement thereof, including the	Upon completion of the merger, you will
approval of any proposal to postpone or adjourn the	receive $4.05 in cash, without interest, for each of
annual meeting to a later date to solicit additional	your shares of our common stock.
proxies.
Board Recommendation (page 25)
Record Date (page 10)
Our Board of Directors, by unanimous vote, has
If you owned shares of SITEL’s common stock	determined that the merger agreement is advisable,
at the close of business on [•], the record date for the	fair to and in the best interests of SITEL and our
annual meeting, you are entitled to notice of and to	stockholders, has approved and adopted the merger
vote at the annual meeting. You have one vote for	agreement and the merger and unanimously
each share of SITEL’s common stock that you own	recommends that our stockholders vote “FOR”
on [•]. As of the close of business on [•], there were	approval and adoption of the merger agreement and
[•] shares of SITEL’s common stock outstanding and	the merger. See “The Merger—Recommendation of
entitled to be voted at the annual meeting.	Our Board of Directors”.

Vote Required (page 10)	Opinion of Our Financial Advisor (page 26
and Annex B)
Approval and adoption of the merger agreement
and the merger requires the affirmative vote of the	Citigroup Global Markets Inc., or Citigroup,
holders of a majority of our outstanding shares of	delivered to our Board of Directors its written
common stock entitled to vote at the annual meeting.	opinion, dated October 12, 2006 (the date the merger
The director nominees will be elected by a plurality
of the votes cast at the annual meeting.

Voting by Proxy (page 11)

You may grant a proxy by telephone or Internet,
in certain circumstances, or by completing and
returning the enclosed proxy card. If you hold your
shares through a broker or other nominee, you should
follow the procedures provided by your broker or

agreement was executed), to the effect that, as of	related transactions will be approximately $334.4
October 12, 2006 and based upon and subject to the	million, including related transaction costs, charges,
matters and assumptions stated in that opinion, the	fees and expenses, which will be funded by new
merger consideration of $4.05 in cash per share of	credit facilities. ClientLogic has received an
SITEL’s common stock was fair, from a financial	executed debt commitment letter from Goldman
point of view, to the holders of SITEL common	Sachs Credit Partners L.P. and General Electric
stock. See “The Merger—Opinion of Citigroup”.	Capital Corporation to provide up to $660.0 million
under a senior secured Tranche B term loan facility
The full text of Citigroup’s written opinion,	and up to $85.0 million under a senior secured
which sets forth the assumptions made, procedures	revolving credit facility, for a total aggregate
followed, matters considered and limitations on the	commitment of up to $745.0 million. Funding of the
review undertaken in connection with the opinion, is	debt financing is subject to the satisfaction of the
attached as Annex B to this proxy statement. We	conditions set forth in the commitment letter pursuant
urge you to read it carefully in its entirety.	to which the financing will be provided. See “The
Citigroup’s opinion is directed to our Board of	Merger—Financing” and “Proposal 1—The Merger
Directors and relates only to the fairness of the	Agreement—Financing”.
merger consideration from a financial point of
view as of the date of the opinion. The opinion	Material U.S. Federal Income Tax
does not address any other aspect of the merger	Consequences (page 34)
and is not a recommendation as to how any of our
stockholders should vote with respect to the	The merger will be a taxable transaction for U.S.
merger agreement or the merger.	federal income tax purposes. If you are a U.S. holder
of our common stock, you will recognize gain or loss
Voting Agreements (page 32)	measured by the difference, if any, between the cash
you receive in the merger and your adjusted tax basis
As an inducement to ClientLogic and merger sub	in your shares. Such gain or loss will be capital gain
entering into the merger agreement, certain of our	or loss if you held your shares as capital assets, and
stockholders have entered into voting agreements	will be long-term capital gain or loss if you have held
with ClientLogic and merger sub relating to	your shares for more than one year as of the date of
approximately 19.9% of our common stock	the merger. If you are a U.S. holder of compensatory
outstanding on the record date. Pursuant to the terms	options with respect to, or units based on, our
of each voting agreement, each such stockholder has	common stock, you will recognize ordinary income
agreed, among other things, to vote the shares held by	equal to the amount of cash payment, if any, that you
such stockholder that are subject to such voting	receive upon cancellation of such options or units. If
agreements in favor of the approval and adoption of	you are a non-U.S. holder of our common stock, the
the merger agreement and the merger. See “The	merger will generally not be subject to U.S. federal
Merger—Voting Agreements”.	income tax unless you have certain connections to the
United States. See “Material U.S. Federal Income
Rights Agreement Amendment (page 33)	Tax Consequences” for a more detailed explanation
of the tax consequences of the merger. You should
In connection with entry into the merger	consult your tax advisor regarding the specific tax
agreement, our Board of Directors amended our	consequences of the merger, including the federal,
Rights Agreement with Computershare Trust	state, local and/or non-U.S. tax consequences, to you.
Company, N.A. The amendment amends certain
sections and definitions of the rights agreement	Dissenters’ Rights of Appraisal (page 58 and
thereby rendering the rights agreement inapplicable	Annex C)
to the merger. See “The Merger—Rights Agreement
Amendment”.	Minnesota law provides you with dissenters’
rights in the merger. This means that if you are not
Financing (page 33)	satisfied with the amount you are receiving in the
merger, you are entitled to obtain the fair value of
ClientLogic estimates that the total amount of	your shares by strictly following the procedures
funds necessary to consummate the merger and	described in this proxy statement. The ultimate

amount you receive as a dissenting stockholder by	Conditions to Completing the Merger (page
following those procedures may be more or less than,	50)
or the same as, the amount you would have received
under the merger agreement.	Our and ClientLogic’s respective obligations to
effect the merger are subject to the satisfaction of a
To exercise your dissenters’ rights, you must	number of conditions, including the following:
deliver a written notice to us at or before the annual
meeting of your intent to demand the fair value of	•	approval and adoption of the merger
your shares and you must not vote in favor of		agreement and the merger by stockholders
approval and adoption of the merger agreement and		holding at least a majority of the shares of
the merger. Your failure to follow exactly the		our common stock;
procedures specified under Minnesota law will result
in the loss of your dissenters’ rights. See	•	expiration or termination of the waiting
“Dissenters’ Rights of Appraisal”.		period under the Hart-Scott-Rodino
Antitrust Improvements Act of 1976, or the
Stock Options and Stock Units (page 39)		HSR Act, and any required filings under
foreign antitrust or competition laws of any
All vested and unvested SITEL stock options		country; and
outstanding immediately prior to the effective time of
the merger will be “cashed out”, meaning that holders	•	absence of any legal restraint prohibiting the
of those stock options will receive a cash payment for		merger or any action or proceeding in which
each share underlying their options equal to the		a governmental authority in a jurisdiction
excess (if any) of $4.05 per share over the exercise		that is material to us seeks to make the
price per share of their options, subject to any		merger illegal, prohibit the consummation of
required withholding of taxes.		the merger or rescind the merger following
its consummation.
All units based on our common stock that are
outstanding immediately prior to the effective time of	ClientLogic’s obligation to complete the merger
the merger will be cancelled and holders of those	is subject to the satisfaction of a number of
units will receive a cash payment for each unit equal	conditions, including the following:
to $4.05, subject to any required withholding of
taxes.	•	ClientLogic’s or merger sub’s receipt of the
proceeds from the debt financing described
Non-Solicitation of Other Offers (page 44)		in the debt commitment letter received by
ClientLogic (or alternative financing
The merger agreement contains restrictions on		sufficient to consummate the merger);
our ability to solicit or engage in discussions or
negotiations with a third party regarding an	•	the holders of not more than 10% of our
acquisition proposal. Notwithstanding these		common stock exercising dissenters’ rights
restrictions, under certain limited circumstances, our		in accordance with Minnesota law;
Board of Directors may respond to an unsolicited
written bona fide acquisition proposal that it has	•	no material adverse effect on us having
determined to be, or reasonably believes could be		occurred and be continuing;
expected to lead to, a superior proposal or terminate
the merger agreement and enter into an acquisition	•	the performance or compliance by SITEL in
agreement with respect to a superior proposal. See		all material respects with all agreements
“Proposal 1—The Merger Agreement—Non-		contained in the merger agreement; and
Solicitation”.
	•	the representations and warranties of SITEL
contained in the merger agreement, being
true on and as of the closing date of the
merger (subject to the materiality standards
set forth in the merger agreement).

SITEL’s obligation to complete the merger is		contained in the merger agreement and such
subject to the satisfaction of a number of conditions,		breach results in the failure of the related
including the following:		closing condition to be satisfied by March
31, 2007.
• the performance or compliance by
ClientLogic and merger sub in all material	In addition, we may terminate the merger
respects with all agreements contained in the	agreement if:
merger agreement; and
	•	our Board of Directors authorizes us to enter
• the representations and warranties of		into a written agreement to effect a superior
ClientLogic and merger sub contained in the		proposal, so long as we have complied with
merger agreement, being true on and as of		our non-solicitation obligations contained in
the closing date of the merger (subject to the		the merger agreement and the failure to take
materiality standards set forth in the merger		such action would be inconsistent with the
agreement).		Board’s fiduciary duties under applicable
law;
If applicable law permits, either SITEL or
ClientLogic could choose to waive a condition to its	•	we have complied with our non-solicitation
obligation to complete the merger even though that		obligations contained in the merger
condition has not been satisfied. See “Proposal 1—		agreement (see “Proposal 1—The Merger
The Merger Agreement—Conditions to the Merger”		Agreement—Non-Solicitation”);
and “Proposal 1—The Merger Agreement—Material
Adverse Effect Definitions”.	•	ClientLogic does not make, within three
business days of receipt of our written notice
Termination of the Merger Agreement		required to be delivered pursuant to our non-
(page 52)		solicitation obligations contained in the
merger agreement, an irrevocable
We and ClientLogic may mutually agree in		unconditional offer that our Board of
writing to terminate the merger agreement at any		Directors determines is at least as favorable
time without completing the merger, even after our		to our stockholders as the superior proposal
stockholders approve it. Either we or ClientLogic		(taking into account all the terms and
may also generally terminate the merger agreement		conditions of the superior proposal,
prior to completion of the merger under specified		including all legal, financial, regulatory,
circumstances, including the following:		timing and other aspects of the superior
proposal) (see “Proposal 1—The Merger
• if we do not complete the merger by March		Agreement—Non-Solicitation”); and
31, 2007 (provided that the terminating
party is not in breach of any provision of the	•	we pay ClientLogic any termination fee that
merger agreement that results in the failure		the merger agreement requires us to pay.
of the merger to be consummated by March
31, 2007);	In addition, ClientLogic may terminate the
merger agreement under specified circumstances,
• if any legal restraint permanently prohibiting	including the following:
the merger shall become final and non-
appealable;	•	we enter into, or publicly announce our
intention to enter into, an agreement with
• if our stockholders do not approve the		respect to a superior proposal;
merger agreement and the merger at the
annual meeting or at any adjournment or	•	our Board of Directors withdraws or
postponement thereof; or		modifies, in any manner adverse to
ClientLogic, or fails to make its approval or
• if the other party is in material breach of its		recommendation of the merger agreement
obligations or representations and warranties		and the merger; or

•	we breach our non-solicitation obligations	agreement with respect to an alternative
contained in the merger agreement.	proposal.

See “Proposal 1—The Merger Agreement—	In addition, we have agreed to reimburse
Termination” and “Proposal 1—The Merger	ClientLogic for up to $1,500,000 of its expenses
Agreement—Non-Solicitation”.	incurred in connection with the merger agreement
and the merger if the merger agreement is terminated
Termination Fee and Expenses (page 53)	by ClientLogic because we materially breach our
obligations or representations and warranties
We have agreed to pay ClientLogic a termination	contained in the merger agreement and such breach
fee of 3.5% of the aggregate merger consideration	results in the failure of the related closing condition
and reimburse ClientLogic for up to $1,500,000 of its	to be satisfied by March 31, 2007.
expenses incurred in connection with the merger
agreement and the merger in the following	See “Proposal 1—The Merger Agreement—
circumstances:	Termination Fee and Expenses”.

•	we terminate the merger agreement because	Employee Benefits Matters (page 48)
our Board of Directors authorizes us to enter
into an agreement with respect to a superior	The merger agreement contains a number of
proposal;	provisions relating to the benefits that our employees
will receive following the merger. In particular,
•	ClientLogic terminates the merger	under the merger agreement ClientLogic has agreed:
agreement because we enter into or
announce our intention to enter into a	•	to provide our employees who continue to
superior proposal;	be employed by ClientLogic following the
merger with base salary or wage rates, an
•	ClientLogic terminates the merger	annual cash bonus opportunity and certain
agreement because our Board of Directors	employee benefits that are no less favorable
withdraws or modifies, in any manner	than those provided by ClientLogic to its
adverse to ClientLogic, or fails to make its	other similarly tenured and positioned
approval or recommendation of the merger	employees from time to time;
agreement and the merger;
•	for six months following the effective time
•	either we or ClientLogic terminates the	of the merger, to provide certain specified
merger agreement because the termination	employees who are employed in the U.S.
date has passed or because our stockholders	with severance payments and benefits that
did not approve the merger and, in each	are no less favorable than under certain of
case:	our severance plans, programs or
agreements identified in the merger
o	prior to the termination date or our	agreement; and
stockholder meeting (as applicable), a
proposal for an alternative acquisition	•	until June 30, 2007, to maintain in effect all
proposal has been made; and	of our benefit plans providing medical,
dental, health, pharmaceutical, vision or
o	within 12 months of such termination,	similar benefits for our employees and,
we enter into a definitive agreement	thereafter, to permit our employees who
with respect to an alternative proposal;	continue to be employed by ClientLogic
or	following the merger to participate in the
benefit plans then offered by ClientLogic to
•	ClientLogic terminates the merger	similarly tenured and positioned employees
agreement because we breach our non-	of ClientLogic from time to time.
solicitation obligations contained in the
merger agreement and, within 12 months of
such termination, we enter into a definitive

See “Proposal 1—The Merger Agreement—	discretionary incentive bonuses in amounts
Employee Matters”.	equal to up to 75% of the eligible
employee’s annual base salary if the merger
Interests of Our Directors and Executive	is consummated.
Officers in the Merger (page 25)
See “The Merger—Interests of Our Directors and
When considering the recommendation by our	Executive Officers in the Merger”.
Board of Directors in favor of the merger, you should
be aware that our directors and executive officers	Procedure for Receiving Merger Consideration
have interests in the merger that are different from, or	(page 39)
in addition to, yours, including the following:
ClientLogic will appoint an exchange agent to
• our directors, executive officers and	coordinate the payment of the cash merger
employees will have their vested and	consideration following the merger. The exchange
unvested stock options that are outstanding	agent will send you written instructions for
immediately prior to the effective time of	surrendering your certificates and obtaining the cash
the merger “cashed out”, meaning that they	merger consideration after we have completed the
will receive a cash payment for each share	merger. Do not send in your SITEL share certificates
underlying their options equal to the excess	now. See “Proposal 1—The Merger Agreement—
(if any) of $4.05 per share over the exercise	Exchange Procedures”.
price per share of their options, subject to
any required withholding for taxes;	Regulatory Matters (page 36)

• units based on our common stock that are	Under the provisions of the HSR Act, we may
held by our directors that are outstanding	not complete the merger until we and ClientLogic
immediately prior to the effective time of	have made filings with the Antitrust Division of the
the merger will be cancelled and directors	U.S. Department of Justice, which we refer to in this
holding units will receive a cash payment	proxy statement as the Antitrust Division, and the
equal to $4.05 per unit held, subject to any	Federal Trade Commission, or the FTC, and the
required withholding taxes;	applicable waiting period has expired or been
terminated. We and ClientLogic filed pre-merger
• our executive officers will be entitled to	notifications under the HSR Act with the Antitrust
benefits under their existing employment	Division and the FTC on October 27, 2006. The
agreements, which provide for lump sum	waiting period will expire at 11:59 PM Eastern
cash payments in an amount equal to two	Standard Time on November 27, 2006, unless it is
times their annual salaries and target	extended by a request for additional information or
bonuses, as well as continuation of certain	documentary material or the waiting period is
benefits or payment of applicable insurance	terminated earlier.
premiums during the two-year period
following termination, in the event that an	We and ClientLogic conduct business in member
executive officer’s employment terminates	states of the European Union. European Union
under certain circumstances within two	Council Regulation 139/2004 requires notification of
years following consummation of the	and approval by the European Commission of
merger;	specific mergers or acquisitions involving parties
with aggregate worldwide sales and individual
• certain indemnification and insurance	European Union sales exceeding given thresholds
arrangements for our current and former	before the mergers or acquisitions are implemented.
directors and officers will be continued for	The parties expect to file a formal notification of the
six years following the closing date of the	merger with the European Commission in November
merger, if the merger is completed; and	2006. The European Commission has 25 business
days after a formal filing to reach a decision, which is
• certain specified executive officers and other	extendable for 10 business days. After that period, if
key employees will be eligible to receive	the European Commission has “serious doubts” about

the transaction, it would enter into a “Phase II”	9800 or toll-free at (866) 238-7667 or our Investor
investigation, which lasts for 90 business days,	Relations department at 7277 World
extendable by a maximum additional 35 business	Communications Drive, Omaha, NE 68122,
days. Though not guaranteed, it is likely that the	Attention: Bill Sims, (402) 963-6810 or by e-mail at
European Commission will issue a clearance decision	bill.sims@sitel.com.
within 25 business days from the date of complete
notification.

We and ClientLogic also conduct business in
Canada. The Competition Act requires notification
to the Commissioner of Competition of specific
mergers or acquisitions involving parties with sales
in, from or into, or assets in, Canada exceeding given
thresholds before the mergers or acquisitions are
implemented. As an alternative to notification,
merging parties in Canada can request an advance
ruling certificate or a waiver from notification
because substantially similar information was
provided pursuant to the request for an advance
ruling certificate. It is common practice for the
Commissioner of Competition to issue a “no action”
letter when granting a waiver from notification. The
parties made an appropriate submission to the
Commissioner on October 31, 2006. Though not
guaranteed, the parties expect to obtain necessary
approval sometime in late November or early
December of 2006.

We cannot assure you that an antitrust or other
regulatory challenge to the merger will not be made.
If a challenge is made, we cannot predict the result,
which could include restructuring of the transaction,
divestiture of certain assets of SITEL or ClientLogic
or entry of an injunction preventing closing of the
transaction. We and ClientLogic have agreed to use
our reasonable best efforts to obtain and maintain
from governmental entities and any necessary third
party any approvals, consents, registrations, permits,
authorizations and other confirmations required in
connection with the merger and to make all necessary
filings, notices, petitions, statements, registrations,
submissions of information, applications and other
documents necessary under applicable law with
respect to the merger.

Additional Questions

If, after reading this proxy statement, you have
additional questions about the merger or other
matters discussed in this proxy statement, you should
contact our proxy solicitation agent, Georgeson Inc.,
at 17 State Street, New York, NY 10004, (212) 440-

CAUTIONARY STATEMENT CONCERNING FORWARD-LOOKING INFORMATION

     This proxy statement, and the documents to which we refer you in this proxy statement, contain forward-looking statements based on estimates and assumptions. Forward-looking statements include statements concerning possible or assumed future results of operations of each of SITEL and ClientLogic, the expected completion and timing of the merger and other information relating to the merger, and statements concerning our plans, objectives, goals, strategies, future events, future revenues or performance, capital expenditures, financing needs, plans or intentions relating to acquisitions and other information that is not historical information. There are forward-looking statements throughout this proxy statement, including, among others, under the headings “Summary”, “The Companies” and “The Merger” and in statements containing the words “believes”, “expects”, “anticipates”, “intends”, “projects”, “plans”, “will”, “would”, “could”, “estimates” or other similar expressions. For each of these statements, we claim the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995. You should be aware that forward-looking statements involve known and unknown risks and uncertainties. Although we believe that the expectations reflected in these forward-looking statements are reasonable, we cannot assure you that the actual results or developments we anticipate will be realized, or even if realized, that they will have the expected effects on the business or operations of each of SITEL and ClientLogic. These forward-looking statements speak only as of the date on which the statements were made. We do not intend, and undertake no obligation, to update these forward-looking statements. In addition to other factors and matters contained or incorporated in this document, we believe the following factors could cause actual results to differ materially from those discussed in the forward-looking statements:

  failure to obtain stockholder approval or failure to satisfy other closing conditions, including regulatory approvals, with respect to the merger;

  the occurrence of any event, change or other circumstance that would give rise to the termination of the merger agreement;

  the failure of the merger to close for any other reason;

  the outcome of any legal proceeding that may be instituted against us and others following the announcement of the merger agreement;

  the effect of the announcement of the merger on our client relationships, operating results and business generally, including the ability to retain key employees;

  increased competition in our market;

  increases in existing taxes or the imposition of new taxes on outsourcing revenues;

  the effect of economic, credit and capital market conditions on the economy in general, and on outsourcing companies in particular; and

  other risks and uncertainties detailed from time to time in our filings with the Securities and Exchange Commission (see “Where You Can Find More Information”).

THE COMPANIES

SITEL Corporation

     SITEL Corporation (“we”,“us” or “SITEL”) is a Minnesota corporation with our executive offices located at 7277 World Communications Drive, Omaha, NE 68122. Our telephone number is (402) 963-6810. We are a leading global provider of outsourced customer support services. On behalf of many of the world’s leading organizations, we design and improve customer contact models across our clients’ customer acquisition, retention and development cycles. We manage approximately two million customer interactions per day via the telephone, e-mail, Internet and traditional mail. We have over 42,000 employees in 101 global contact centers located in 26 countries. Our common stock is listed on the New York Stock Exchange (the “NYSE”) under the symbol “SWW.”

ClientLogic Corporation

     ClientLogic (“ClientLogic”) is a Delaware corporation with its executive offices located at 3102 West End Avenue, Nashville, TN 37203. ClientLogic’s telephone number is (877) 935-6442. ClientLogic is a leading global business process outsourcing (BPO) provider in the customer care and back office processing industries. ClientLogic’s global footprint spans 49 facilities in 13 countries throughout North America, Europe, Africa, Central America and Asia. ClientLogic focuses on providing our clients with responsive and high quality customer interactions that help them improve their customer care processes, which in turn, results in increased customer satisfaction and retention. ClientLogic’s industry-leading clients include Sony Corporation, DIRECTV, ABN AMRO, TiVo, British Telecom (BT), National Geographic Television, LTU, Neuf Telecom and United Online (Juno/NetZero). A portfolio company of Canadian diversified company Onex Corporation, ClientLogic is one of the leading global customer care providers, managing more than half a million customer interactions each day of the year.

Stagecoach Acquisition Corporation

     Stagecoach Acquisition Corporation (“merger sub”) is a Minnesota corporation and a wholly owned subsidiary of ClientLogic, with its registered office in Minnesota located at 45 South Seventh Street, Suite 2900, Minneapolis, MN 55402. Its telephone number is (877) 935-6442. Merger sub was formed solely for the purpose of facilitating ClientLogic’s acquisition of SITEL.

THE 2006 ANNUAL MEETING OF OUR STOCKHOLDERS

Time, Place and Purpose of the Annual Meeting

     The annual meeting of stockholders of SITEL Corporation will be held at [•], on [•], at [•] local time. The purpose of the annual meeting is to consider and vote on the following proposals:

  the approval and adoption of the merger agreement and the merger (see “The Merger” and “Proposal 1 — The Merger Agreement”);

  the election of three Class II directors to serve on our Board of Directors, each for a term of three years (see “Proposal 2 — Election of Directors”); and

  any other matter as may properly come before the annual meeting or any adjournment or postponement thereof, including the approval of any proposal to postpone or adjourn the annual meeting to a later date to solicit additional proxies in favor of Proposal 1 in the event there are not sufficient votes for approval of Proposal 1 at the annual meeting.

Who Can Vote at the Annual Meeting

     Only holders of record of our common stock as of the close of business on [•], the record date for the annual meeting, are entitled to receive notice of and to vote at the annual meeting. If you own shares that are registered in someone else’s name, for example, a bank or broker, you need to direct that person to vote those shares or to obtain an authorization from them and vote the shares yourself at the annual meeting. On [•], the record date for the annual meeting, there were [•] shares of our common stock outstanding, held by approximately [•] holders of record.

Vote Required; Quorum

     Set forth below are the votes required in order to adopt, effect or ratify the following proposals:

  approval and adoption of the merger agreement and the merger requires the affirmative vote of the holders of a majority of the shares of our common stock outstanding on [•]; and

  the three nominees for director receiving a plurality of the votes cast at the annual meeting in person or by proxy will be elected.

     Each holder of a share of our common stock is entitled to one vote per share. Because the required vote of stockholders to approve and adopt the merger agreement and the merger is based upon the number of outstanding shares of our common stock, rather than upon the shares actually voted, failure to vote your proxy (by telephone or on the Internet or by returning a properly executed proxy card via the mail) or to vote in person will have the same effect as a vote “AGAINST” approval and adoption of the merger agreement and the merger, but will not affect the outcome of the vote regarding the election of directors.

     If your shares are held in “street name” by your bank or broker, you should instruct your bank or broker how to vote your shares using the instructions provided by your bank or broker. Under the rules of the NYSE, banks or brokers who hold shares in “street name” for customers who are the beneficial owners of such shares may not exercise their voting discretion with respect to non-routine matters, such as the approval and adoption of the merger agreement and the merger, in the absence of specific instructions from those customers. As a result, if you do not instruct your bank or broker to vote your shares, it will have the same effect as a vote “AGAINST” approval and adoption of the merger agreement and the merger, but will not affect the outcome of the vote regarding the election of directors.

     The holders of a majority of the outstanding shares of our common stock entitled to be cast as of the record date, represented in person or by proxy, will constitute a quorum for purposes of the annual meeting. A quorum is necessary to hold the annual meeting. Once a share is represented at the annual meeting, it will be counted for the purpose of determining a quorum and any adjournment of the annual meeting. However, if a new record date is set by us for an adjourned meeting, a new quorum will have to be established.

Voting by Proxy

     This proxy statement is being sent to you on behalf of our Board of Directors for the purpose of requesting that you allow your shares of our common stock to be represented at the annual meeting by the persons named in the enclosed proxy card. All shares of our common stock represented at the meeting by properly executed proxy cards will be voted in accordance with the instructions indicated on that proxy. If you sign and return a proxy card without giving voting instructions, your shares will be voted as recommended by our Board of Directors.

     If you hold shares of record as a registered stockholder, you can simplify your voting process and save us expense by voting your shares by telephone at 1-800-652-VOTE (8683) or on the Internet at http://www.computershare.com/expressvote. We provide more information regarding telephone and Internet voting on the proxy card. If you hold shares through a bank or brokerage firm, the bank or brokerage firm will provide you with separate instructions on a form you will receive from them. Many such firms make telephone or Internet voting available, but the specific processes available will depend on those firms’ individual arrangements.

     We do not expect that any matters other than the proposals to approve and adopt the merger agreement and the merger and to elect three Class II directors will be brought before the annual meeting. If, however, such a matter is properly presented at the annual meeting, including postponing or adjourning the annual meeting to solicit additional proxies in favor of the approval and adoption of the merger agreement and the merger (in the event there are not sufficient votes for such approval and adoption), the persons named in the proxy card will use their sole discretion to determine how to vote your shares.

     You may revoke your proxy at any time before the vote is taken at the annual meeting. To revoke your proxy, you must either advise one of our officers in writing or give a proxy after the date of the proxy you wish to revoke. Attendance at the annual meeting or voting your shares in person will not by itself constitute revocation of a proxy. If you have instructed your bank or broker to vote your shares, you must follow the directions provided by your bank or broker to change these instructions.

Solicitation of Proxies

     We will pay the cost of this proxy solicitation. In addition to soliciting proxies by mail, our directors, officers and employees may solicit proxies personally and by telephone, e-mail or otherwise. None of these persons will receive additional or special compensation for soliciting proxies. We will, upon request, reimburse brokers, banks and other nominees for their expenses in sending proxy materials to their customers who are beneficial owners and obtaining their voting instructions.

     We have engaged Georgeson Inc. to assist in the solicitation of proxies for the annual meeting and will pay Georgeson Inc. a fee of approximately $8,000, plus reimbursement of out-of-pocket expenses. The address of Georgeson Inc. is 17 State Street, New York, NY 10004 and the telephone number of Georgeson Inc. is (212) 440-9800 or toll-free at (866) 238-7667.

Other Business; Adjournment

     We are not currently aware of any business to be acted upon at the annual meeting other than the matters discussed in this proxy statement. Under our bylaws, notice in these circumstances of additional business to be acted upon at the annual meeting, if given by a stockholder, must be received by SITEL not later than the close of business on the tenth day following the earlier of (1) the day on which notice of this meeting is mailed to shareholders or (2) the date public disclosure of the date of this meeting is made. If other matters do properly come before the annual meeting, we intend that shares of our common stock represented by properly submitted proxies will be voted by and at the discretion of the persons named as proxies on the proxy card.

     In addition, the grant of a proxy will confer sole discretionary authority on the persons named as proxies on the proxy card to vote in their sole discretion on procedural matters incident to the conduct of the annual meeting. Any adjournment or postponement to a date not more than 120 days after the date fixed for the original meeting may be made without notice by an announcement made at the annual meeting by the chairman of the meeting. If the persons named as proxies on the proxy card are asked to vote for one or more adjournments or postponements of the meeting for matters incidental to the conduct of the meeting, such persons will have the authority to vote in their sole discretion on such matters. However, if the persons named as proxies on the proxy card are asked to vote for one or more adjournments or postponements of the meeting to permit further solicitation of proxies if there are not sufficient votes at the time of the meeting to adopt the merger agreement, they will only have the authority to vote on such matter as instructed by you or your proxy or, if no instructions are provided, in favor of such adjournment or postponement. Any adjournment or postponement of the annual meeting for the purpose of soliciting additional proxies will allow our stockholders who have already granted their proxies to revoke them at any time prior to their use.

     If you need assistance in completing your proxy card or have questions regarding the annual meeting, please contact:

SITEL Corporation
7277 World Communications Drive
Omaha, NE 68122
Attention: Bill Sims
bill.sims@sitel.com
(402) 963-6810

or

Georgeson Inc.
17 State Street
New York, NY 10004
(212) 440-9800 or toll-free at (866) 238-7667

THE MERGER

     The discussion of the merger in this proxy statement is qualified by reference to the merger agreement, which is attached to this proxy statement as Annex A. You should read the merger agreement carefully.

Background of the Merger

   Historical Background

     In June 2005, SITEL’s Board of Directors authorized the organization of a Special Committee of SITEL’s Board of Directors ( the “Special Committee”) to explore strategic alternatives and to retain an investment banking firm for this purpose. From June through November 2005, the Board of Directors and the Special Committee met with Citigroup several times to discuss the strategic process, including valuation and potential acquirers.

     In August 2005, the Board of Directors formally retained Citigroup as SITEL’s financial advisor and, on November 23, 2005, SITEL publicly announced that it had done so and that it had formed a Special Committee, consisting of independent directors Mathias J. DeVito, Rohit M. Desai (Chairman of the Special Committee), Cyrus F. Freidheim, Jr. and George J. Kubat, along with Chairman and Chief Executive Officer James F. Lynch, to evaluate all strategic alternatives available to SITEL in its efforts to enhance long-term stockholder value.

     At a meeting of SITEL’s Board of Directors held in early December 2005, Citigroup presented an overview of SITEL’s strategic options, including: (i) a standalone growth strategy; (ii) a standalone growth strategy combined with a substantive restructuring strategy; (iii) a sale of SITEL for cash; or (iv) a merger/sale of SITEL for the stock of a potential acquirer. Citigroup also provided the Board of Directors with an update on potential buyers, SITEL management and “Wall Street” forecasts, benchmarking and valuation. During considerable discussion, including discussion regarding the lack of any successful significant mergers in the outsourced customer call industry, the Board of Directors generally expressed a preference for a sale of SITEL for cash.

     During the end of 2005 and the beginning of 2006, as a result of inbound calls to and outbound calls from Citigroup, on behalf of SITEL, 22 potential bidders (8 potential strategic buyers and 14 potential financial buyers) expressed interest in exploring a potential transaction with SITEL. In January and February 2006, Citigroup, on behalf of SITEL, distributed informational materials and supplemental financial information to, and executed confidentiality agreements with, 15 of the 22 parties who had expressed interest in SITEL (ClientLogic, Calgary/Company M, Gores and Companies A through L) (we do not identify these companies by name due to SITEL’s confidentiality obligations). Prior to the submission of first round proposals, Gores and Companies A through G declined to further explore a transaction opportunity with SITEL at the time, although several continued to contact representatives of Citigroup from time to time to inquire as to the status of the process.

     In December, representatives of Citigroup met with representatives of Goldman, Sachs & Co. (“Goldman Sachs”) (ClientLogic’s financial advisor) at which Goldman Sachs described a potential transaction framework whereby ClientLogic would merge into SITEL with SITEL remaining as a publicly traded company (commonly referred to as a “reverse IPO”) that would be approximately 50% owned by SITEL stockholders and approximately 50% owned by ClientLogic stockholders with management and governance to be determined. As directed by the Special Committee, representatives of Citigroup subsequently informed their counterparts at Goldman Sachs that the Special Committee had expressed a preference for a sale of SITEL for cash as a way for SITEL’s stockholders to recognize immediate value.

     On February 21, the first round proposal deadline, Citigroup received, on behalf of SITEL, non-binding proposals from six parties (four strategic bidders, including ClientLogic, and two financial bidders, including Calgary/Company M). On February 22, the Special Committee held a meeting to review the proposals with representatives of Citigroup. After considerable discussion, the Special Committee decided to invite five of the six bidders to the second round of evaluation, which would include, among other things, management presentations and access to additional non-public information relating to SITEL. In particular, the Special Committee noted the following:

  Although the Special Committee considered the range submitted by Company K to be low, the Special Committee elected to invite Company K to the second round because Company K had shown a consistent interest in acquiring SITEL. During 2005, representatives of Company K had engaged in informal discussions with representatives of SITEL regarding a potential acquisition of SITEL by Company K. More formally, in early 2005, the parties had signed a confidentiality agreement, their respective executive officers had engaged in high-level discussions regarding a potential transaction and SITEL had provided a limited amount of non-public information about SITEL to Company K.
  Representatives of Citigroup, on behalf of the Special Committee, conveyed to Company K that itsfinal bid would need to be at the high end of its range to remain in the process.

  Company L’s proposal provided that SITEL stockholders would receive a combination of cash and Company L stock in exchange for their SITEL common stock and would thus own a portion of the combined company going forward. Although the Special Committee considered the range submitted by Company L to be low, it invited Company L to the second round but conveyed to Company L that its final bid price would need to be higher for it to remain in the process.

     ClientLogic was not initially invited into the second round of evaluation. ClientLogic’s proposal was premised on a reverse IPO structure whereby the combined publicly traded company would be 50% - 60% owned by the stockholders of SITEL and largely managed by ClientLogic’s executive officers with board composition to be determined. The Special Committee informed ClientLogic that it would reconsider inviting it to the second round if ClientLogic submitted an all cash proposal. ClientLogic responded by submitting a revised first round proposal for the acquisition of SITEL for cash on March 10, 2005 and, based on the revised proposal, the Special Committee invited ClientLogic to the second round.

     From March 6 through March 17, all six bidders attended presentations by SITEL management about SITEL’s operations and financial condition. During this period, SITEL’s online data room was opened and access to certain of SITEL’s non-public information was provided to all six bidders. In addition, Calgary/Company M conducted site visits in early April.

     During the end of March and the beginning of April, ClientLogic, Company I and Company J elected to withdraw from the second round of evaluation. Company I and Company J each noted that it did not have the internal resources to dedicate to continue participating in the process.

     On May 24, SITEL’s advisors delivered a bid instruction letter and a draft merger agreement to the remaining bidders and requested that bids be submitted by June 16. Through April, May and June, discussions continued between SITEL and Calgary/Company M, Company K and Company L.

     In early June, Calgary/Company M withdrew from the process noting, among other things, that they were unable to locate a Chief Executive Officer candidate acceptable to Company M who was not subject to a non-compete agreement prohibiting him or her from working for SITEL post-closing. In addition, Calgary indicated that its price range for SITEL stock was lower than previously indicated but that it remained interested in acquiring SITEL and that it would continue to seek equity financing to enable it to do so.

     By late June, Company K was not actively participating in the process. Around this time, the Chief Executive Officer of Company K contacted representatives of Citigroup and explained that Company K was experiencing difficulty completing due diligence in a competitive process and suggested an extended period of exclusivity for the parties to attempt to negotiate a mutually agreeable transaction. In response, the representatives of Citigroup, on behalf of the Special Committee, explained the Special Committee’s commitment to the competitive process. Thereafter, representatives of Company K periodically contacted representatives of Citigroup and SITEL to inquire as to the status of the process but it did not submit any further proposals.

     Based on feedback from Company L that it would be unable to submit a proposal in the form requested by the bid instructions by the stated deadline of June 16, SITEL’s management and representatives of Citigroup met with Company L’s management and representatives of its financial advisors on June 13 to provide an update on SITEL’s business prospects and the potential benefits of a combination of SITEL and Company L. After the meeting, Company L suggested that it provide SITEL with a less comprehensive proposal than requested in the bid instructions within two weeks. Representatives of Citigroup encouraged Company L to do so. Subsequently, on June 22, Company L submitted a written, non-binding proposal whereby SITEL’s stockholders would receive $4.00 - $4.50 worth of Company L stock for each of their shares of SITEL common stock. At that time, SITEL’s common stock was trading at a share price of $4.24 per share. In connection with the proposal, Company L requested a 45-day exclusivity period during which it would complete its due diligence. The proposal noted that Company L would consider offering a portion of the consideration for SITEL in cash. As directed by the Special Committee, representatives of Citigroup discussed a stock and cash transaction with Company L’s representatives who, in response, indicated that it would be unlikely that Company L would offer a cash component.

     On July 5, at the direction of the Special Committee, representatives of Citigroup informed Company L’s advisors that the Special Committee would be willing to enter into a period of exclusivity of three to four weeks (shorter than the 45-day period set forth in Company L’s proposal) if (i) the proposed price per share was at the high end of the $4.00 - $4.50 range with significant protection against stock price fluctuations (having either cash consideration as a significant component of total consideration, fixed price stock consideration or a fixed exchange rate with a significant collar) and (ii) the composition of the board of directors of the combined company would be proportional based on ownership. On July 6, SITEL’s management provided Company L with updates on SITEL’s internal financial budget for 2006. Company L subsequently orally lowered its bid on July 12 to a range of $3.50 -$4.00 per share, reiterated that they would only consider a stock-for-stock transaction at a fixed exchange rate with limited protection against stock price fluctuations (a 5.0% collar) and continued to insist on a 45-day exclusivity period. The Special Committee informed Company L that SITEL was not interested in pursuing a transaction on Company L’s revised proposed terms but that it would consider a transaction on the terms previously described by Citigroup to Company L’s advisors on July 5.

     In the middle of July, Calgary contacted representatives of Citigroup and informed them that it was continuing to seek a way to finance an acquisition of SITEL and requested that SITEL grant Company N, Calgary’s new potential partner in the proposed acquisition, access to its online data room. In response, SITEL entered into a confidentiality agreement with Company N and granted it access to the data room. To date, neither SITEL nor its representatives have received a joint written indication of interest from Company N and Calgary.

     Summaries of non-binding indications, first-round bids and material subsequent communications received by SITEL to date during 2006 are set out below.

Indicative Range of
First Round Bids
Company	Type	(per share)		Comment

ClientLogic	Strategic	50% - 60%	•	Invited to second round after submission of revised first
		ownership in		round bid
		combined	•	Management presentation
		company (stock)		(March 2006)
			•	Withdrew from second round (April 2006)
		$4.75 - $5.25	•	Re-engaged with SITEL
		(cash)		(August 2006)
			•	Submitted revised non-binding proposal at $3.75 - $4.00 per
share in cash (August 18, 2006)
			•	Confirmed non-binding proposal at $3.75 - $4.00 per share
in cash (September 1, 2006)
			•	Exclusivity signed (September 8, 2006)
			•	Definitive agreement signed at $4.05 per share in cash
(October 12, 2006)

Company A	Strategic	--	•	Declined to bid

Company B	Strategic	--	•	Declined to bid

Company C	Strategic	--	•	Declined to bid

Indicative Range of
First Round Bids
Company	Type	(per share)		Comment

Company D	Financial	--	•	Declined to bid

Company E	Financial	--	•	Declined to bid

Company F	Financial	--	•	Declined to bid

Company G	Financial	--	•	Declined to bid

Company H	Financial	Up to $ 4.00	•	Submitted oral indication of interest after first round bid
		(cash)		deadline
			•	Not invited to second round

Company I	Strategic	$5.25 - $5.75	•	Invited to second round
		(cash)	•	Management presentation
(March 2006)
			•	Withdrew from second round (April 2006)

Company J	Financial	$5.00-$5.40	•	Invited to second round
		(cash)	•	Management presentation
(March 06)
			•	Withdrew from second round (April 06)

Company K	Strategic	$3.50 - $4.50	•	Invited to second round
		(cash)	•	Management Presentation
(March 06)
			•	Was not actively participating in second round (late June
2006)

Company L	Strategic	$3.78 - $3.88	•	Invited to second round
		(cash and stock)	•	Management presentation
(March 2006)
			•	Submitted a written proposal at $4.00 - $4.50 per share in
stock (late June 2006)
			•	Revised proposed price downward to $3.50 - $4.00 per
share in stock (early July 2006)
			•	Special Committee elected not to proceed (early July 2006)

The Gores	Financial	--	•	Declined to bid in first round
Group, LLC			•	Submitted unsolicited indication of interest jointly with
(“Gores”)				Calgary at $4.05 per share in cash
(October 3, 2006)
			•	Jointly submitted letter of intent with Calgary at $4.50 per share in cash (October 20, 2006)

The Calgary	Financial	$4.75	•	Invited to second round with Company M
Group, LLC		(cash)	•	Management presentation with Company M (March 2006)
(“Calgary”)			•	Site visits with Company M (April 2006)
			•	Withdrew from second round with Company M (June 2006)
			•	Re-engaged with SITEL with Company N
(July 2006)
			•	Submitted revised proposal with unspecified equity partners
at $4.05 per share in cash
(August 2006)

Indicative Range of
First Round Bids
Company	Type	(per share)		Comment

			•	Submitted unsolicited proposal with Gores at $4.05 per
share in cash (October 3, 2006)
			•	Submitted unsolicited proposal with Gores at $4.50 per
share in cash (October 20, 2006)

Negotiations with ClientLogic

     On Tuesday, August 8, David Garner (President and Chief Executive Officer of ClientLogic) reiterated ClientLogic’s interest in making a proposal for a transaction between ClientLogic and SITEL via a telephone conversation with a representative of Citigroup. During the conversation, Mr. Garner noted that ClientLogic’s controlling stockholder, Onex Corporation (“Onex”) was now willing to invest new equity into the combined corporation of SITEL and ClientLogic to fund cash consideration to be paid to SITEL stockholders. Mr. Garner then proposed that ClientLogic make a presentation to SITEL’s Board of Directors regarding ClientLogic and requested a three-week exclusivity period to conduct business due diligence and transaction negotiations.

     On Thursday, August 10, SITEL’s Board of Directors received a letter from Mr. Garner in which he confirmed ClientLogic’s continued interest in a possible combination of SITEL and ClientLogic and stated that ClientLogic anticipated making a non-binding indication of interest to acquire all of the outstanding common stock of SITEL for a price per share in the range of $3.75 to $4.00, subject to due diligence. To provide a firm offer, Mr. Garner requested a four-week exclusivity period and reaffirmed his commitment to provide SITEL’s Board of Directors with a presentation on ClientLogic and Onex, as well as ClientLogic’s intent with regard to a potential transaction.

     In response to ClientLogic’s letter of August 10, SITEL held a meeting of the Special Committee of the Board of Directors on August 11. During the meeting, the Special Committee determined that Mr. Desai, along with representatives from Citigroup, would contact ClientLogic to inform them that SITEL would need more information about ClientLogic and ClientLogic’s proposed offer and financing. In addition, the Special Committee instructed Citigroup to seek an update from Company L regarding a formal response to the terms of a proposed transaction as proposed by Citigroup on behalf of the Special Committee on July 5, 2006. Neither SITEL nor Citigroup received a response from Company L. The Special Committee also instructed Citigroup to seek an update from Calgary on its search for equity financing. The non-binding indication of interest that was sent to the Board of Directors by Calgary on August 18, 2006 (after Citigroup sought this update) is described below.

     On Wednesday, August 16, three of SITEL’s directors, Stephen L. Key, Robert H. Getz and Mr. Desai, together with representatives of Citigroup, met with Mr. Garner, Seth Mersky (Managing Director of Onex), David Hirsch (Director of Onex) and a representative of Goldman Sachs in New York City to discuss ClientLogic’s proposal, including due diligence and ClientLogic’s proposed financing.

     On Friday, August 18, ClientLogic confirmed its non-binding indication of interest in an acquisition of all of SITEL’s outstanding common stock at a price range of $3.75 to $4.00 per share in cash. The indication of interest also described a two-stage due diligence process and indicated that ClientLogic was prepared to begin “phase 1” diligence as early as Monday, August 21. Per the indication of interest, ClientLogic anticipated that phase 1 diligence would take one to two weeks and stated that it understood that, following its conclusion, SITEL’s Board of Directors would consider entering into an agreement for exclusive negotiations with ClientLogic. In addition, Onex sent a letter to SITEL’s Board of Directors confirming its support of ClientLogic’s indication of interest noting that, subject to completion of satisfactory due diligence, it was prepared to provide capital that may be required and requested by ClientLogic to complete the acquisition of SITEL.

     Also on Friday, Mr. Lynch received a non-binding indication of interest from Calgary to acquire all of the outstanding common stock of SITEL at a price per share of $4.05. The indication of interest included, among other things, information on financing for the proposed transaction which would come from Calgary and a private placement of equity and debt by Calgary’s financial advisor. It also provided certain key assumptions on which the proposal was based (including that SITEL’s transaction closing costs were to be netted against the proceeds to

SITEL’s stockholders) and proposed that SITEL enter into exclusivity with Calgary, with exclusivity expiring in 30 days if, among other things, Calgary did not confirm the terms of the indication of interest in writing during such period and also provide evidence of committed equity and debt financing.

     The Special Committee of SITEL’s Board of Directors held a meeting on the morning of Saturday, August 19 to discuss the non-binding indications of interest received from ClientLogic and Calgary. During discussion regarding the indication of interest from Calgary, the Special Committee expressed serious concern over the uncertainty of Calgary’s equity and/or debt financing sources and decided that, without more certainty regarding financing, SITEL would not be prepared to enter into exclusive negotiations with Calgary. In addition, the Special Committee noted that, in Calgary’s indication of interest, SITEL’s transaction expenses were to be deducted from the proceeds received by SITEL’s stockholders. In response to the indication of interest from ClientLogic and the letter from Onex, the Board of Directors authorized SITEL to allow ClientLogic to commence the phase 1 diligence process described in its indication of interest dated August 18, 2006.

     At the direction of the Board of Directors, representatives of Citigroup communicated to representatives of Calgary the reasons why the Special Committee would not enter into exclusive negotiations with Calgary on the basis of its proposal and that the Special Committee was likely to pursue a transaction with another party. In response, Calgary noted that it intended to continue to seek equity financing for an acquisition of SITEL.

     SITEL then provided representatives of ClientLogic and its advisors with access to its online data room and, from August 21 to September 1, ClientLogic conducted its phase 1 due diligence.

     On September 1, ClientLogic submitted a revised non-binding indication of interest to SITEL’s Board of Directors with an indicative range of $3.75 to $4.00 per share of SITEL common stock, in cash. With respect to financing, the indication of interest stated that ClientLogic expected to have adequate access to financing and reaffirmed Onex’s willingness to provide additional capital if required and requested by ClientLogic. The indication of interest also described ClientLogic’s key assumptions such as its price range, as well as its expectations for “phase 2” due diligence (which it estimated would take approximately one month to complete from the time it was given full access to SITEL’s management team and requisite information). In the indication of interest, ClientLogic noted that it was only prepared to move forward if SITEL granted it exclusivity during the phase 2 due diligence period.

     SITEL’s Board of Directors held a meeting on September 2 to consider the revised non-binding indication of interest from ClientLogic, including ClientLogic’s request for exclusivity. After discussion, the Board of Directors conveyed to ClientLogic that it expected that the exclusivity arrangement be mutual and also that the phase 2 diligence would be divided into two parts, with documents and information containing SITEL’s sensitive information, including customer calls and site visits, coming in the latter part of the phase 2 diligence process, closer to the signing of definitive documentation for the proposed transaction.

     Between September 2 and September 4, representatives of Citigroup and Goldman Sachs discussed the issues raised by the Board of Directors with their respective clients. Through its advisors, ClientLogic conveyed its understanding that the phase 2 diligence would be split into two phases. On September 7, 2006, ClientLogic sent a letter to SITEL’s Board of Directors requesting a four week mutual exclusivity period and, the following day, SITEL and ClientLogic entered into an exclusivity agreement providing for exclusive negotiations between the parties through October 9, 2006. At that point, communications between representatives of SITEL and its advisors and representatives of companies that were previously involved in the strategic process ceased and data room access for those companies was terminated. Prior to entering into exclusivity with ClientLogic, representatives of SITEL expressly informed representatives of Calgary that SITEL would be entering into exclusivity with another party.

     During the four-week exclusivity period, extensive business, financial, accounting, tax, information technology and legal due diligence was conducted by ClientLogic management and by its outside legal, tax, financial and accounting advisors as part of ClientLogic’s phase 2 diligence efforts, including meetings with SITEL management in Omaha, Nebraska on September 13 and 14 and due diligence calls between SITEL, ClientLogic and their respective advisors. In addition, Davis Polk & Wardwell (“Davis Polk”), counsel to SITEL, provided ClientLogic and its advisors with an initial draft of the proposed merger agreement on Wednesday, September 13. Also during this period, representatives of Citigroup received inbound calls from Calgary, Company L and other interested financial buyers. These calls were either not returned or the calling parties were informed that, pursuant to the terms of an exclusivity agreement, Citigroup was not in a position to discuss a potential transaction involving SITEL at such time.

     On Monday, September 25, representatives of Citigroup received a letter from Mr. Garner, as well as comments to the draft merger agreement. The letter noted the existence of outstanding due diligence items and that it was the goal of ClientLogic to deliver to SITEL, upon expiration of the exclusivity period, a definitive proposal which would include confirmation on specific value and consideration, a merger agreement reflective of negotiated terms and finalized due diligence as well as significant shareholder lockups and ClientLogic’s financing commitment letter.

     On September 27, a memo was sent to the Board of Directors regarding issues on the draft merger agreement provided by Mayer, Brown, Rowe & Maw LLP (“Mayer Brown”), counsel to ClientLogic, including issues relating to certainty of closing, fiduciary out/no-shop provisions, break fees/expenses payable by SITEL, transaction structure, remedies available to SITEL, the interim operating covenant and other covenants, benefits maintenance and the representations and warranties.

     On September 28, SITEL’s Board of Directors met to discuss the terms of the draft merger agreement and the structure of the transaction. During the meeting, Davis Polk was instructed to contact Mayer Brown to discuss the priority issues on Mayer Brown’s draft merger agreement, including structure (specifically the Board of Directors’ preference for a tender offer followed by a merger due to timing reasons), confirmation of price, filing timeline for SITEL’s first and second quarter 2006 Form 10-Qs, financing conditions and the representations and warranties. The Board of Directors also instructed Citigroup to contact Goldman Sachs to discuss price, structure of the transaction and the due diligence process.

     On October 2, Jorge Celaya (Chief Financial Officer and Executive Vice President of SITEL) and Mr. Garner discussed the structure of the proposed transaction, and specifically SITEL’s preference for a tender offer followed by a merger.

     On October 3, Citigroup received an unsolicited, non-binding letter of intent to acquire SITEL from Gores and Calgary for $4.05 per share in cash. The letter of intent included, among other things, a summary term sheet and a “highly interested” letter from a financial institution to Gores concerning potential financing for the proposed transaction between SITEL and Gores/Calgary. In addition, in the letter of intent, Gores/Calgary noted its intention to sign a definitive agreement to purchase SITEL by October 31 and requested a short period of exclusivity. Neither SITEL nor any of its representatives or advisors responded to the letter of intent (other than to acknowledge its receipt).

     During the morning of October 4, representatives of SITEL and ClientLogic and their respective advisors participated in a conference call to discuss the structure of the proposed transaction (with SITEL indicating that SITEL’s Board of Directors held a strong preference for a tender offer followed by a merger). After the call, Davis Polk distributed a revised version of the draft merger agreement, which contemplated a tender offer followed by a merger. SITEL’s Board of Directors was provided with a memo summarizing certain deal certainty provisions in the revised draft merger agreement. Later the same day, Mr. Garner telephoned Mr. Celaya and informed him that ClientLogic was unwilling to effect the proposed merger as a tender offer followed by a merger.

     During the morning of October 5, the Board of Directors of SITEL met to discuss, among other matters, the letter of intent from Gores/Calgary and the structure of and consideration for the proposed merger with ClientLogic. After considerable discussion, the Board of Directors determined that a one-step merger, as opposed to a tender offer followed by a merger, would be acceptable, but the Board of Directors instructed its advisors to reiterate to ClientLogic that the Board of Directors would require an offer at least at the top of ClientLogic’s proposed range of $3.75 - $4.00 per share to proceed.

     Also on October 5, Mr. Celaya and representatives of Citigroup called Mr. Garner to discuss price and, in particular, that the Board of Directors would require an offer at the top of ClientLogic’s proposed range of $3.75 -

$4.00 per share to proceed. Mr. Celaya further informed Mr. Garner that the Board of Directors would agree to proceed with a one-step merger, subject to price and the balance of terms in the merger agreement being acceptable and consistent with public company transactions generally. During that conversation, Mr. Celaya also mentioned that SITEL had received an unsolicited proposal with a proposed price in excess of $4.00 per share.

     On October 6, several conversations occurred among representatives of SITEL, including Mr. Celaya and Messrs. Desai and Key, Citigroup, Davis Polk and Faegre & Benson LLP (“Faegre”), Minnesota counsel to SITEL, regarding the Board of Directors’ fiduciary duties. As a result of these discussions, representatives of Citigroup, on behalf of SITEL, contacted representatives of Goldman Sachs and informed them that, in light of the proposal from another party (Gores/Calgary), it would be challenging for SITEL’s Board of Directors to permit the deal protections ClientLogic was seeking to apply to the proposal from that particular other party (Gores/Calgary) if ClientLogic’s price was below $4.05 per share. Citigroup further noted that the Board of Directors would consider proceeding at a price of $4.00 per share so long as the deal protection provisions in the merger agreement would not apply to the provision of SITEL’s non-public information to, and discussion, negotiations and agreements with, that particular other party (Gores/Calgary). In addition, Mr. Celaya and representatives of Citigroup contacted Mr. Garner while representatives of Davis Polk contacted representatives of Mayer Brown to clarify the same message.

     Also on October 6, Mayer Brown provided a revised draft of the merger agreement and an initial draft of the proposed voting agreements to be entered into by James F. Lynch, JANA Piranha Master Fund, Ltd. and Private Equity Investors IV, L.P.

     On October 7, Citigroup received a second letter from Gores/Calgary, reiterating their continued interest in pursuing a transaction with SITEL and requesting a copy of the merger agreement between SITEL and the party with whom it had entered into exclusivity, as negotiated to date, along with a copy of the related disclosure schedules in order that Gores/Calgary could undertake to provide SITEL with their mark-up of the same within 24 hours of receipt thereof. In addition, Gores/Calgary included a “highly confident” letter from a financial institution concerning potential financing for the proposed transaction between SITEL and Gores/Calgary. Neither SITEL nor any of its representatives or advisors responded to the Gores/Calgary letter.

     Throughout the day on October 7, representatives of Davis Polk and Mayer Brown continued to negotiate the terms of the merger agreement, including the termination fee, the conditions under which the termination fee would be triggered, the representations and warranties, the conditions to closing and the lack of a “reverse termination fee”. Representatives of SITEL and its advisors requested a copy of the debt commitment letter and indicated that the Board of Directors expected that there would be no incremental financing closing conditions. Representatives of Mayer Brown indicated that the debt financing letters were being negotiated and would not contain any incremental closing conditions, and agreed to modify the merger agreement based on the negotiations with Davis Polk and distribute a revised version.

     An initial draft of the disclosure schedules to the merger agreement was distributed to Mayer Brown during the morning of October 8. Later in the day, Mayer Brown circulated a revised draft of the merger agreement. Representatives of Davis Polk again requested to receive a draft of the lenders’ debt commitment letter. On the evening of October 8, SITEL and its advisors had a call to discuss open issues with regard to the revised merger agreement distributed earlier in the day by Mayer Brown, including the representations and warranties, deal certainty issues such as the size of the termination fee, the definition of material adverse effect, post-closing benefits and the absence of any incremental financing closing conditions. Citigroup also informed participants on the call that, given the status of negotiations, Goldman Sachs had requested an extension of the exclusivity period between SITEL and ClientLogic, which was to terminate on October 9.

     On October 9, SITEL’s Board of Directors was provided with a summary of the principal terms of the draft merger agreement distributed by Mayer Brown the day before and met to discuss the same. Representatives of Citigroup and Davis Polk updated the Board of Directors on the status of negotiations and reviewed the then current terms of the proposed merger. A representative of Faegre informed the Board of Directors that if voting agreements with ClientLogic were entered into by shareholders of SITEL, the merger may become subject to Minnesota’s Business Combination Act. Faegre’s representative recommended that a new Special Committee comprised only of directors who had not been officers or employees of SITEL or its subsidiaries for the preceding five years be formed pursuant to the Business Combination Act to consider whether to approve the merger agreement, the merger and the voting agreements. The Board of Directors then discussed the expiration of exclusivity and authorized its advisors to extend exclusivity with ClientLogic until no later than midnight eastern time on October 10 if its advisors and SITEL management thought an extension was appropriate based on the status of negotiations immediately prior to the expiration of exclusivity. Davis Polk and Mayer Brown continued negotiating the merger agreement and the disclosure schedules. Mayer Brown agreed to distribute a revised draft of the merger agreement based on the day’s negotiations. Representatives of Davis Polk then notified ClientLogic’s advisors that, as authorized by SITEL’s Board of Directors, exclusivity was extended until noon eastern standard time on October 10 and that SITEL would consider further extending exclusivity after receipt of the revised draft merger agreement and a draft of the debt commitment letter.

     Early in the morning on Tuesday, October 10, SITEL and its advisors received a revised draft of the merger agreement and a copy of the draft debt commitment letter between ClientLogic and its lenders. In the afternoon, representatives from SITEL, Citigroup, Davis Polk, ClientLogic, Onex, Goldman Sachs and Mayer Brown discussed the financing conditions in the draft debt commitment letter provided by ClientLogic. In particular, representatives of Citigroup and Davis Polk conveyed that SITEL’s Board of Directors believed that it had been assured by representatives of ClientLogic, Onex, Goldman Sachs and Mayer Brown that there would be no financing closing conditions that were incremental to those that had been negotiated in the merger agreement. Onex and ClientLogic indicated that they intended to discuss the incremental financing closing conditions with ClientLogic’s lenders to address the Board of Directors’ concerns. They also stated that a revised draft of the debt commitment letter would be forthcoming. After this discussion, negotiations on the merger agreement continued. Representatives of Davis Polk also notified ClientLogic’s advisors that, as authorized by SITEL’s Board of Directors, exclusivity was extended until midnight eastern standard time on October 11.

     In the early hours of Wednesday, October 11, Mayer Brown distributed a revised draft of the merger agreement that addressed many of the previously open issues, although certain issues remained open, such as the definition of acquisition proposal, the undisclosed liabilities representation and the triggers for SITEL’s payment of the termination fee. Later in the morning of the same day, SITEL’s Board of Directors met for the purpose of discussing the proposed merger and the draft debt commitment letter between ClientLogic and its lenders that had been provided to the directors prior to the meeting. Representatives of Citigroup and Davis Polk updated the directors on the status of negotiations on the merger agreement based on the revised draft received earlier on the same day, reviewed the terms of the debt commitment letter and updated the Board of Directors as to negotiations relating to the debt commitment letter, including the fact that ClientLogic and Onex had indicated that the Board of Directors’ concerns regarding certain incremental financing closing conditions would be addressed in a revised debt commitment letter that would be forthcoming. After considerable discussion, the Board of Directors instructed its advisors to continue to express its position that the draft debt commitment letter (in particular, certain incremental financing closing conditions) was unacceptable to the Board of Directors and the meeting was then adjourned for several hours. The Board of Directors then reconvened to discuss the financial analysis of the proposed merger. At the meeting, representatives of Citigroup summarized the proposed transaction and its key terms, along with the history of the strategic process, and reviewed the ongoing financial analysis with SITEL’s directors.

     Throughout the day and night of October 11, representatives of both parties discussed and resolved the remaining outstanding due diligence items, negotiated the open issues relating to the merger agreement and continued to revise and negotiate the disclosure schedules to the merger agreement. In the late afternoon, Mr. Getz, representatives of Davis Polk, Mr. Mersky, Mr. Garner and representatives of Mayer Brown discussed and resolved the remaining material issues relating to the merger agreement.

     In the afternoon of October 11, SITEL and its advisors received a copy of a revised commitment letter between ClientLogic and its lenders which did not include certain of the incremental financing closing conditions that were contained in the prior commitment letter. The revised commitment letter was provided to SITEL’s Board of Directors. Later the same day, representatives of Davis Polk notified ClientLogic that, as authorized by the Board of Directors, exclusivity was extended until midnight eastern standard time on October 12.

     On Thursday, October 12, SITEL’s Board of Directors met for the purpose of evaluating the merger. Representatives of Davis Polk reviewed with the Board of Directors the terms of the merger agreement and the ancillary documents, including the debt commitment letter between ClientLogic and its lenders, and reported that the disclosure schedules to the merger agreement were continuing to be revised and negotiated. Representatives of Citigroup and Davis Polk confirmed that the financing conditions had been revised to address SITEL’s Board of Directors’ concern with certain of the incremental financing closing conditions. Specifically, such concerns were addressed by a revised debt commitment letter between ClientLogic and its lenders that did not contain a maximum leverage test condition to funding. Considerable discussion concerning the transaction and the debt commitment letters (in particular, the financing conditions) then ensued. A representative of Faegre reviewed with the Board of Directors its fiduciary duties. Citigroup then rendered its oral opinion (which was later confirmed in writing) to the effect that, as of October 12, 2006 and based upon and subject to the matters and assumptions stated in that opinion, its work described below under “—Opinion of Citigroup” and other factors it deemed relevant, the merger consideration of $4.05 in cash per share was fair, from a financial point of view, to the holders of SITEL’s common stock. See “—Opinion of Citigroup”. The complete text of Citigroup’s opinion is attached as Annex B to this proxy statement. The Board of Directors formed a Special Committee of directors pursuant to the Minnesota Business Combination Act consisting of Messrs. Desai, DeVito, Freidheim, Getz, Key and Kubat and Nigel T. Gourlay and David J. Hanger, none of whom had been officers or employees of SITEL or its subsidiaries during the preceding five years. Following discussion and questions by the Board of Directors, the Special Committee met, and, by unanimous agreement, approved the merger agreement, the merger and the execution and performance of the voting agreements between ClientLogic and each of Mr. Lynch, JANA Piranha Master Fund, Ltd. and Private Equity Investors IV, L.P., including the grants of irrevocable proxies to ClientLogic pursuant to the voting agreements, and recommended that the Board of Directors approve and adopt the merger agreement and the merger. The Board of Directors then unanimously approved and declared advisable the merger agreement and the merger and resolved to recommend that the SITEL stockholders adopt the merger agreement, all subject to confirmation of a $4.05 per share cash price and satisfactory finalization of the disclosure schedules to the merger agreement. The Board of Directors agreed that Mr. Getz would review the final forms of the merger agreement and ancillary documents prior to execution and delivery of the merger agreement by SITEL.

     Throughout the same day, representatives of Davis Polk and Mayer Brown continued to make minor revisions to the merger agreement and to revise and negotiate the disclosure schedules to the merger agreement while representatives of Oppenheimer Wolff & Donnelly LLP (ClientLogic’s Minnesota counsel) continued to resolve final details on the voting agreements to be entered into by Mr. Lynch, JANA Piranha Master Fund, Ltd. and Private Equity Investors IV, L.P. In the afternoon, Mayer Brown distributed a final version of the merger agreement and Davis Polk distributed a final version of the disclosure schedules to the merger agreement. The final version of the merger agreement set forth a price per share for SITEL common stock of $4.05 in cash. Shortly thereafter, Mr. Getz arrived at Davis Polk’s New York City office and reviewed the final versions of the merger agreement, the voting agreements and the disclosure schedules to the merger agreement. In the evening of the same day, ClientLogic and the stockholders party to the voting agreements executed and delivered the voting agreements and SITEL and ClientLogic executed and delivered the merger agreement.

     Prior to the opening of financial markets on Friday, October 13, SITEL and ClientLogic issued a joint press release announcing the merger.

     In the evening of the same day, a representative of Citigroup received an inbound call from a representative of Calgary, whereby Calgary indicated that it would review the merger agreement once it was filed with the SEC to determine whether it could submit a competitive alternative proposal. The representative of Citigroup informed Calgary that he was bound by the non-solicitation provisions in the merger agreement which prohibited him from currently discussing an alternative proposal and that he was not in a position to provide any guidance with respect to any such proposal. The same evening, the representative of Citigroup contacted his counterpart at Goldman Sachs and informed her of the substance of the call. On the following Monday, October 16, SITEL notified ClientLogic of the call pursuant to the terms of the merger agreement.

     On Friday, October 20, SITEL’s Board of Directors received an unsolicited, non-binding proposal from Gores/Calgary which proposed a business combination in which SITEL’s stockholders would receive $4.50 in cash per share or, at SITEL’s election, receive $3.25 per share in cash and retain ownership of stock in SITEL described in the proposal as having a value of $1.25 per share and representing an aggregate pro forma ownership interest of 46% of SITEL’s common stock after the transaction.

     On Monday, October 23, SITEL provided notice to ClientLogic of receipt of such proposal, which notice indicated that SITEL’s Board of Directors would be meeting within the following two-day period to consider such proposal.

     On Tuesday, October 24, SITEL’s Board of Directors met to consider the proposal from Gores/Calgary. After discussion and consultation with SITEL’s advisors, the Board of Directors determined that the Gores/Calgary proposal was reasonably likely to lead to a superior proposal (as defined in the merger agreement). By unanimous vote, the Board of Directors authorized SITEL to explore the Gores/Calgary proposal with Gores/Calgary, including seeking clarification of such proposal and its material terms (including their requirements for due diligence investigation, financing, timing and regulatory approvals, and the other terms not sufficiently specified in the proposal), the sharing of non-public information with Gores/Calgary and the negotiation of a possible transaction. Promptly after the meeting, SITEL provided to ClientLogic notice of such determination and authorization by the Board of Directors.

     On Wednesday, October 25, SITEL issued a press release announcing that it had received the Gores/Calgary proposal but that its Board of Directors had not changed its approval or recommendation of the merger agreement with ClientLogic. On Thursday, October 26, Gores/Calgary was provided access to SITEL’s online data room and commenced its due diligence.

Our Reasons for the Merger

     Our Board of Directors consulted with our senior management and our financial and legal advisors in reaching its decision to approve and adopt the merger agreement and recommend that our stockholders vote “FOR” approval and adoption of the merger agreement and the merger.

     In reaching its decision to approve and adopt the merger agreement and the merger, and to recommend that our stockholders vote to approve and adopt the merger agreement and the merger, our Board of Directors considered the following material factors:

the familiarity of our Board of Directors with our financial condition, including our historical net losses and the risk of future net losses, and the potential for any such future net losses to affect our ability to meet the financial covenants and other restrictions under our credit facilities;

the value of ClientLogic’s offer, including the fact that the cash merger consideration of $4.05 per share represents:

an approximate 23.5% premium over the closing price of our common stock on the NYSE on October 11, 2006, one trading day prior to the public announcement of the execution and delivery of the merger agreement;

an approximate 31.0% premium over the average closing price of our common stock on the NYSE for the thirty days prior to the public announcement of the execution and delivery of the merger agreement; and

an approximate 16.4% premium over the average closing price of our common stock on the NYSE for the 365 days prior to the public announcement of the execution and delivery of the merger agreement;

the current, historical and projected future market prices of our common stock relative to those of other industry participants and general market and sector indices;

the fact that the merger consideration is all cash, which provides certainty of value to our stockholders;

the presentation by Citigroup on October 12, 2006 which was later confirmed in a written opinion of Citigroup, dated October 12, 2006, to the effect that, as of October 12, 2006 and based upon and subject to the matters and assumptions stated in that opinion, the merger consideration of $4.05 in cash per share of our common stock was fair, from a financial point of view, to the holders of our common stock. (See “Opinion of Citigroup”);

  the extensive strategic review process conducted by our Board, with the assistance of its financial and legal advisors;

  the fact that our management and our Board of Directors, after consultation with our financial advisors, considered it unlikely that any third party would be willing to enter into a transaction offering greater value to our stockholders;

  our Board’s view that the merger is more favorable to our stockholders than any alternative reasonably available to us and our stockholders, including continuing to operate the business as a stand-alone, independent company in light of the uncertain returns to our stockholders from our business, operations, financial condition and prospects as well as the risks involved in achieving those prospects;

  the fact that the terms of the merger agreement provide that, under certain circumstances, and subject to certain conditions more fully described under “Proposal 1—The Merger Agreement—Non-Solicitation”, “Proposal 1—The Merger Agreement—Termination”, and “Proposal 1—The Merger Agreement— Termination Fee and Expenses”, we can furnish information to, and conduct negotiations with, a third party in connection with an unsolicited acquisition proposal that constitutes or is reasonably likely to constitute a superior proposal for an acquisition of us, and our Board of Directors can terminate the merger agreement to accept a superior proposal or change its recommendation in respect of the merger;

  the terms of the debt commitment letter obtained by ClientLogic, particularly the fact that the debt commitment is not subject to closing conditions requiring us to meet certain EBITDA or similar tests;

  the fact that our stockholders will have the opportunity to approve or disapprove of the merger; and

  if the merger is approved by our stockholders, the availability of dissenters’ rights under Minnesota law for our stockholders who disagree with the merger.

     After considering these factors, our Board of Directors concluded that the $4.05 per share cash merger price was an attractive offer price for our stockholders in comparison to the values that we might reasonably achieve in the foreseeable future as a stand-alone, independent company. Our Board of Directors also considered potential risks relating to the merger, including:

  the fact that the all cash merger consideration would not allow our stockholders to participate in the benefits of any synergies created by the merger or in any future growth of the combined entity;

  the risks and costs to us if the merger is not completed (including the diversion of management and employee attention, the loss of business opportunities that might otherwise have been pursued, potential employee attrition and the potential effect on business and customer relationships), notwithstanding the likelihood of the merger being consummated;

  the restrictions on the conduct of our business during the period between signing of the merger agreement and the completion of the merger or the termination of the merger agreement, which could delay or prevent us from pursuing business opportunities that may arise pending the completion of the merger;

  the fact that gain arising from an all-cash transaction would be taxable to our stockholders for U.S. federal income tax purposes;

  the amount of time it could take to complete the merger, including the fact that depending on certain factors outside of our control, completion of the merger could be delayed until March 31, 2007;

  the risk that, notwithstanding that the merger is expected to be completed, if all of the conditions to the parties’ obligations to complete the merger are not satisfied or waived, the merger would not be completed even if approved by our stockholders;

  the risk that ClientLogic will not be able to obtain financing necessary to consummate the merger; and

  the possibility that, notwithstanding the provisions of the merger agreement allowing us, under certain circumstances, to furnish information to, and conduct negotiations with, a third party and terminate the merger agreement, prior to stockholder approval and adoption of the merger agreement and the merger, in connection with a superior proposal for a business combination or acquisition of us, the termination fee payable upon such termination may discourage other parties that may otherwise have an interest in a business combination with, or an acquisition of, us (see “Proposal 1—The Merger Agreement— Termination Fee and Expenses”).

     In addition, our Board of Directors was aware of and considered the interests of our executive officers and directors described under “—Interests of Our Directors and Executive Officers in the Merger”.

     The foregoing discussion addresses certain material information and factors considered by our Board of Directors in its consideration of the merger, including factors that support the merger as well as those that may weigh against it. In view of the variety of factors and the quality and amount of information considered, our Board of Directors did not find it practicable to, and did not make specific assessments of, quantify or otherwise assign relative weights to the specific factors considered in reaching its determination. In addition, our Board of Directors did not undertake to make any specific determination as to whether any particular factor, or any aspect of any particular factor, was favorable or unfavorable to its ultimate determination. The determination to approve the merger was made after consideration of all of the factors in the aggregate. In addition, individual members of our Board of Directors may have given different weights to different factors.

Recommendation of Our Board of Directors

     After careful consideration, our Board of Directors, by the unanimous vote of the directors, has determined that the merger agreement is advisable, fair to and in the best interests of SITEL and our stockholders, has approved and adopted the merger agreement and the merger and recommends that our stockholders vote “FOR” approval and adoption of the merger agreement and the merger.

Interests of Our Directors and Executive Officers in the Merger

     In considering the recommendation of our Board of Directors with respect to the merger agreement, you should be aware that our executive officers and directors have interests in the merger and have arrangements that are different from, or in addition to, those of our stockholders generally. Our Board of Directors was aware of these interests and considered them, among other matters, in reaching its decision to approve the merger agreement and to recommend that our stockholders approve and adopt the merger agreement and the merger.

     Stock Options. The merger agreement provides that upon completion of the merger, each of our stock options, including those held by our executive officers and directors, which is then outstanding whether or not then vested or exercisable, shall be canceled and ClientLogic shall, or shall cause the surviving corporation to, pay each holder of any such option, at or promptly after the effective time of the merger, for each such option an amount in cash determined by multiplying the excess, if any, of $4.05 over the exercise price for such option by the number of shares of our common stock that such holder could have purchased had they exercised such option in full immediately prior to the effective time of the merger. As of October 31, 2006, the aggregate amount to be paid to our directors and executive officers with respect to their options in connection with the merger is $2,064,837, as follows: Rohit M. Desai, $91,000; Mathias J. DeVito, $94,150; Cyrus F. Freidheim, Jr., $21,000; Robert H. Getz, $25,500; Nigel T. Gourlay, $82,300; David J. Hanger, $82,300; Stephen L. Key, $25,500; George J. Kubat, $91,000; Jim F. Lynch, $668,000; Jorge A. Celaya, $748,800; and Robert Scott Moncrieff, $135,287.

     Stock Units. The merger agreement provides that upon completion of the merger, each of our stock units which is then outstanding shall be converted into the right to receive $4.05 in cash. As of the date of this proxy statement, the only individual who holds stock units is Rohit Desai, one of our directors, and, as of November 1, 2006, Mr. Desai is entitled to receive $844,812 with respect to his stock units in connection with the merger.

     Employment Agreements. The following is a summary of the relevant terms of our employment agreements with our named executive officers:

     The employment agreements of each of Messrs. Lynch, Celaya and Scott Moncrieff provide that if the applicable executive is terminated by us without “cause” or terminates his employment for “good reason” (each, as defined in the applicable agreement) upon or within two years of a change of control of us, he is entitled to receive a lump sum payment in an amount equal to two times his base salary and target bonus for the year of termination, as well as two years of COBRA premium reimbursements, or an equivalent reimbursement under U.K. law for Mr. Scott Moncrieff, and two years of long-term disability and life insurance benefits or premiums. If the executive’s employment is terminated not under these circumstances, other than for cause, he is entitled to a lump sum payment in an amount equal to one times the sum of his base salary and target bonus for the year of termination, as well as 12 months of COBRA premium reimbursements, or an equivalent reimbursement under U.K. law for Mr. Scott Moncrieff, and 12 months of long-term disability and life insurance benefits or premiums.

     The merger will constitute a “change of control” under each of the agreements. In addition, if any payments or benefits would be considered “excess parachute payments”, the executive will receive the greater of the amounts due under the agreement or an amount reduced so that no amounts will be subject to the excise tax under Section 4999 of the Internal Revenue Code of 1986, as amended (the “Code”).

     If the employment of our named executive officers is terminated without cause or for good reason in connection with the merger, the named executive officers will receive the following cash severance payments (excluding the value of any health or other benefits and assuming that the reduction in amounts described above is not made): Mr. Lynch, $2,400,000; Mr. Celaya, $1,160,000; and Mr. Scott Moncrieff, $1,058,400.

     Indemnification and Insurance. The merger agreement provides for director and officer indemnification and insurance, and for the continuation of employee benefits for specified time periods. We describe these provisions in “Proposal 1—The Merger Agreement—Indemnification and Insurance” and “Proposal 1—The Merger Agreement—Employee Matters”.

     Incentive Bonus Program. Certain of our executive officers and employees who are determined to be key to consummating the merger, including Messrs. Celaya and Scott Moncrieff, two of our named executive officers, are eligible to receive discretionary incentive bonuses if the merger is consummated. These incentive bonuses will be paid at the time of the closing of the merger, generally subject to the employee remaining employed on that date. The amounts of the incentive bonuses will be determined by our Board of Directors or its Compensation Committee in its discretion, with the target bonuses under the program ranging from 25% to 75% of the eligible employee’s annual base salary. A participant may receive less than his or her target bonus, depending on performance. If each of Messrs. Celaya and Scott Moncrieff were to receive his target bonus under this program, at the time of closing Mr. Celaya would receive $217,500 and Mr. Scott Moncrieff would receive $198,450.

Opinion of Citigroup

     Citigroup was retained to act as our financial advisor in connection with the merger. Pursuant to Citigroup’s engagement letter with us, dated June 30, 2005, Citigroup rendered its oral opinion, confirmed in writing, to our Board of Directors on October 12, 2006, to the effect that, as of the date of the opinion and based upon and subject to the considerations and limitations set forth in the opinion, its work described below and other factors it deemed relevant, the merger consideration was fair, from a financial point of view, to the holders of shares of our common stock.

     The full text of Citigroup’s opinion, which sets forth the assumptions made, general procedures followed, matters considered and limits on the review undertaken, is included as Annex B to this document. The summary of Citigroup’s opinion set forth below is qualified in its entirety by reference to the full text of the opinion. Holders of shares of our common stock are urged to read the Citigroup opinion carefully and in its entirety.

     Citigroup’s opinion was limited solely to the fairness of the merger consideration, from a financial point of view, to the holders of shares of our common stock as of the date of the opinion. Neither Citigroup’s opinion nor the related analyses constituted a recommendation of the proposed merger to our Board of

Directors. Citigroup makes no recommendation to any stockholder regarding how such stockholder should vote with respect to the merger.

     In arriving at its opinion, Citigroup reviewed a draft dated October 11, 2006 of the merger agreement and held discussions with certain of our senior officers, directors and other representatives and advisors and certain senior officers and other representatives and advisors of ClientLogic concerning our businesses, operations and prospects. Citigroup examined certain publicly available business and financial information relating to us as well as certain financial forecasts and other information and data relating to us which were provided to or discussed with Citigroup by our management. Citigroup reviewed the financial terms of the merger as set forth in the merger agreement in relation to, among other things:

  current and historical market prices and trading volumes of our common stock;

  our historical and projected earnings and other operating data; and

  our capitalization and financial condition.

     Citigroup considered, to the extent publicly available, the financial terms of certain other transactions that Citigroup considered relevant in evaluating the merger and analyzed certain financial, stock market and other publicly available information relating to the businesses of other companies whose operations Citigroup considered relevant in evaluating those of SITEL. In connection with its engagement and at our direction, Citigroup was requested to approach, and Citigroup held discussions with, third parties to solicit indications of interest in the possible acquisition of all or a part of SITEL, and in connection with our public announcement that we were evaluating various strategies available to us in our efforts to enhance long-term shareholder value, Citigroup received, on our behalf, unsolicited indications of interest and engaged in discussions with these third parties regarding the possible acquisition of all or a part of SITEL. In addition to the foregoing, Citigroup conducted such other analyses and examinations and considered such other information and financial, economic and market criteria as it deemed appropriate in arriving at its opinion.

     In rendering its opinion, Citigroup assumed and relied upon, without assuming any responsibility for independent verification of, the accuracy and completeness of all financial and other information and data publicly available or provided to or otherwise reviewed by or discussed with Citigroup and upon the assurances of our management that they were not aware of any relevant information that had been omitted or that remained undisclosed to Citigroup. With respect to financial forecasts and other information and data relating to us provided to or otherwise reviewed by or discussed with it, Citigroup was advised by the our management that such financial forecasts and other information and data had been reasonably prepared on bases reflecting the best currently available estimates and judgments of our management as to our future financial performance. Citigroup assumed, with our consent, that the merger would be consummated in accordance with the terms of the merger agreement, without waiver, modification or amendment of any material term, condition or agreement and that, in the course of obtaining the necessary regulatory or third party approvals, consents and releases for the merger, no delay, limitation, restriction or condition would be imposed that would have an adverse effect on us or the merger. Representatives of ours advised Citigroup, and Citigroup further assumed, that the final terms of the merger agreement would not vary materially from those set forth in the draft reviewed by Citigroup. Citigroup did not make and was not provided with an independent evaluation or appraisal of our assets or liabilities (contingent or otherwise) nor did Citigroup make any physical inspection of our properties or assets.

     Citigroup’s opinion did not address the relative merits of the merger as compared to any alternative business strategies that might exist for us or the effect of any other transaction in which we might engage. Citigroup’s opinion necessarily was based on information available to it, and financial, stock market and other conditions and circumstances existing and disclosed to Citigroup as of the date of the opinion.

     In connection with rendering its opinion, Citigroup made a presentation to our Board of Directors on October 12, 2006, with respect to the material analyses performed by Citigroup in evaluating the fairness of the merger consideration. The following is a summary of that presentation. The summary includes information presented in tabular format. In order to understand fully the financial analyses used by Citigroup, these tables must be read together with the text of each summary. The tables alone do not constitute a complete description of the financial analyses. The following quantitative information, to the extent it is based on market data, is, except as otherwise indicated, based on market data as it existed at or prior to October 11, 2006, and is not necessarily indicative of current or future market conditions.

     Comparable Company Analysis. Citigroup compared publicly available financial, operating, stock market and forecasted financial information for SITEL with selected publicly traded companies that operate in the outsourced customer support services industry. The selected comparable companies considered by Citigroup in the outsourced customer support services industry were:

  Convergys Corporation

  ICT Group, Inc.

  PeopleSupport, Inc.

  StarTek, Inc.

  Sykes Enterprises, Incorporated

  TeleTech Holdings, Inc.

     For SITEL and each of the comparable companies, Citigroup derived and compared, among other things, the following ratios:

  firm value to earnings before interest, taxes, depreciation and amortization (“EBITDA”) for the latest twelve-month period for which results were publicly available;

  firm value to estimated 2006 EBITDA;

  common stock price to 2006 estimated earnings per share (“EPS”);

  firm value to estimated 2006 unlevered free cash flows (“2006E FCF”); and

  firm value to the average unlevered free cash flows over the period from 2001 through 2006 (estimated) (“Average FCF”).

     For the comparable companies Citigroup used common share prices as of October 11, 2006. Citigroup calculated firm value as equity value plus non-convertible debt, minority interest, non-convertible preferred stock, all out-of-the-money convertible securities less investments in unconsolidated affiliates and cash. For purposes of this determination, equity value was calculated as fully diluted shares at the relevant share price less any option exercise proceeds. For purposes of this analysis, Citigroup excluded from SITEL’s EBITDA and unlevered free cash flow a $6 million one-time benefit resulting from the settlement of a dispute with a business partner during 2006. Unlevered free cash flows for the comparable companies were calculated as operating cash flow, less capital expenditures, plus tax effected net-interest expense. Unlevered free cash flows for SITEL were calculated by making the following adjustments to net income:

  adding non-cash items, such as depreciation, changes in non-cash working capital, and other non-cash adjustments in the net income statement;

  subtracting capital expenditures, net of proceeds from the sale of property, plant and equipment and from the cash surrender value of life insurance and dividends paid to or received from affiliates; and

  adding tax-effected net interest expense.

     Historical financial information for SITEL was based on information provided by our management and publicly available information and estimates for SITEL were based on information provided by our management and “Wall Street” research. Historical financial information and estimates for the comparable companies were obtained from Factset, IDSI, public filings, “Wall Street” research and company websites. Factset compiles data from publicly available and proprietary databases and provides financial data and analytics to its clients. IDSI is a source of securities pricing and financial data provided by FT Interactive Data.

     The following chart sets forth the ranges of multiples derived by Citigroup based on the comparable company analysis, as well as ratios for SITEL at the merger price:

	Range of Comparable Companies	Selected Reference Range Based on Comparable Companies as of October 11, 2006	SITEL at Merger Price

Ratio of:
Firm Value/LTM EBITDA	5.4x – 18.9x	6.0x – 7.5x	7.5x
Firm Value/2006E EBITDA	6.6x – 14.5x	6.0x – 7.5x	6.1x
Stock Price/2006E EPS	18.8x – 31.8x	18.0x – 21.0x	32.6x
Firm Value/2006E FCF	17.1x – 49.1x	20.0x – 25.0x	61.3x
Firm Value/Average FCF		20.0x – 25.0x	33.0x

     Citigroup noted that SITEL’s implied multiples at the merger price were above the comparable companies range for Stock Price/2006E EPS and Firm Value/2006E FCF, within the range for Firm Value/LTM EBITDA and below the range for Firm Value/2006E EBITDA. Citigroup also noted that the Firm Value/LTM EBITDA multiple at the merger price of 7.5x was above the historical 3-year average Firm Value/LTM EBITDA multiple of 5.6x.

     Utilizing these multiples and SITEL’s historical multiples, and based upon Wall Street research and our management forecasts, Citigroup derived ranges of our implied equity value, based on 75.3 million shares outstanding on a fully diluted basis (calculated by applying the Treasury Stock Method) and assuming the closing price per share on October 11, 2006 of $3.28. Based on the information for the comparable companies, Citigroup derived a reference range for the implied equity value per share price of our common stock of $2.25 to $3.25. Citigroup noted that the price per share to be paid in the merger of $4.05 exceeded this reference range.

     Selected Precedent Transaction Analysis. Citigroup reviewed publicly available information for three completed merger or acquisition transactions involving targets in the outsourced customer support services industry announced since May 16, 2006.

     The selected precedent transactions considered by Citigroup were the following (in each case, the target company is listed first, followed by the acquirer):

  NCO Group, Inc. – Michael Barrist/One Equity Partners;

  Minacs Worldwide Inc. – TransWorks Information Services Ltd./Aditya Birla Group; and

  West Corporation – Thomas H. Lee Partners/Quadrangle Group LLC.

     For each selected outsourced customer support services industry precedent transaction and for the merger, Citigroup derived and compared, among other things, the following ratios based on the merger price:

  firm value to EBITDA for latest twelve month period for which results were publicly available;

  firm value to estimated 2006 EBITDA;

  common stock price in the transaction to 2006 estimated EPS; and

  firm value to Average FCF.

     With respect to the financial information for the companies involved in the selected precedent transactions, Citigroup relied on information available from Wall Street research and public company filings.

     The following chart sets forth the ranges of multiples derived by Citigroup based on the precedent transactions:

	Range of Precedent Transactions	Selected Reference Range Based on Precedent Transactions	SITEL at Merger Price

Ratio of:
Firm Value/LTM EBITDA	7.0x – 10.5x	7.0x – 8.0x	7.5x
Firm Value/2006E EBITDA	7.4x – 8.8x	6.5x – 7.0x	6.1x
Stock Price/2006E EPS	15.7x – 21.3x	16.0x – 21.0x	32.6x
Firm Value/Average FCF	16.9x – 38.4x	20.0x – 25.0x	33.0x

     Citigroup noted that our implied multiples at the merger price were above the precedent transactions range for Stock Price/2006E EPS, within the range for Firm Value/LTM EBITDA and Firm Value/Average FCF, and below the range for Firm Value/2006E EBITDA.

     Utilizing these multiples and our historical multiples, and based upon “Wall Street” research and our management forecasts, Citigroup derived a range of SITEL’s implied equity value, and based on 75.3 million shares outstanding on a fully diluted basis (calculated by applying the Treasury Stock Method) and assuming the closing price per share on October 11, 2006 of $3.28. For purposes of this analysis, Citigroup excluded from SITEL’s EBITDA and unlevered free cash flow a $6 million one-time benefit resulting from the settlement of a dispute with a business partner during 2006. Based on the information for the selected precedent transactions, Citigroup derived a reference range for the implied equity value per share price of our common stock of $3.25 to $4.25. Citigroup noted that the price per share to be paid in the merger of $4.05 was within this reference range.

     Historical Share Price. Citigroup analyzed the historical trading price for our common stock during the twelvemonth period ended October 11, 2006. Citigroup observed that the high and low closing prices per share of our common stock during this period were $2.15 and $4.83, respectively. Citigroup noted that the price per share to be paid in the merger of $4.05 was within this range.

     In addition, Citigroup analyzed the historical trading price for our common stock for a 5-year period beginning January 2001 and ending October 11, 2006. Citigroup observed that our common stock closed above the $4.05 merger price only 69 days within that time period.

     Premiums Paid Analysis. Citigroup reviewed information compiled and published by Securities Data Corporation for 374 pending or completed technology transactions with transaction values below $1 billion, with premium information available that were announced between January 2005 and October 11, 2006. Securities Data Corporation compiles summaries of merger and financing information published by certain investment banks, market research firms and trade associations. For each precedent transaction, Citigroup analyzed the implied premium paid per share of common stock of the target company in the transaction relative to the closing per share price of the common stock of the target company one day prior to the announcement of the transaction.

     The following table sets forth the results of these analyses:

One-Day Premium Range	Number of Transactions	Percentage of Transactions within Implied Premium Range

0-10%	131	35.0%
10-25%	109	29.1%
25-50%	96	25.7%
50-75%	26	7.0%
75%-100%	12	3.2%

     Citigroup noted that the median one-day premium for the transactions analyzed above was 17.8% . Citigroup further noted that the one-day premium being paid in the transaction of 23.5% was above the median premium paid in the precedent transactions.

     Citigroup also derived implied premiums to be paid in the merger based on a comparison of the $4.05 price per share to be paid in the merger to historical average share prices of our common stock for various periods. Citigroup derived the implied premium over our average common stock price over the following periods ending October 11,

2006: one-day, one-week, one-month, three-month, twelve-month, two-year and three-year. Citigroup also derived implied premiums based on the highest and lowest closing prices of our common stock during the twelve-month period ended on October 11, 2006. Additionally, Citigroup derived implied premiums over the average share price for the 30-day and one-year periods ending on November 22, 2005, which is prior to the public announcement that we hired Citigroup as its strategic advisor and JANA Partners LLC’s 13D filing announcing its intention to engage in discussions with our management, Board of Directors and stockholders and other relevant parties concerning our business, operations, board composition, management, strategy and future plans.

     The following chart sets forth the implied premiums derived by Citigroup:

Implied Premium

One-day	23.5%
One-week	24.7%
One-month	31.0%
Three-month	37.8%
Twelve-month	16.4%
Two-year	42.2%
Three-year	44.4%
LTM High	(16.1%)
LTM Low	88.4%
30-day through 11/22/05	37.0%
One-year through 11/22/05	75.3%

     Based on these data and typical acquisition premiums in transactions of this size and nature, Citigroup applied premiums of 15% and 25% to the one-month average trading price of our common stock for the period ended October 11, 2006 to derive a reference range of $3.56 to $3.87. Citigroup noted that the price per share to be paid in the merger of $4.05 exceeded this reference range.

     Citigroup’s advisory services and opinion were provided for the information of our Board of Directors in its evaluation of the merger and did not constitute a recommendation of the merger to us or a recommendation to any holder of our common stock as to how that stockholder should vote on any matters relating to the merger.

     The preceding discussion is a summary of the material financial analyses furnished by Citigroup to the our Board of Directors, but it does not purport to be a complete description of the analyses performed by Citigroup or of its presentations to our Board of Directors. The preparation of financial analyses and fairness opinions is a complex process involving subjective judgments and is not necessarily susceptible to partial analysis or summary description. Citigroup made no attempt to assign specific weights to particular analyses or factors considered, but rather made qualitative judgments as to the significance and relevance of all the analyses and factors considered and determined to give its fairness opinion as described above. Accordingly, Citigroup believes that its analyses, and the summary set forth above, must be considered as a whole and that selecting portions of the analyses and of the factors considered by Citigroup, without considering all of the analyses and factors, could create a misleading or incomplete view of the processes underlying the analyses conducted by Citigroup and its opinion. With regard to the comparable companies and precedent transactions analyses summarized above, Citigroup selected comparable companies and precedent transactions on the basis of various factors, including size and similarity of line of businesses compared to us; however, no company utilized as a comparison in these analyses is identical to us and no precedent transaction is identical to the merger. As a result, these analyses are not purely mathematical, but also take into account differences in financial and operating characteristics of the subject companies and other factors that could affect the subject companies to which we are being compared and the precedent transactions to which the merger is being compared.

     In its analyses, Citigroup made numerous assumptions with respect to SITEL, industry performance, general business, economic, market and financial conditions and other matters, many of which are beyond our control. Any estimates contained in Citigroup’s analyses are not necessarily indicative of actual values or predictive of future results or values, which may be significantly more or less favorable than those suggested by these analyses. Estimates of values of companies do not purport to be appraisals or necessarily to reflect the prices at which companies may actually be sold. Because these estimates are inherently subject to uncertainty, none of SITEL, our Board of Directors, Citigroup or any other person assumes responsibility if future results or actual values differ materially from the estimates.

     Citigroup’s analyses were prepared solely as part of Citigroup’s analysis of the fairness of the merger consideration to the holders of our common stock and were provided to our Board of Directors in that connection. The opinion of Citigroup was only one of the factors taken into consideration by our Board of Directors in making its determination to approve the merger agreement and the merger. See “The Merger—Our Reasons for the Merger”.

     Citigroup is an internationally recognized investment banking firm engaged in, among other things, the valuation of businesses and their securities in connection with mergers and acquisitions, restructurings, leveraged buyouts, negotiated underwritings, competitive biddings, secondary distributions of listed and unlisted securities, private placements and valuations for estate, corporate and other purposes. We selected Citigroup to act as our financial advisor on the basis of Citigroup’s international reputation and Citigroup’s familiarity with SITEL. Citigroup and its affiliates in the past have provided services to affiliates of ClientLogic unrelated to the merger, for which services Citigroup and such affiliates have received customary compensation, including, without limitation, that Citigroup, in February 2005, financed ONEX’s acquisition of Boeing Co.’s airplane-manufacturing plants for approximately $1.2 billion and acted as financial advisor to ONEX in connection with ONEX’s acquisition of BAE systems commercial aerostructres by its portfolio company, Spirit Aerosystems (announced on January 31, 2006). In the ordinary course of business, Citigroup and its affiliates may actively trade or hold our securities and those of ClientLogic and the respective affiliates of SITEL and ClientLogic for their own account or for the account of their customers and, accordingly, may at any time hold a long or short position in such securities. In addition, Citigroup and its affiliates (including Citigroup Inc. and its affiliates) may maintain relationships with us, ClientLogic and the respective affiliates of SITEL and ClientLogic.

     Pursuant to Citigroup’s engagement letter, we agreed to pay Citigroup a transaction fee of 1.10% of the aggregate value of the transaction, subject to a $2.0 million minimum fee, payable in cash upon consummation of the merger. We have also agreed to reimburse Citigroup for its reasonable travel and other expenses incurred in connection with its engagement, including the reasonable fees and expenses of its counsel, and to indemnify Citigroup against specific liabilities and expenses relating to or arising out of its engagement, including liabilities under the federal securities laws.

     The merger consideration was determined by arms-length negotiations between us and ClientLogic, in consultation with our respective financial advisors and other representatives, and was not established by such financial advisors.

Voting Agreements

     As an inducement to ClientLogic and merger sub entering into the merger agreement, the Chairman and Chief Executive Officer of the Company, James F. Lynch, JANA Piranha Master Fund, Ltd., and Private Equity Investors IV, L.P., have entered into voting agreements with ClientLogic and merger sub with respect to an aggregate of approximately 19.9% of our common stock outstanding on the record date. Pursuant to the terms of each voting agreement, each such stockholder has agreed, among other things, to vote the shares held by such stockholder that are subject to such voting agreements in favor of the approval and adoption of the merger agreement, the merger and transactions contemplated by the merger agreement and against any action, agreement, transaction or proposal that could reasonably be expected to impede, interfere, delay, discourage or adversely affect the merger agreement, the merger or the voting agreement. The terms of each voting agreement are substantially identical. Each voting agreement will terminate on the earlier to occur of (i) the effective time of the merger, (ii) the termination of the merger agreement for any reason, (iii) March 31, 2007 and (iv) any material amendment to or waiver of any material condition in the merger agreement. The total number of shares of common stock subject to the voting agreements is 14,879,349, subject to possible adjustment.

     Under the terms of the voting agreements, the stockholders have agreed to grant and appoint ClientLogic and each of its officers as such stockholder’s attorney-in-fact, agent and proxy with full power of substitution, to vote and otherwise act with respect to such stockholder’s shares covered by the voting agreement to effect any action contemplated by the preceding paragraph, but only to the extent such stockholder does not vote his or its shares in accordance with the preceding paragraph. Such proxy is irrevocable during the term of the voting agreement.

     In addition, pursuant to the voting agreements each stockholder has also agreed not to: (i) make any sales, gifts, transfers, pledges, or other dispositions of the common stock subject to the voting agreements (including any shares of the common stock subject to the voting agreements issued upon the exercise of our stock options); (ii) deposit any of the common stock subject to the voting agreements (including any shares of the common stock subject to the voting agreements issued upon the exercise of our stock options) into a voting trust or enter into any voting agreement or arrangement or understanding with respect thereto; (iii) enter into any contract, option or other arrangement or undertaking with respect to the direct or indirect acquisition, sale, assignment transfer or other disposition of the common stock subject to the voting agreements (including any shares of the common stock subject to the voting agreements issued upon the exercise of our stock options); or (iv) take any action that could make any of its representations or warranties contained in the voting agreements untrue or incorrect.

Rights Agreement Amendment

     On October 12, 2006, prior to execution of the merger agreement, our Board of Directors amended our Rights Agreement with First Chicago Trust Company of New York, the name of which has been changed to Computershare Trust Company, N.A., dated as of August 21, 1998, to permit execution of the merger agreement and the consummation of the transactions contemplated by the merger agreement, including the merger and execution of the voting agreements for the benefit of ClientLogic, without triggering the separation of the stockholder rights from the shares with which they are associated or exercise of the stockholder rights or any other event under the rights agreement. In particular, none of ClientLogic, merger sub and any other direct or indirect subsidiary of ClientLogic will be deemed to be an “Acquiring Person” (as defined in the rights agreement) by virtue of the execution and delivery of the merger agreement or the consummation of the merger or any of the other transactions contemplated by the merger agreement. In addition, pursuant to the amendment to the rights agreement, the rights will expire on consummation of the merger.

Financing

     ClientLogic estimates that the total amount of funds necessary to pay the merger consideration and the cash payments in respect of stock options and stock units outstanding as of October 12, 2006 will be approximately $334.4 million, including related transaction costs, charges, fees and expenses. ClientLogic entered into a debt commitment letter on October 11, 2006 pursuant to which Goldman Sachs Credit Partners L.P. and General Electric Capital Corporation have agreed, on the terms and subject to the conditions in the commitment letter, to provide up to $660.0 million under a senior secured Tranche B term loan facility and up to $85.0 million under a senior secured revolving credit facility, for a total aggregate commitment of up to $745.0 million. The proceeds of the debt financing will be used to pay the merger consideration due to our stockholders and the holders of our stock options and stock units, refinance approximately $321.6 million of existing indebtedness of our corporation, ClientLogic and its subsidiaries and pay transaction fees, commissions and expenses. These financial institutions have the option of arranging to have other financial institutions provide all or portions of these facilities.

     The initial borrowing under each of the credit facilities described above will be subject to the satisfaction or waiver of certain other conditions precedent, including the following:

  the accuracy of certain specified representations and warranties contained in the merger agreement;

  consummation of the merger and related transactions in accordance with the merger agreement;

  there not having occurred any material adverse effect on us and our subsidiaries, taken as a whole;

  there not having existed any default or event of default under loan documents;

  concurrently with the consummation of the merger, all pre-existing indebtedness of ClientLogic and its subsidiaries and of us and our subsidiaries will have been repaid or repurchased in full, all commitments relating thereto will have been terminated and all liens or security interests related thereto will have been terminated or released, other than indebtedness permitted to remain outstanding;

  the receipt of certain financial statements of us and our subsidiaries and of ClientLogic for certain fiscal periods ending prior to consummation of the merger and pro forma consolidated financial statements;

  there being no action, suit, investigation, litigation or proceeding in any court or before any arbitrator or governmental authority that enjoins the merger or any related transactions or the financing thereof;

  the receipt of a certificate from the chief financial officer of ClientLogic supporting the conclusion that the combined company and its subsidiaries, on a consolidated basis, will not be insolvent or rendered insolvent by the indebtedness incurred in connection with the merger, or be left with unreasonably small capital with which to engage in its businesses or have incurred debts beyond its ability to pay such debts as they mature; and

  other customary conditions for financings of this type.

     The commitment letters provide that the definitive loan documents will contain, among other things:

  customary representations and warranties;

  customary affirmative and negative covenants;

  specified financial covenants; and

  events of default.

     These terms are described generally in the commitment letter but have not yet been agreed upon.

     The debt financing commitments terminate upon the first to occur of (i) the consummation of the merger, (ii) the abandonment or termination of the merger agreement, (iii) a material breach by ClientLogic of the commitment letter or the related fee letter and (iv) March 31, 2007.

Material U.S. Federal Income Tax Consequences

     The following are the material U.S. federal income tax consequences of the merger. This discussion is based upon the provisions of the Code, the regulations promulgated under the Code, Internal Revenue Service (“IRS”) rulings and judicial and administrative rulings in effect as of the date of this proxy statement, all of which are subject to change or varying interpretation, possibly with retroactive effect. Any such changes could affect the accuracy of the statements and conclusions set forth herein.

     This discussion does not address all aspects of U.S. federal income taxation that may be relevant to a holder of our common stock in light of such stockholder’s particular circumstances, nor does it discuss the special considerations applicable to holders of our common stock subject to special rules, such as U.S. Holders (as defined herein) whose functional currency is not the U.S. dollar; stockholders subject to the alternative minimum tax; stockholders who are financial institutions or broker-dealers; mutual funds; partnerships or other pass-through entities for U.S. federal income tax purposes; tax-exempt organizations; insurance companies; dealers in securities or foreign currencies; traders in securities who elect mark-to-market method of accounting; controlled foreign corporations; passive foreign investment companies; U.S. expatriates; stockholders who acquired their common stock through the exercise of options or similar derivative securities; or stockholders who hold our common stock as part of a straddle, constructive sale or conversion transaction. This discussion also does not address the U.S. federal income tax consequences to holders of our common stock who acquired their shares through stock option or stock purchase plan programs or in other compensatory arrangements. This discussion assumes that holders of our common stock hold their shares as capital assets within the meaning of Section 1221 of the Code (generally property held for investment).

     We intend this discussion to provide only a general summary of the material U.S. federal income tax consequences of the merger. We do not intend it to be a complete analysis or description of all potential U.S. federal income tax consequences of the merger. We also do not address foreign, state or local tax consequences of the merger. We urge you to consult your own tax advisor to determine the particular tax consequences to you (including the application and effect of any state, local or foreign income and other tax laws) of the receipt of cash in exchange for shares of our common stock pursuant to the merger or upon the exercise of appraisal rights, in light of your individual circumstances.

     If a partnership holds our common stock, the tax treatment of a partner will generally depend on the status of the partners and activities of the partnership. If you are a partner of a partnership that holds our common stock, you should consult your tax advisors.

For purposes of this discussion, we use the term “U.S. Holder” to mean:

  a U.S. citizen or individual resident of the United States for U.S. federal income tax purposes;

  a corporation, or other entity taxable as a corporation for U.S. federal income tax purposes, created or organized in or under the laws of the United States or any state or the District of Columbia; or

  an estate or trust the income of which is subject to U.S. federal income tax regardless of its source.

     A “Non-U.S. Holder” is a person (other than a partnership) that is not a U.S. Holder.

     U.S. Holders

     The receipt of cash for shares of our common stock pursuant to the merger or upon the exercise of appraisal rights in connection with the merger will be a taxable transaction to U.S. Holders for U.S. federal income tax purposes. A U.S. Holder generally will recognize gain or loss for U.S. federal income tax purposes equal to the difference, if any, between the amount of cash received and such U.S. Holder’s adjusted tax basis for the shares surrendered. Generally, such gain or loss will be capital gain or loss. Gain or loss will be determined separately for each block of shares (i.e., shares acquired at the same price in a single transaction) that are surrendered for cash pursuant to, or in connection with, the merger.

     Capital gain recognized from the surrender of common stock held for more than one year will be long-term capital gain. For individuals, trusts and estates that are U.S. Holders, the maximum U.S. federal income tax rate applicable to long-term capital gains is 15%. Capital gain recognized from the disposition of common stock held for one year or less will be short-term capital gain subject to tax at ordinary income tax rates. In general, capital losses are deductible only against capital gains and are not available to offset ordinary income. However, individual taxpayers are permitted to offset a limited amount of net capital losses annually against ordinary income, and unused net capital losses may be carried forward to subsequent tax years.

     U.S. Holders of our common stock will be subject to information reporting on the cash received in the merger or upon the exercise of appraisal rights in connection with the merger unless such U.S. Holder is an “exempt recipient,” such as a domestic corporation. In addition, such payments may be subject to backup withholding at the rates specified in the Code, unless the stockholder or other payee (1) establishes that it is an exempt recipient or (2) provides its correct taxpayer identification number (social security number, in the case of an individual, or employer identification number in the case of other stockholders) and certain other information under penalties of perjury. To avoid backup withholding, each of our stockholders and, if applicable, each other payee, should complete, sign and return to the exchange agent for the merger the substitute Form W-9 that such stockholder will receive with the letter of transmittal following completion of the merger. Any amounts withheld under the backup withholding rules are not additional taxes and may be refunded or credited against a stockholder’s U.S. federal income tax liability, if any, provided that the required information is furnished to the IRS in a timely manner.

     Non-U.S. Holders

     Non-U.S. Holders generally will not be subject to U.S. federal income tax on any gain realized on the receipt of cash in the merger or upon the exercise of appraisal rights in connection with the merger unless:

  the gain is effectively connected with a U.S. trade or business (and if an applicable income tax treaty so provides, is also attributable to a permanent establishment or a fixed base in the United States maintained by such Non-U.S. Holder), in which case the Non-U.S. Holder generally will be taxed at the graduated U.S. federal income tax rates applicable to U.S. persons (as defined under the Code) and, if the Non-U.S. Holder is a foreign corporation, the additional 30% branch profits tax (or such lower rate as may be specified by an applicable income tax treaty) may apply;

  the Non-U.S. Holder is a nonresident alien individual who is present in the United States for 183 days or more in the taxable year of the merger and certain other conditions are met, in which case the Non-U.S. Holder may be subject to a tax on the net gain realized in connection with the merger, which may be offsetby U.S. source capital losses of the Non-U.S. Holder, if any; or

  We are or have been during the five-year period ending on the date of the merger, a “United States real property holding corporation” for U.S. federal income tax purposes and certain other circumstances apply, in which event the purchaser of our stock may withhold 10% of the cash payable to a Non-U.S. Holder in connection with the merger and a Non-U.S. Holder generally will be subject to the rules applicable to “effectively connected” income as described above.

     We do not believe that we are or have been a “United States real property holding corporation” for U.S. federal income tax purposes.

     Non-U.S. Holders will be subject to information reporting and may be subject to backup withholding at the rates provided in the Code on the cash received in the merger or upon the exercise of appraisal rights in connection with the merger, unless the Non-U.S. Holder certifies under penalties of perjury that it is not a U.S. person under the Code (and the payor does not have actual knowledge or reason to know otherwise) or such holder otherwise establishes an exemption. Amounts withheld under the backup withholding rules are not additional taxes and may be refunded or credited against a Non-U.S. Holder’s U.S. federal income tax liability, if any, provided that such Non-U.S. Holder furnishes the required information to the IRS in a timely manner.

Required Regulatory Approvals and Other Matters

     HSR Act. As a condition to the merger, the HSR Act requires us and ClientLogic to observe the HSR Act’s notification and waiting period. The HSR Act provides for an initial 30-calendar-day waiting period following the necessary filings by the parties to the merger. If the 30th calendar day of the initial waiting period is not a business day, the initial waiting period is extended until 11:59 PM of the next business day. We and ClientLogic filed the Pre-Merger Notification and Report Forms with the FTC and the Antitrust Division for review in connection with the merger on October 27, 2006. The associated initial 30-day waiting period will expire at 11:59 PM eastern standard time on November 27, 2006, unless it is extended by a request for additional information or documentary material or the waiting period is earlier terminated. If either the Antitrust Division or the FTC makes a request for additional information or documentary materials, the waiting period will expire 30 days after substantial compliance with the request.

     European Union. Both we and ClientLogic conduct business in member states of the European Union. European Union Council Regulation 139/2004 requires notification of and approval by the European Commission of specific mergers or acquisitions involving parties with aggregate worldwide sales and individual European Union sales exceeding given thresholds before the mergers or acquisitions are implemented. We and ClientLogic expect to file a formal notification of the merger with the European Commission in November 2006. The European Commission will have 25 business days after such complete formal notification to issue its decision regarding the merger, which 25-business day period is extendable by the European Commission for an additional 10-business day period. After that period, if the European Commission has “serious doubts” about the transaction, it would enter into a “Phase II” investigation, which lasts for 90 business days, extendable by a maximum of an additional 35 business days. Though not guaranteed, it is likely that the European Commission will issue a clearance decision within 25 business days from the date of complete formal notification.

     Canada. The Competition Act requires notification to the Commissioner of Competition of specific mergers or acquisitions involving parties with sales in, from or into, or assets in, Canada exceeding given thresholds before the mergers or acquisitions are implemented. As an alternative to notification, merging parties in Canada can request an advance ruling certificate or a waiver from notification because substantially similar information was provided pursuant to the request for an advance ruling certificate. It is common practice for the Commissioner of Competition to issue a “no action” letter when granting a waiver from notification.

     Where an advance ruling certificate is issued, and the merger is complete within one year of issuance, the Commissioner of Competition is precluded from challenging the merger before the Competition Tribunal solely on the basis of information that is the same or substantially the same as the information on the basis of which the advance ruling certificate was issued. A no action letter indicates that the Commissioner of Competition is of the view that grounds do not exist to initiate proceedings before the Competition Tribunal under the merger provisions of the Competition Act in respect of the merger at that time but retains the authority to do so for three years after completion of the merger.

     On October 31, 2006, SITEL and ClientLogic submitted a request to the Commissioner of Competition for an advance ruling certificate or the issuance a no action letter that includes a waiver from notification. Though not guaranteed, we expect the Commissioner of Competition, by late November 2006 or early December 2006, to notify us of any concerns or issue an advance ruling certificate or provide a no action letter that includes a waiver from notification.

     General. The FTC, the Antitrust Division or others could take action under the antitrust laws with respect to the merger, including seeking to enjoin the completion of the merger or seeking the divestiture by ClientLogic of all or part of our shares or assets, or of other business conducted by ClientLogic, or seeking to subject us or ClientLogic to operating conditions, before or after we complete the merger. We cannot assure you that an antitrust challenge to the merger will not be made and, if such a challenge is made, we cannot predict the result.

     Other Filings. Other than the filings described above, we are unaware of any other material federal, state or foreign regulatory requirements or approvals that are required for the execution of the merger agreement or the completion of the merger, other than the filing of the articles of merger by us with the Secretary of State of the State of Minnesota.

     Commitment to Obtain Approvals. We and ClientLogic have agreed to use our reasonable best efforts to obtain from governmental entities any approvals, consents, registrations, permits, authorizations and other confirmations required in connection with the merger and to make all necessary filings, notices, petitions, statements, registrations, submissions of information, applications, and other documents under applicable law with respect to the merger. See “Proposal 1—The Merger Agreement—Efforts to Complete the Merger; Regulatory Matters”.

PROPOSAL 1—THE MERGER AGREEMENT

     The following is a summary of the material terms of the merger agreement. This summary is qualified in its entirety by reference to the merger agreement, which is attached to this proxy statement as Annex A and incorporated by reference in this section of the proxy statement. We urge you to read carefully the full text of the merger agreement.

General

     If all of the conditions to the merger are satisfied or waived in accordance with the merger agreement, merger sub, a wholly owned subsidiary of ClientLogic created solely for the purpose of engaging in the transactions contemplated by the merger agreement, will merge with and into us. Following the merger, the separate corporate existence of merger sub will cease, and we will continue as the surviving corporation and will be a wholly owned subsidiary of ClientLogic.

     At the effective time of the merger, our articles of incorporation will be amended in its entirety to be as set forth in Exhibit A to the merger agreement. In addition, the bylaws of merger sub, as in effect immediately prior to the effect time of the merger, will become the bylaws of the surviving corporation.

     The merger agreement and the summary of its terms have been included in this proxy statement to provide you with information regarding the terms of the merger agreement and are not intended to modify or supplement any factual disclosures about us in our reports filed with the SEC. In particular, the merger agreement and related summary are not intended to be, and should not be relied upon as, disclosures regarding any facts and circumstances relating to us or ClientLogic. The representations and warranties have been negotiated with the principal purpose of establishing the circumstances in which a party may have the right not to close the merger if the representations and warranties of the other party prove to be untrue due to a change in circumstance or otherwise, and allocating risk between the parties, rather than establishing matters as facts. The representations and warranties may also be subject to a contractual standard of materiality different from those generally applicable to stockholders.

Effective Time

     The merger agreement provides that, subject to the approval of our stockholders and the satisfaction or waiver of other conditions, the merger will be consummated by the filing of articles of merger, in accordance with the relevant provisions of Minnesota law, with the Secretary of State of the State of Minnesota. We intend to complete the merger as promptly as practicable. Although we currently expect the merger to be completed in the first quarter of 2007, we cannot specify when, or assure you that, we, ClientLogic and the merger sub will satisfy or waive all conditions to the merger. We refer in this proxy statement to the time at which the merger is completed as the effective time of the merger.

Merger Consideration

     At the effective time of the merger, each share of our outstanding common stock shall be converted into the right to receive $4.05 in cash, without interest, other than shares of common stock:

  owned by any subsidiary of us or owned by ClientLogic or any of its subsidiaries immediately prior to the effective time of the merger, all of which will be cancelled without any payment; and

  held by a stockholder who has not voted in favor of the merger or consented to the merger in writing and who has properly exercised dissenter’s rights with respect to such shares and becomes entitled to obtain payment for the fair value of such shares in accordance with Minnesota law, until such time as such holder fails to perfect, withdraws or otherwise loses such holder’s dissenter’s rights under Minnesota law.

     As a result, after the merger is completed, shares of our common stock will no longer be outstanding and will automatically be cancelled and retired and will cease to exist, and each holder of a certificate representing shares of our common stock immediately prior to the effective time of the merger will cease to have any rights with respect to the certificate, except the right to receive the merger consideration of $4.05 per share upon surrender of the certificate. If the certificate is not surrendered within two years after the merger is completed, the unclaimed merger consideration, to the extent permitted by applicable law, will become the property of the surviving corporation.

     ClientLogic and the surviving corporation will be entitled to deduct and withhold from the consideration otherwise payable to any holder of shares of our common stock that they are required to deduct and withhold with respect to making such payment under any provision of federal, state, local or foreign tax law.

Treatment of Stock Options and Stock Units

     At or immediately prior to the effective time of the merger, each option to purchase shares of our common stock granted under the Stock Option Plan for Replacement of Existing Options, the Stock Option Plan for Replacement of EEBs, the 1995 Employee Stock Option Plan, the 1995 NonEmployee Directors Stock Option Plan, the 1999 Stock Incentive Plan (the “Incentive Plan”) or any other of our employee stock option or compensation plans or arrangements outstanding at the effective time of the merger, whether or not then vested or exercisable, will be canceled. ClientLogic will, or will cause the surviving corporation to, pay each holder of any such option, at or promptly after the effective time of the merger, for each such option an amount in cash determined by multiplying the excess, if any, of $4.05 over the exercise price for such option by the number of shares of our common stock that such holder could have purchased (assuming full vesting of such option) had such holder exercised such option in full immediately prior to the effective time of the merger. Prior to the effective time of the merger, we have agreed to use our reasonable best efforts to take all actions necessary to effect the foregoing treatment of such option.

     At or immediately prior to the effective time of the merger, each unit based on our common stock credited under our 2001 Nonemployee Director Compensation Plan and granted under the Incentive Plan outstanding at the effective time of the merger will be canceled, and ClientLogic will, or will cause the surviving corporation to, pay each holder of any such unit, at or promptly after the effective time of the merger, for each such unit an amount in cash equal to $4.05. At the effective time of the merger, we have agreed to terminate the 2001 Nonemployee Director Compensation Plan and any agreement relating to each such unit, and prior to the effective time of the merger, we have agreed to use our reasonable best efforts to take all other actions necessary to effect the foregoing treatment of such unit.

     ClientLogic and the surviving corporation will be entitled to deduct and withhold from the consideration otherwise payable to any holder of our stock options or units based on our common stock that they are required to deduct and withhold with respect to making such payment under any provision of federal, state, local or foreign tax law.

Exchange Procedures

     Prior to the effective time of the merger, ClientLogic will appoint an exchange agent for the purpose of exchanging certificates representing shares of our common stock or uncertificated shares of our common stock for the merger consideration of $4.05 per share. At the effective time of the merger, ClientLogic will make available to the exchange agent the merger consideration to be paid in respect of our shares of common stock.

     DO NOT SEND IN YOUR STOCK CERTIFICATES AT THIS TIME. YOU WILL RECEIVE A LETTER OF TRANSMITTAL AND FURTHER INSTRUCTIONS REGARDING THE EXCHANGE OF YOUR STOCK CERTIFICATES SHORTLY AFTER THE MERGER IS COMPLETED.

     Each holder of shares of our common stock that have been converted into the right to receive the merger consideration will be entitled to receive $4.05 per share in cash upon surrender of the holder’s common stock certificate(s) and a properly executed letter of transmittal to the exchange agent, or, in the case of a book-entry transfer of uncertificated shares, upon receipt by the exchange agent of an “agent’s message” or other evidence of transfer.

     All cash paid upon conversion of our shares of common stock in accordance with the merger agreement will be deemed to have been paid in full satisfaction of all rights pertaining to the shares. Our stock transfer books will be closed immediately upon the effective time of the merger and there will be no further registrations of transfers of shares of our common stock thereafter on our records. After the effective time of the merger, any shares of our common stock presented to the exchange agent or ClientLogic for any reason shall be converted into the merger consideration of $4.05 per share, without interest, with respect to the shares subject to conversion pursuant to the merger agreement.

     ClientLogic will not be liable to any holder of shares of our common stock for any amounts paid to a public official pursuant to abandoned property, escheat or similar laws.

Directors and Officers

     The merger agreement provides that the directors and officers of merger sub immediately prior to the effective time of the merger will be the initial directors and officers (as applicable) of the surviving corporation and our directors and officers immediately prior to the effective time of the merger shall cease to be our officers or directors, as the case may be, as of and effective upon, the effective time of the merger.

Representations and Warranties

     Our Representations and Warranties. The merger agreement contains various representations and warranties made by us to ClientLogic. In some cases, these representations and warranties are subject to specified exceptions and qualifications. All of these representations and warranties will expire at the effective time of the merger. These representations and warranties relate to, among other things:

  our and our subsidiaries’ organization, good standing and corporate or similar powers to operate our business;

  our corporate power and authority to enter into the merger agreement and to consummate the transactions contemplated by the merger agreement, and the enforceability of the merger agreement;

  the unanimous approval by our Board of Directors of the merger agreement and the transactions contemplated thereby;

  governmental consents and approvals required in connection with the merger;

  the absence of conflicts with or violations of our organizational documents, applicable law and certain agreements as a result of the consummation of the transactions contemplated by the merger agreement;

  our capitalization, including the number of shares of our common stock, stock options and restricted stock awards outstanding;

  our subsidiaries;

  the timely filing of appropriate documents with the SEC and the accuracy and completeness of information contained in such documents;

  the accuracy of our financial statements;

  the accuracy and completeness of information supplied by us in this proxy statement;

  the absence of certain non-ordinary course changes or events since December 31, 2005;

  the absence of undisclosed material liabilities;

  our and our subsidiaries’ compliance with applicable laws and court orders;

  the absence of litigation or outstanding court orders against us and our subsidiaries;

  the absence of undisclosed broker’s fees;

  tax matters;

  employee arrangements and benefit plans;

  our and our subsidiaries’ intellectual property rights;

  environmental matters;

  the applicability of certain anti-takeover statutes to the merger agreement and the merger;

  our receipt of a fairness opinion from our financial advisor;

  our and our subsidiaries’ material contracts and agreements;

  our and our subsidiaries’ insurance policies;

  labor relations matters;

  material real property owned by us and our subsidiaries; and

  our and our subsidiaries’ accrued and unpaid expenses in connection with the merger and other transactions contemplated by the merger agreement.

     ClientLogic’s Representations and Warranties. The merger agreement also contains various representations and warranties made by ClientLogic and merger sub to us. In some cases, these representations and warranties are subject to specified exceptions and qualifications. All of these representations and warranties will expire at the effective time of the merger. These representations and warranties relate to, among other things:

  ClientLogic’s and merger sub’s organization, good standing and corporate power to operate their businesses;

  the corporate power and authority of ClientLogic and merger sub to enter into the merger agreement and to consummate the transactions contemplated by the merger agreement, and the enforceability of the merger agreement;

  governmental consents and approvals required in connection with the merger;

  the absence of conflicts with or violations of the organizational documents of ClientLogic and merger sub, applicable law and certain agreements as a result of the consummation of the transactions contemplated by the merger agreement;

  the accuracy of information supplied by ClientLogic and merger sub for inclusion in this proxy statement;

  the absence of undisclosed broker’s fees; and

  the debt commitment letter received by ClientLogic, including that such commitment letter is in full force and effect as of October 12, 2006.

     Many of these representations and warranties are qualified as to “materiality” or “material adverse effect”. See “—Material Adverse Effect Definitions”.

Conduct of Our Business Prior to the Effective Time of the Merger

     From October 12, 2006 through the effective time of the merger or the earlier termination of the merger agreement, we are required, and are required to cause our subsidiaries, to conduct our and their business in the ordinary course of business consistent with past practices and to use reasonable best efforts to preserve intact our and their business organizations and relationships with third parties and to comply in all material respects with applicable laws and the requirements of our and their material contracts and to keep available the services of our and their present officers and employees. During the same period, we have also agreed that, subject to certain exceptions, we will not, and will not permit any of our subsidiaries to, do any of the following without the prior written consent of ClientLogic:

amend our or their articles of incorporation or bylaws or amend any material term of any of our or their outstanding securities;

declare, set aside or pay any dividend or other distribution in respect of our or their capital stock, not including dividends or other distributions paid by any of our subsidiaries to us or any of our wholly owned subsidiaries;

repurchase, redeem or otherwise acquire any shares of capital stock or other securities of, or other ownership interests in, us or of any of our subsidiaries or adjust, split, combine or reclassify any of our or their capital stock, or issue or authorize the issuance of any other securities in respect of shares of our or their capital stock or securities;

issue, deliver, pledge, sell or otherwise transfer or encumber any shares of capital stock, or any securities convertible into shares of capital stock or any rights, warrants or options to acquire any shares of capital stock (except for the issuance or sale of our common stock pursuant to outstanding stock-based awards or options or the grant of additional options or stock-based awards in the ordinary course of business under the terms of our current stock plans);

acquire any business, whether by way of merger, consolidation or acquisition of stock or assets (except pursuant to existing contracts or commitments, or in the ordinary course of business and in an amount not to exceed $1,000,000);

sell, lease, license, pledge, subject to any lien or otherwise dispose of any of our subsidiaries or all or substantially all of the assets, securities or property of any of our subsidiaries (except pursuant to existing contracts or commitments or in the ordinary course of business consistent with past practices and in an amount not to exceed $1,000,000 in the aggregate);

incur, assume or guarantee any indebtedness of a third party, issue or sell any debt securities or warrants or other rights to acquire any debt securities or guarantee any debt securities (except for any indebtedness incurred in the ordinary course of business consistent with past practices as permitted pursuant to our credit facilities or those of our subsidiaries or incurred between us and any of our wholly owned subsidiaries, or between any of our wholly owned subsidiaries);

except, in each case, as (i) may be required by law, (ii) contemplated by the merger agreement, (iii) required by any specified employee benefit plan, contract or arrangement or (iv) in the ordinary course of business consistent with past practices:

grant any severance or termination pay applicable to (or amend any existing arrangement with) any of our or our subsidiaries’ current or former directors, officers or employees;

establish, adopt, enter into, terminate or amend any employment, severance, incentive, bonus, commission, deferred compensation or similar agreement or benefit plan;

hire any new employee with a base salary in excess of $125,000; or

except as otherwise required in accordance with contractual terms in effect on October 12, 2006, if any, increase or accelerate the payment or vesting of the compensation, bonus or other benefits payable to any of our or our subsidiaries’ current or former directors, officers, employees or consultants other than in the ordinary course of business;

make, revoke or amend any material tax election, change any material method of tax accounting or material tax procedure or practice or settle or compromise any material claim relating to taxes, if such action shall be binding on us, any of our subsidiaries, or ClientLogic after the effective time of the merger, or waive or extend the statute of limitations in respect of any taxes;

  adopt any change, other than as required under generally accepted accounting principles in the U.S. or applicable securities laws and regulations, to our accounting methods, principles, policies, procedures or practices;

  enter into any joint venture, partnership or other similar arrangement;

  settle any pending or threatened litigation, except for settlements involving the payment of money (and not any equitable relief) which would not, individually or in the aggregate, exceed $1,000,000;

  make any loan, advance or capital contribution to or investment in any person, other than loans, advances or capital contributions to or investments in our wholly owned subsidiaries and advances to employees for business expenses in the ordinary course;

  cancel any material debts owed to, or waive any material claims or rights held by, us or any of our subsidiaries that involve third parties or any of our non-wholly owned subsidiaries and have a value, individually or in the aggregate, in excess of $1,000,000 (except for debts, claims and rights between us and our wholly owned subsidiaries or among our wholly owned subsidiaries);

  enter into any contract, other than in the ordinary course of business consistent with past practices, which exceeds $1,000,000 individually or $5,000,000 in the aggregate (except for such contracts contemplated by the merger agreement);

  amend or modify any material contract or waive, release, assign or transfer any of our material rights or claims thereunder, in each case, in a manner materially adverse to us and our subsidiaries, taken as a whole;

  enter into any contract containing any covenant (i) limiting, or otherwise restricting, in any material respect, our ability or the ability of us or any of our subsidiaries to engage in any line of business, to compete with any person or to provide or acquire any goods or services to or from any person or within any geographic area, or (ii) granting “most favored nation” pricing status to any person, in each case, other than those entered into in the ordinary course of business consistent with past practices, including customary preferred provider arrangements;

  enter into any contract to which we or any of our subsidiaries which would result in a cost or liability in excess of $1,000,000 per annum and which is not cancelable or terminable by us or such subsidiary upon no more than three months notice and without penalty or premium (other than in the ordinary course of business consistent with historic practices); or

  agree or commit to do any of the foregoing.

Stockholders Meeting

     The merger agreement requires us to cause a meeting of our stockholders to be duly called and held as soon as reasonably practicable for the purpose of voting on the approval and adoption of the merger agreement and the merger. Subject to the provisions described below under “No Solicitation”, our Board of Directors is required to recommend approval and adoption of the merger agreement and the merger by our stockholders at such meeting. We have further agreed to:

  promptly, in consultation with ClientLogic, prepare and file this proxy statement with the SEC, use reasonable best efforts to have it cleared by the SEC, and then mail it to our stockholders as promptly as practicable;

  use reasonable best efforts to obtain the requisite approval of our stockholders necessary to approve and adopt the merger agreement and the merger; and

  otherwise comply with all legal requirements applicable to such meeting.

Non-Solicitation

     Upon signing of the merger agreement, we agreed to, and agreed to cause our subsidiaries and our and their respective advisors, employees and other agents to, cease immediately and cause to be terminated any and all activities, discussions or negotiations, if any, with any third party conducted on or prior to October 12, 2006 with respect to any acquisition proposal (as defined below). We have also agreed not to, and not to permit any of our subsidiaries, nor authorize or permit any of our or their officers, directors, employees, investment bankers, attorneys, accountants, consultants or other agents or advisors to, directly or indirectly:

  initiate, solicit or take any action to facilitate or encourage the submission of any acquisition proposal;

  enter into, continue or participate in any discussions or negotiations with, furnish any non-public information relating to us or our subsidiaries or assist, facilitate, participate in or encourage any effort by any third party that is seeking to make, has indicated an interest or intention in making, or has made, an acquisition proposal;

  make an adverse recommendation change (as defined below); or

  enter into any (or amend or modify any existing) agreement in principle, letter of intent, term sheet, confidentiality agreement, acquisition agreement or other similar agreement or instrument (whether or not binding) relating to an acquisition proposal.

     The merger agreement also provides that, notwithstanding the prohibitions described above, our Board of Directors, directly or indirectly through advisors, agents or other intermediaries, may prior to the meeting of our stockholders called for the purpose of our stockholders approving and adopting the merger agreement and the merger:

  engage in negotiations or discussions with any third party that, subject to our compliance with our non- solicitation obligations described above, has made a bona fide acquisition proposal that our Board of Directors, acting in good faith (after consultation with our outside legal advisor and financial advisor) has determined to be, or reasonably believes could be expected to lead to, a superior proposal (as defined below);

  thereafter furnish to such third party non-public information relating to us or any of our subsidiaries pursuant to an appropriate confidentiality agreement;

  following receipt of such superior proposal, make an adverse recommendation change; provided that, prior to making any adverse recommendation change, we are required to provide ClientLogic three business days to make adjustments to the terms and conditions of the merger agreement, which we have agreed to negotiate in good faith; or

  subject to the termination of the merger agreement in compliance with its provisions, enter into an agreement with respect to a superior proposal;

but in the case of each of the four bullet points immediately above, only if our Board of Directors determines in good faith by a majority vote of independent directors after consultation with our outside legal counsel and financial advisor, that the failure to take such action would be inconsistent with its fiduciary duties under applicable law.

     We have agreed that the Board of Directors will not take any of the actions described above unless we have delivered to ClientLogic prior written notice advising ClientLogic that we intend to take such action, which written notice shall also state the material terms and conditions of the applicable superior proposal.

     We are further required to:

  notify ClientLogic as promptly as reasonably practicable, and use our reasonable best efforts to provide such notice within one business day, following receipt of any acquisition proposal or any written request for non-public information relating to us or any of our subsidiaries by any third party that indicates it may be considering making, or has made, an acquisition proposal (including the identity of such party and the material terms and conditions thereof);

  keep ClientLogic reasonably informed, on a current basis, of the status and material details of any such acquisition proposal, indication or request (and any modification or amendment thereof), including any meeting of our Board of Directors (or committee thereof) at which such acquisition proposal is reasonably expected to be considered; and

  not take any action to exempt any person from the restrictions on “business combinations” contained in Section 302A.673 of Minnesota law (or any similar provisions) or otherwise cause such restrictions not to apply unless such actions are taken simultaneously with a termination of the merger agreement.

     Nothing in the merger agreement prohibits us, after prior written notice to ClientLogic, from taking any action necessary to comply with Rules 14d 9 and 14e 2(a) under the Exchange Act of 1934 with regard to an acquisition proposal or from making any required disclosure to our stockholders, if, in the good faith judgment of the Board of Directors, after considering advice of outside legal counsel, failure to so disclose would be inconsistent with its obligations under applicable law.

     The merger agreement defines the term acquisition proposal as, other than with respect to the merger, any offer, proposal or inquiry, whether in writing or otherwise, relating to, or any third party indication of interest in:

  any acquisition, purchase or other similar transaction, direct or indirect, of 20% or more of our assets consolidated with those of our subsidiaries or over 20% of any class of our equity or voting securities or any of our subsidiaries (or securities convertible or exchangeable into any such equity or voting securities) whose assets, individually or in the aggregate, constitute more than 20% of our consolidated assets;

  any tender offer (including a self-tender offer), exchange offer or other similar transaction that, if consummated, would result in such third party’s beneficially owning 20% or more of any class of our equity or voting securities or any of our subsidiaries (or securities convertible or exchangeable into any such equity or voting securities) whose assets, individually or in the aggregate, constitute more than 20% of our consolidated assets;

  a merger, consolidation, share exchange, business combination, sale of substantially all the assets, reorganization, recapitalization, liquidation, dissolution or other similar transaction that involves us or any of our subsidiaries whose assets, individually or in the aggregate, constitute more than 20% of our consolidated assets; or

  any other transaction the consummation of which would reasonably be expected to materially impede, interfere with, prevent or delay the merger or that would reasonably be expected to dilute materially the benefits to ClientLogic of the transactions contemplated by the merger agreement.

     The merger agreement defines the term adverse recommendation change as a recommendation by us or any of our subsidiaries or by any of our or their officers, directors, employees, investment bankers, attorneys, accountants, consultants or other agents or advisors to, directly or indirectly, of an acquisition proposal, or the failure to make, withdraw or modify in a manner adverse to ClientLogic or merger sub the Board of Directors’ recommendation to our stockholders to approve and adopt the merger agreement.

     The merger agreement defines the term superior proposal as a bona fide, unsolicited written acquisition proposal:

  for at least a majority of the shares of our common stock then outstanding; and

  on terms that our Board of Directors determines in good faith by a majority vote (excluding any members of the Board of Directors that are not independent of the third party making such acquisition proposal), after considering the advice of our outside legal counsel and a financial advisor of nationally recognized reputation, and after taking into account all terms and conditions of such acquisition proposal, including all legal, financial, regulatory, timing and other aspects of the acquisition proposal and the third party making such acquisition proposal (including the conditions precedent to (or other conditionality in respect of) consummation of such acquisition proposal relative to those required pursuant to the merger agreement), are more favorable from a financial point of view to our stockholders than the merger and other transactions contemplated by the merger agreement.

Access to Information

     Prior to the effective time of the merger or termination of the merger agreement, we have agreed to afford ClientLogic and its counsel, financial advisors, auditors and other authorized representatives reasonable access, subject to ClientLogic’s and our compliance with applicable law, to our and our subsidiaries’ offices, properties, books and records and to furnish to ClientLogic and its counsel, financial advisors, auditors and other authorized representatives such financial and operating data and other information as they may reasonably request. We have also agreed to instruct our and our subsidiaries’ employees, counsel, financial advisors, auditors and other authorized representatives to cooperate with all reasonable requests of ClientLogic in its investigation of us and our subsidiaries.

Financing

     ClientLogic entered into a debt commitment letter on October 11, 2006 pursuant to which Goldman Sachs Credit Partners L.P. and General Electric Capital Corporation have agreed, on the terms and subject to the conditions in the debt commitment letter, to provide a total aggregate commitment of up to $745.0 million.

     ClientLogic and merger sub have agreed to use reasonable best efforts to arrange the debt financing on substantially the terms and conditions described in the debt commitment letter, including using reasonable best efforts to (i) satisfy on a timely basis all terms, conditions, representations and warranties applicable to ClientLogic or merger sub in the debt commitment letter, (ii) enter into definitive agreements with respect thereto as promptly as practicable but in any event at the effective time of the merger on terms and conditions no less certain than those contained in the debt commitment letter and (iii) obtain funds under the debt commitment letter. If at any time prior to the date of the effective time of the merger the debt commitment letter expires or is terminated for any reason or any financing source party to the debt commitment letter notifies ClientLogic or merger sub that such source no longer intends to provide financing on the terms set forth therein, ClientLogic has agreed to notify us within three business days.

     Without our prior written consent, neither ClientLogic nor any of its subsidiaries can take any action or omit to take any action that could reasonably be expected to materially impair, delay or prevent ClientLogic’s obtaining of the financing pursuant to the debt commitment letter or any alternate financing arrangement. In addition, without our prior written consent ClientLogic cannot amend or alter, or agree to amend or alter, the debt commitment letter in a manner that would materially impair, delay or prevent the transactions contemplated by the merger agreement.

     If any portion of the debt financing becomes unavailable on the terms and conditions contemplated in the debt commitment letter, ClientLogic agrees to use reasonable best efforts to (i) arrange alternate financing (on terms and conditions no less favorable in any material respect than those contained in the debt commitment letter) and, if obtained, will provide us with a copy of the new financing commitments, (ii) enter into definitive agreements with respect thereto as promptly as practicable but in any event prior to the effective time of the merger and (iii) obtain funds under such commitment letter to the extent necessary to consummate the transactions contemplated by the merger agreement.

     We have agreed to use reasonable best efforts to provide ClientLogic with such cooperation in connection with the arrangement of the financing described above as may be reasonably requested by ClientLogic (provided that such requested cooperation does not unreasonably interfere with our ongoing operations or the ongoing operations of our subsidiaries) including:

  participation in meetings, due diligence sessions and management presentation sessions and similar presentations;

  assisting with the preparation of financial statements (including pro forma financial statements) and other information (financial or otherwise) for offering memoranda, private placement memoranda and similar documents; and

  reasonably facilitating the pledge of collateral.

Indemnification and Insurance

Pursuant to the merger agreement, ClientLogic has agreed to cause the surviving corporation to:

  for six years after the effective time of the merger, indemnify and hold harmless our present and former directors and officers (an “indemnified person”) in respect of acts or omissions occurring at or prior to the effective time of the merger (including acts or omissions in connection with the merger agreement and the consummation of the transactions contemplated therein) to the fullest extent permitted by Minnesota law or any other applicable law or provided under our articles of incorporation and bylaws in effect immediately prior to the effective time of the merger; provided that such indemnification shall be subject to any limitation imposed by such articles or bylaws (as in effect immediately prior to the effective time of the merger) or from time to time by applicable law;

  for six years after the effective time of the merger, provide each indemnified person with “tail” insurance in respect of acts or omissions occurring prior to the effective time of the merger covering each such indemnified person currently covered by our officers’ and directors’ liability insurance policy on terms with respect to coverage and amount not materially less favorable than those of such policy in effect on the date of the merger agreement (subject to certain limitations);

  if the surviving corporation or any of its successors or assigns (i) consolidates with or merges into any other person and is not the continuing or surviving corporation or entity of such consolidation or merger, or (ii) transfers or conveys all or substantially all of its properties and assets to any person, then, prior to such transaction, make provision so that the successors and assigns of ClientLogic, merger sub or the surviving corporation, as the case may be, shall assume those obligations set forth in the merger agreement relating to indemnification and insurance that are described in this section;

  include in its articles of incorporation and bylaws provisions for exculpation of director and officer liability and indemnification on the same basis as set forth in our articles of incorporation and bylaws in effect immediately prior to the effective time of the merger. For six years after the effective time of the merger, the surviving corporation shall maintain in effect provisions in its articles of incorporation and bylaws providing for indemnification of indemnified persons with respect to the facts or circumstances occurring at or prior to the effective time of the merger to the fullest extent permitted from time to time under Minnesota law, which provisions shall not be amended except as required by changes in applicable law or except to make changes permitted by applicable law that would enlarge the scope of the indemnification rights thereunder; and

  pay all expenses, including reasonable fees and expenses of counsel, that an indemnified person may incur in enforcing the indemnity and other obligations provided for in the applicable provisions of the merger agreement; provided, that such indemnified person shall undertake in writing to reimburse the surviving corporation for all amounts paid by surviving corporation if a court of competent jurisdiction determines by a final, nonappealable order, that such indemnified person is not entitled to indemnification.

     In addition, the rights of each indemnified person under the merger agreement shall be in addition to any rights such person may have under our articles of incorporation or bylaws or any of our subsidiaries, under Minnesota law or any other applicable law or under any agreement of any indemnified person with us or any of our subsidiaries. All such rights shall survive consummation of the merger and are intended to benefit, and shall be enforceable by, each indemnified person against the surviving corporation.

Employee Matters

     Pursuant to the merger agreement, ClientLogic has agreed to, and has agreed to cause its subsidiaries (including the surviving corporation) to provide each of our employees and employees of any of our subsidiaries, with base salary or wage rates, an annual cash bonus opportunity and employee benefits (other than medical, dental, health, pharmaceutical, vision or other similar benefits) that are no less than those provided by ClientLogic or its subsidiaries to other similarly tenured and positioned employees of ClientLogic or its subsidiaries.

     In addition, for six months following the effective time of the merger, ClientLogic shall provide specified company employees who are employed in the U.S. with severance payments and benefits that are no less favorable than our separation guidelines in effect on October 12, 2006.

     Each company employee will receive service credit for all periods of employment with us or any of our subsidiaries or any predecessor thereof prior to the effective time of the merger for purposes of vesting, eligibility and benefit levels under any employee benefit plan in which such employee participates after the effective time of the merger, to the extent that such service was recognized under any analogous plan of ours or our subsidiaries in effect immediately prior to the effective time of the merger; provided that no such service credit shall be given for purposes of benefit accruals under any defined benefit pension plan or where such credit would result in a duplication of benefits.

     Until June 30, 2007, ClientLogic has agreed to maintain in effect all of our benefit plans that provide medical, dental, health, pharmaceutical, vision or other similar benefits for our employees and employees of our subsidiaries. Thereafter, our employees and employees of our subsidiaries will be entitled to participate in the benefit plans offered by or on behalf of ClientLogic, and in effect subsequent to June 30, 2007, that provide medical, dental, health, pharmaceutical, vision or other similar benefits, which participation will be on the same basis as other similarly tenured and positioned employees of ClientLogic and its subsidiaries.

Efforts to Complete the Merger; Regulatory Matters

     We, ClientLogic, and merger sub have agreed to use our reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable under applicable law to consummate the merger and the other transactions contemplated by the merger agreement, including, subject to certain provisos and exceptions:

  preparing and filing as promptly as practicable with any governmental authority or other third party all documentation to effect all necessary filings, notices, petitions, statements, registrations, submissions of information, applications and other documents;

  obtaining and maintaining all approvals, consents, registrations, permits, authorizations and other confirmations required to be obtained from any governmental authority or third party that are necessary, proper or advisable to consummate the transactions contemplated by the merger agreement; provided that we, ClientLogic and merger sub understand and agree that the reasonable best efforts of any one of us will not be deemed to include (i) entering into any settlement, undertaking, consent decree, stipulation or agreement with any governmental authority in connection with the transactions contemplated by the merger agreement or (ii) divesting or otherwise holding separate (including by establishing a trust or otherwise), or taking any other action (or otherwise agreeing to do any of the foregoing) with respect to any of our or the surviving corporation’s subsidiaries or any of our respective affiliates’ businesses, assets or properties;

     We and ClientLogic have agreed to supply as promptly as practicable any additional information and documentary material that may be requested pursuant to the HSR Act and to take all other actions reasonably necessary to cause the expiration or termination of the applicable waiting periods under the HSR Act as soon as practicable.

Additional Covenants

     The merger agreement also contains the following additional agreements, subject to the conditions and exceptions contained in the merger agreement:

we have agreed to use our reasonable best efforts to cause the continued trading and listing of our common stock on the NYSE during the term of the merger agreement;

we have agreed to file with the SEC our quarterly report on Form 10-Q for the fiscal quarter ended September 30, 2006 in a form compliant with, and within the time period required by, the applicable rules and regulations of the SEC. We, ClientLogic and merger sub have agreed that the failure to file such quarterly report in a form compliant in all material respects with the applicable rules and regulations of the SEC prior to December 8, 2006 will constitute a material breach of our covenants contained in the merger agreement for purposes of determining whether the conditions to the obligations of ClientLogic and merger sub to consummate the merger are satisfied;

we have agreed to give ClientLogic prompt notice of any stockholder litigation against us and/or our directors relating to the transactions contemplated by the merger agreement, to provide ClientLogic with the opportunity to participate in the defense of any such litigation and to consult with ClientLogic before making any payment or settlement offer prior to the effective time of the merger agreement with respect to any such litigation;

ClientLogic has agreed to take all action necessary to cause merger sub to perform its obligations under the merger agreement and to consummate the merger on the terms and conditions set forth in the merger agreement;

we and ClientLogic have agreed to cooperate with one another (i) in connection with the preparation of the documents required to be filed by us with the SEC or required to be distributed or otherwise disseminated to our stockholders in connection with the transactions contemplated by the merger agreement, (ii) in determining whether any action by or filing with any governmental authority is required, or any actions, consents, approvals or waivers are required to be obtained from parties to any material contracts, in connection with the consummation of the transactions contemplated by the merger agreement and (iii) in taking such actions or making any such filings, furnishing information required in connection therewith and seeking timely to obtain any such actions, consents, approvals or waivers;

we and ClientLogic have agreed to consult with each other before issuing any press release, making any public statement or scheduling any press conference or conference call with investors or analysts with respect to the merger agreement or the transactions contemplated thereby, and except as required by applicable law or any listing agreement with or rule of any national securities exchange, will not issue any such communication prior to such consultation, if practicable;

we and ClientLogic have agreed that, at and after the effective time of the merger, the officers and directors of the surviving corporation will be authorized to execute and deliver, in the name and on behalf of us or merger sub, any deeds, bills of sale, assignments or assurances and to take and do, in the name and on behalf of us or merger sub, any other actions and things to vest, perfect or confirm of record or otherwise in the surviving corporation any and all right, title and interest in, to and under any of our rights, properties or assets acquired or to be acquired by the surviving corporation as a result of, or in connection with, the merger;

we, ClientLogic and merger sub have agreed to promptly notify each other of:

any notice or other communication from any person alleging that the consent of such person is or may be required in connection with the transactions contemplated by the merger agreement;

any notice or other communication from any governmental authority in connection with the transactions contemplated by the merger agreement;

any actions, suits, claims, investigations or proceedings commenced or, to such party’s knowledge, threatened against, relating to or involving or otherwise affecting us or any of our subsidiaries or ClientLogic or any of its subsidiaries, as the case may be, that, if pending on October 12, 2006, would have been required to have been disclosed by such party under the representations and warranties section of the merger agreement or that relate to the consummation of the transactions contemplated by the merger agreement;

to such party’s knowledge, any inaccuracy of any representation or warranty of any party contained in the merger agreement at any time during the term of the merger agreement that could reasonably be expected to cause certain of the conditions to the merger not to be satisfied; and

to such party’s knowledge, any material failure of any party to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it under the merger agreement;

we, ClientLogic and merger sub have agreed that prior to the effective time of the merger and after any termination of the merger agreement, each of us will hold, and will use our reasonable best efforts to cause our officers, directors, employees, accountants, counsel, consultants, advisors and agents to hold, in confidence, unless compelled to disclose by applicable law, all confidential documents and information concerning the other parties furnished to it or its affiliates in connection with the transactions contemplated by the merger agreement in accordance with the terms of the confidentiality agreement between us and ClientLogic.

Conditions to the Merger

     Mutual Conditions. The obligations of us, ClientLogic and merger sub to consummate the merger are subject to the satisfaction of the following conditions:

  the merger agreement shall have been approved and adopted by our stockholders at the special meeting;

  no applicable law shall prohibit the consummation of the merger, and there shall not be instituted or pending any action or proceeding in which a governmental authority with material jurisdiction over us or any of our subsidiaries, taken as a whole, seeking to make the merger illegal, prohibit the consummation of the merger or transactions contemplated by the merger agreement, or cause the transactions contemplated by the merger agreement to be rescinded following the consummation of the merger;

  the waiting period (or extension thereof) applicable to the merger under the HSR Act and under foreign antitrust or competition laws, rules, or regulations of any country where such filing is required shall have terminated or expired; and

  all actions by or in respect of, or filings with, any governmental authority required to permit the consummation of the merger shall have been taken, made or obtained, except for any actions or filings the absence of which would not reasonably be expected to, individually or in the aggregate, prevent or materially delay or materially impair the ability of the parties to consummate the merger.

     ClientLogic’s and Merger Sub’s Conditions. The obligations of ClientLogic and merger sub to consummate the merger are subject to the satisfaction of the following further conditions:

  we shall have performed in all material respects all of our obligations under the merger agreement required to be performed by us at or prior to the effective time of the merger;

  our representations and warranties contained in the merger agreement, to the extent qualified by materiality or material adverse effect, shall be true and correct at and as of the effective time as if made at and as of such time, and to the extent that such representations and warranties are not qualified by materiality or material adverse effect, shall be true and correct in all material respects at and as of the effective time as if made at and as of such time (and in each case, except to the extent expressly made at and as of another specific date, in which case at and as of such specific date), and ClientLogic shall have received a certificate signed by an executive officer of the Company to the foregoing effect;

  ClientLogic or merger sub shall have received the proceeds from the merger financing, or alternative financing sufficient to consummate the merger;

  holders of not more than 10% of the outstanding shares of our common stock shall have exercised dissenters’ rights in accordance with Minnesota law (excluding any holders who have exercised but have failed to properly perfect, or have otherwise lost, such rights prior to the effective time in accordance with Minnesota law);

  we shall have delivered to ClientLogic certified copies of the resolutions duly adopted by our board of directors authorizing the execution, delivery and performance of the merger agreement and the merger, the resolutions duly adopted by our shareholders adopting the merger agreement and a certificate to the effect that we are not a U.S. real property holding company; and

  no material adverse effect on us (as described below under “—Material Adverse Effect Definitions”) shall have occurred and be continuing.

     Our Conditions. Our obligation to consummate the merger is subject to the satisfaction of the following further conditions:

  each of ClientLogic and merger sub shall have performed in all material respects all of its obligations under the merger agreement required to be performed by it at or prior to the effective time of the merger;

  the representations and warranties of each of ClientLogic and merger sub contained in the merger agreement, to the extent qualified by materiality or material adverse effect, shall be true and correct at and as of the effective time as if made at and as of such time, and to the extent that such representations and warranties are not qualified by materiality or material adverse effect, shall be true and correct in all material respects at and as of the effective time as if made at and as of such time (and in each case, except to the extent expressly made at and as of another specific date, in which case at and as of such specific date), and we shall have received a certificate signed by an executive officer of each of ClientLogic and of merger sub to the foregoing effect; and

  no material adverse effect on ClientLogic (as described below under “—Material Adverse Effect Definitions”) shall have occurred and be continuing.

Material Adverse Effect Definitions

     Material adverse effect, as it applies to us, is defined as (i) a material adverse effect on the financial condition, business, assets, liabilities or results of operations of us and our subsidiaries, taken as a whole, except any such effect resulting from or arising in connection with:

  changes generally affecting the outsourced contact center industry or changes in general economic or business conditions or in financial markets in the U.S. or in the other financial markets (taken as a whole) in which we and our subsidiaries operate, except, in each case, to the extent such changes materially disproportionately affect us and our subsidiaries;

  acts of war, armed hostilities, sabotage or terrorism;

  changes in applicable laws governing minimum employee wages;

  the public announcement, pendency or consummation of the merger agreement or the acquisition contemplated thereby; or

  compliance with the terms and conditions of the merger agreement (other than with respect to our obligation to obtain any consents or approvals thereunder);

or (ii) any effect which materially impairs the likelihood of our ability to consummate the merger.

     Material adverse effect, as it applies to ClientLogic, is defined as an effect which prevents or materially delays or materially impairs ClientLogic’s or merger sub’s ability to consummate the transactions contemplated by the merger agreement.

Termination

     Termination by Mutual Agreement. The merger agreement may be terminated at any time prior to the effective time of the merger, whether before or after the approval of the merger by our stockholders, by the mutual written consent of us and ClientLogic.

     Termination by either SITEL or ClientLogic. Either us or ClientLogic may terminate the merger agreement at any time prior to the effective time of the merger, whether before or after approval of the merger agreement by our stockholders, if:

  the merger has not been consummated on or before March 31, 2007; provided that the right to terminate the merger agreement under such circumstances will not be available to a party whose breach of any provision of the merger agreement results in the failure of the merger to be consummated by such time;

  consummation of the merger would violate any nonappealable final order, decree or judgment (which we, ClientLogic and merger sub will have used our reasonable best efforts to resist, resolve or lift) of any governmental authority having competent jurisdiction; or

  the approval of our stockholders holding a majority of the outstanding shares of our common stock at the meeting of our stockholders to consider the adoption of the merger agreement, or at any adjournment or postponement thereof, is not obtained.

     Termination by ClientLogic. ClientLogic may terminate the merger agreement at any time prior to the effective time of the merger, whether before or after approval of the merger agreement by our stockholders, if:

  an adverse recommendation change shall have occurred;

  we enter into, or publicly announce our intention to enter into, a definitive agreement or an agreement in principle with respect to a superior proposal;

  (a) any representation or warranty made by us in the merger agreement fails to continue to be true and correct or we fail to perform any covenant or agreement set forth in the merger agreement (in each case, such that any condition to the obligations of ClientLogic and merger sub under the merger agreement relating to our performance of our obligations thereunder and the veracity of our representations and warranties thereunder not to be satisfied) and (b) such condition is not reasonably capable of being satisfied by March 31, 2007, and, in either case, at the time of such termination, ClientLogic is not in material breach of its obligations under the merger agreement; or

  we shall have breached our obligations described above under “—Stockholders Meeting” and “—Non-Solicitation”.

     However, in relation to either of the latter two bullets above, in connection with any acquisition proposal constituting any other transaction which would reasonably be expected to materially impede, interfere with, prevent or delay the merger or that would reasonably be expected to dilute materially the benefits to ClientLogic of the merger, any breach of our obligations not to solicit, initiate, facilitate or encourage the submission of any acquisition proposal or take certain other actions relating to the advancement of such an acquisition proposal will only occur with respect to such a proposal to the extent that the activities giving rise to such breach were initiated or conducted by any member of our Board of Directors, any of our executive officers or any of our agents or advisors with the intention of impeding, interfering with, preventing or delaying the merger or diluting the benefits to ClientLogic of the transactions contemplated by the merger agreement.

     Termination by SITEL. We may terminate the merger agreement at any time prior to the effective time of the merger, whether before or after approval of the merger agreement by our stockholders, if:

  we have, with the authorization of our Board of Directors, subject to complying with the terms of the merger agreement, entered into a written agreement to effect a superior proposal; provided, that, in the case of any such termination, prior to such termination, we shall have complied with our obligations described above under “—Non-Solicitation”, and ClientLogic does not make, within three business days of receipt of the written notice to be delivered pursuant to the merger agreement, an irrevocable unconditional offer that is at least as favorable to our stockholders as such superior proposal, it being understood that we shall not enter into any such binding agreement during such three business day period; or

  (a) any representation or warranty made by ClientLogic or merger sub in the merger agreement fails to continue to be true and correct or each of ClientLogic and merger sub fails to perform any covenant or agreement set forth in the merger agreement (in each case, such that any condition to our obligations under the merger agreement relating to the performance of each of ClientLogic and merger sub’s obligations thereunder and the veracity of each of ClientLogic and merger sub’s representations and warranties thereunder not to be satisfied) and (b) such condition is not reasonably capable of being satisfied by March 31, 2007, and, in either case, at the time of such termination, we are not in material breach of its obligations under the merger agreement.

Termination Fee and Expenses

     We must pay ClientLogic a termination fee of 3.5% of the aggregate merger consideration and reimburse ClientLogic and merger sub for their expenses incurred in connection with the merger agreement and the merger in an amount not to exceed $1,500,000 if:

  ClientLogic terminates the merger agreement because we have made an adverse recommendation change as described in the first termination right under “—Termination—Termination by ClientLogic” or entered into a definitive agreement for a superior proposal as described in the second termination right under “—Termination—Termination by ClientLogic”;

  we terminate the merger agreement and concurrently enter into a definitive agreement for a superior proposal as described in the first termination right under “—Termination—Termination by SITEL”;

  the merger agreement is terminated by either ClientLogic or by us because the merger is not consummated on or before March 31, 2007, or the approval of our stockholders at the annual meeting is not obtained (in either such case, unless the conditions to our obligations under the merger agreement have not been satisfied and would not reasonably be capable of being satisfied by such date, but only if (a) prior to such date an acquisition proposal shall have been made and be in effect at the time of such event, and (b) within 12 months following the date of such termination, we consummate an alternative merger or sale of more than 50% of our total assets and those of our subsidiaries, taken as a whole, or a third party acquires more than 50% of the outstanding shares of our common stock); and

  we breach the provisions described under “—Stockholders Meeting” or the provisions described above under “—Non-Solicitation”, provided that the termination fee shall only be payable if within 12 months following the date of such termination, we consummate an alternative merger or sale of more than 50% of our total assets and those of our subsidiaries, taken as a whole, or a third party acquires more than 50% of the outstanding shares of our common stock.

     In addition, if the merger agreement is terminated by ClientLogic for the failure of any of our representations or warranties to be true or correct or our failure to perform any covenant or agreement set forth in the merger agreement, as described in the third termination right under “—Termination—Termination by ClientLogic”, then we will reimburse ClientLogic and merger sub for their permitted expenses in an amount not to exceed $1,500,000, except that no such reimbursement will be required in the event of such a termination resulting from a breach of our covenant to file with the SEC our quarterly report on Form 10-Q for the fiscal quarter ended September 30, 2006, as described above in “—Additional Covenants”.

Amendment, Extension and Waiver

     Any provision of the merger agreement may be amended or waived prior to the effective time of the merger if, but only if, such amendment or waiver is in writing and is signed, in the case of an amendment, by each party to the merger agreement or, in the case of a waiver, by each party against whom the waiver is to be effective; provided that after approval of the merger by our stockholders, and without the further approval of our stockholders, no such amendment or waiver shall reduce the amount or change the kind of consideration to be paid or received pursuant to the merger agreement.

     No failure or delay by any party in exercising any right, power or privilege under the merger agreement shall operate as a waiver thereof nor will any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies provided by the merger agreement are cumulative and not exclusive of any other rights or remedies provided by applicable law.

MARKET PRICE OF OUR COMMON STOCK

     Our common stock is listed on the NYSE under the trading symbol “SWW”. The following table shows the high and low closing sale prices of our common stock as reported on the NYSE for each quarterly period since the beginning of our fiscal year ended December 31, 2003:

	High	Low

2003
First Quarter	$1.37	$0.96
Second Quarter	$1.86	$1.02
Third Quarter	$1.59	$1.18
Fourth Quarter	$2.81	$1.63
2004
First Quarter	$3.25	$2.33
Second Quarter	$4.22	$2.69
Third Quarter	$4.17	$1.78
Fourth Quarter	$2.51	$1.89
2005
First Quarter	$2.50	$1.70
Second Quarter	$2.19	$1.59
Third Quarter	$3.03	$2.12
Fourth Quarter	$3.25	$2.55
2006
First Quarter	$3.10	$4.20
Second Quarter	$4.83	$3.92
Third Quarter	$4.02	$2.15

     The closing sale price of our common stock on the NYSE on October 12, 2006, one trading day prior to the announcement of the merger, was $3.52. On [•], which is the latest practicable trading day before this proxy statement was printed, the closing price for our common stock on the NYSE was $[•].

     Since our initial public offering in June of 1995, we have not declared any cash dividends or distributions on our common stock and we do not expect to pay cash dividends on our common stock at any time in the foreseeable future.

     As of October 27, 2006, there were 73,789,282 shares of our common stock outstanding held by approximately 479 holders of record.

SECURITY OWNERSHIP BY CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

     The following table sets forth, as of the close of business on November 1, 2006, certain information with respect to the beneficial ownership of shares of our common stock beneficially owned by (i) each of our directors, (ii) our chief executive officer and three most highly compensated executive officers other than the chief executive, whom we collectively refer to as the named executive officers, (iii) all named executive officers and directors as a group and (iv) each stockholder who is known to us to be the beneficial owner, as defined in Rule 13d-3 under the Securities Exchange Act of 1934, as amended, which we refer to as the Exchange Act, of more than 5% of our outstanding common stock. Each of the persons listed below has sole voting and investment power with respect to such shares, unless otherwise indicated. Unless otherwise indicated below, the address of the directors and officers listed below is care of SITEL Corporation, 7277 World Communications Drive, Omaha, NE 68122.

	Amount and Nature of	Percent
Name and Address of Beneficial Owner (1)	Beneficial Ownership	of Class

ClientLogic(2)	14,684,067	19.9%
JANA Partners LLC (3)	10,676,665	14.5%
James F. Lynch (4)(5)	7,401,596	10.0%
State of Wisconsin Investment Board (6)	7,674,600	10.4%
SCSF Equities, LLC (7)	3,991,700	5.4%
Heartland Advisors, Inc. (8)	6,786,800	9.2%
Rohit M. Desai (4)(9)	5,712,271	7.7%
Rohit M. Desai – Stock Units (10)	208,595.4839	*
Private Equity Investors IV, L.P. (8)	5,555,671	7.5%
Ida Eggens Kruithof (11)	4,691,348	6.4%
Dimensional Fund Advisors Inc. (12)	4,026,314	5.5%
George J. Kubat (4)(13)	406,238	*
Jorge A. Celaya (4)	300,000	*
Mathias J. DeVito (4)	194,592	*
Robert Scott Moncrieff (4)	73,000	*
David J. Hanger (4)	61,985	*
Nigel T. Gourlay (4)	61,985	*
Cyrus F. Freidheim, Jr (4)	29,559	*
Robert H. Getz	1,737	*
Stephen L. Key	1,737	*

All executive officers and directors as a group (11 persons)	14,453,295.4839	19.6

* Less than 1%

(1)	The address of ClientLogic is 3102 West End Avenue, Suite 1000, Nashville, TN 37023. The address of JANA Partners LLC is 536 Pacific Avenue, San Francisco, CA 94133. The address of the State of Wisconsin Investment Board, an institutional holder, is P.O. Box 7842, Madison, WI 53707. The address of SCSF Equities, LLC is 5200 Town Center Circle, Suite 470, Boca Raton, FL33486. The address of Heartland Advisors, Inc. is 789 North Water Street Milwaukee, WI 53202. The address of Private Equity Investors IV, L.P., an institutional holder, is 410 Park Avenue, Suite 830, New York, NY 10022. The address of Ida Eggens Kruithof is Villa del Sole A No. 1, 8, Avenue Saint Roman, MC 98000 Monaco. The address of Dimensional Fund Advisors Inc. is 1299 Ocean Avenue, 11th Floor, Santa Monica, CA 90401.

(2)	According to a Schedule 13D filing dated October 23, 2006, ClientLogic beneficially owns 14,879,349 shares. All such shares are subject to the three separate voting agreements described above in “The Merger—Voting Agreements”. Pursuant to the terms of each such agreement, the voting power of all of the shares subject to such agreements has been reduced, on a pro rata basis among the holders, such that the aggregate of the beneficial ownership of all of the shares subject to such agreements is 19.9%.

(3)	Based on a Schedule 13D/A filing dated October 17, 2006. Includes 6,813,235 shares subject to a voting agreement among ClientLogic, merger sub, JANA Partners LLC and JANA Piranha Master Fund, Ltd. described above in “The Merger—Voting Agreements”.

(4)	Includes the following shares which may be acquired under stock options which are exercisable currently or within 60 days: Mr. Lynch – 196,000; Mr. Desai – 62,000; Mr. Kubat – 153,000; Mr. Celaya – 300,000; Mr. DeVito – 50,000; Mr. Gourlay – 40,000; Mr. Hanger – 40,000; Mr. Scott Moncrieff – 73,000 and Mr. Friedheim – 20,000. Upon exercise, voting control over shares issued pursuant to our 1995 stock option plans will be held by Mr. Lynch pursuant to a voting agreement described below in “Proposal 2—Election of Directors—Directors Meetings and Compensation—Benefit Plans”.

(5)	Includes the following:

10,000 shares held by a 501(c)(3) organizations established by Mr. Lynch. Mr. Lynch has shared voting and/or investment power with respect to these shares but disclaims beneficial ownership;

2,057,858 shares beneficially owned by other stockholders over which Mr. Lynch exercises voting control pursuant to a voting agreement described below in “Proposal 2—Election of Directors—Directors Meetings and Compensation—Benefit Plans”. That voting agreement grants Mr. Lynch the right to vote all of the shares of our common stock held by the stockholders signatory to the voting agreement in the manner directed by Mr. Lynch. Mr. Lynch acquires voting control over additional shares which are issued pursuant to our 1995 stock option plans until such shares are sold by the holders thereof into the public market;

5,137,738 shares over which Mr. Lynch exercises sole dispositive control; and

4,460,467 shares subject to a voting agreement among ClientLogic, merger sub and Mr. Lynch described above in “The Merger—Voting Agreements”.

(6)	Based on a Schedule 13G/A filing dated February 15, 2006.

(7)	Based on a Schedule 13D filing dated October 31, 2006. SCSF Equities, LLC exercises shared voting and dispositive power over all such shares with Sun Capital Securities Offshore Fund, Ltd., Sun Capital Securities Fund, LP, Sun Capital Securities Advisors, LP, Sun Capital Securities, LLC, Marc J. Leder and Rodger R. Krouse.

(8)	Based on a Schedule 13G/A filing dated February 3, 2006. Heartland Advisors, Inc. exercises shared voting and dispositive control over all such shares with William J. Nasgovitz. Heartland Advisors, Inc. and William J. Nasgovitz each disclaim beneficial ownership of any shares reported on such Schedule.

(9)	Based on a Schedule 13D filing dated March 15, 2005. Private Equity Investors IV, L.P.’s shares are also included in the number of shares shown for Rohit M. Desai. Pursuant to Rule 13d-4 under the Exchange Act, Rohit M. Desai disclaims beneficial ownership of these shares owned by Private Equity Investors IV, L.P. Includes 3,605,647 shares subject to a voting agreement among ClientLogic, merger sub and Private Equity Investors IV, L.P. described above in “The Merger—Voting Agreements”.

(10)	Represents stock units based on our common stock which are generally payable on or within a certain time period after the termination of the holder’s period of service. See “Proposal 1—The Merger Agreement— Treatment of Stock Options and Stock Units”.

(11)	Based on a Schedule 13G filing dated February 14, 2006. Includes 1,642,398 shares owned through Burmel Holding N.V.

(12)	Based on a Schedule 13G filing dated February 6, 2006. Dimensional Fund Advisors Inc. disclaims beneficial ownership of all shares covered by such Schedule.

(13)	Includes 20,000 shares owned by a partnership for members of Mr. Kubat’s immediate family. Mr. Kubat shares voting and/or investment power but disclaims beneficial ownership of these shares.

DISSENTERS’ RIGHTS OF APPRAISAL

     Under the Minnesota Business Corporation Act, holders of our common stock are entitled to dissent from the proposed merger and obtain “fair value” plus interest for their shares by asserting their dissenters’ rights.

     For purposes of dissenters’ rights, “fair value” means the value of the shares immediately before the effective date of the merger, and “interest” means interest commencing five days after the effective date of the merger up to and including the date of payment at the rate provided by Minnesota law for interest on verdicts and judgments (presently 4%).

     The following summary of the applicable provisions of sections 302A.471 and 302A.473 of the Minnesota Business Corporation Act is not intended to be a complete statement of such provisions and is qualified in its entirety by reference to such sections, the full texts of which are attached as Annex C to this document. These sections should be reviewed carefully by any of our stockholders who wish to exercise dissenters’ rights. Any holder who forfeits his or her dissenter’s rights by failure to follow these procedures will then receive the merger consideration described in this document.

     The merger agreement constitutes a plan of merger for which stockholder approval is required under the Minnesota Business Corporation Act. Under Sections 302A.471 and 302A.473 of the MBCA, holders of our common stock will have the right, by fully complying with the applicable provisions of Sections 302A.471 and 302A.473, to dissent with respect to the merger and to obtain payment in cash of the “fair value” of their shares of our common stock after the merger is completed.

     If you choose to assert your dissenter’s rights or preserve your right to dissent, you must carefully review the requirements under Sections 302A.471 and 302A.473 and should consult with an attorney.

     If your shares are held of record in the name of another person, such as a bank, broker or other nominee, you must act promptly to cause the record holder to follow the steps summarized below and in a timely manner in order to perfect whatever dissenter’s rights you may have.

A Dissenting Stockholder Must Perfect Dissenter’s Rights

If you elect to exercise your dissenter’s rights, to “perfect” them you must:

  provide us with written notice of your intention to demand payment of the fair value of your shares before the stockholders vote on the proposed merger at the annual meeting on [•];

  not vote your shares in favor of the merger; and

  assert your dissenter’s rights as to all of your shares (except where certain shares are beneficially owned by another person but registered under your name, in which event dissenters’ rights must be asserted with respect to all of those shares beneficially owned by the other person and the name and address of the beneficial owner must be disclosed).

     The written notice must reasonably inform us of your identity and your intention to exercise your dissenter’s rights. A vote against the merger will not in and of itself constitute sufficient written notice. All written notices should be:

  addressed to:

  SITEL Corporation
  7277 World Communications Drive
  Omaha, NE 68122
  Attention: Teresa A. Beaufait, Corporate Secretary

  filed before the stockholders vote on the proposed merger at the annual meeting on [•]; and

  executed by, or sent with the written consent of, the holder of record.

     A failure to vote will not constitute a waiver of your dissenter’s rights, but a vote in favor of the merger by proxy or in person will constitute a waiver of your dissenter’s rights and will override any previously written notice of intent to demand payment. If you return a signed proxy but do not specify a vote against adoption of the merger or direction to abstain, the proxy will be voted for adoption of the merger, which will have the effect of waiving your dissenters’ rights.

If you fail to comply with these conditions, you will not have dissenters’ rights with respect to your shares.

We Must Provide Dissenting Stockholders with Written Notice

     If the merger is completed and you have properly asserted your dissenter’s rights, we must give you a written notice that must contain the following:

  the address where your demand for payment and stock certificates must be sent;

  the date when your demand and stock certificates must be received;

  any restrictions on transfer of uncertificated shares that will apply after the demand for payment is received;

  a form to be used to: (i) certify the date on which you, or the beneficial owner on whose behalf you dissent, acquired the shares or an interest in them and (ii) demand payment; and

  a copy of Section 302A.471 and 302A.473 and a brief description of the procedures to be followed under these sections.

Dissenting Stockholders Must Demand Payment and Return Shares

     Within 30 days after the written notice described above is given by us, you must demand payment and deposit your stock certificates with the surviving corporation (or comply with any restrictions on uncertificated shares), or you will irrevocably forfeit your dissenters’ rights and will be entitled to receive the merger consideration. Under Minnesota law, notice by mail is given by us when deposited in the U.S. mail. You will retain all rights as a stockholder until the effective time of the merger.

We Must Send Dissenting Stockholders Fair Value and Other Information

     If you make timely demand for payment and deposit your stock certificates (or comply with any restrictions on uncertificated shares), then we will send you, after the effective time of the merger or the receipt of the demand, whichever is later, an amount which we estimate to be the fair value of your shares, plus interest. The payment for fair value must be accompanied by the following:

  our closing balance sheet and statement of income for a fiscal year ending not more than 16 months before the effective time of the merger;

  our latest available interim financial statements;

  an estimate of the fair value of your shares;

  a brief description of the method used to arrive at the estimate of the fair value;

  a brief description of the procedures to be followed if you wish to demand supplemental payment; and

  copies of Sections 302A.471 and 302A.473.

     If, however, the merger is not completed or we dispute your right to dissent, we will not send you the fair value of your shares or the additional information listed above.

A Dissenting Stockholder May Demand Supplemental Payment

     If you believe that the amount of the payment by us is less than the fair value of your shares, plus interest, you must give written notice to us of your own estimate of the fair value of your shares, plus interest, within 30 days after the date we send you our fair value estimate and payment. Your written notice must also demand payment of the difference.

     If you fail to give written notice of your estimate to us and demand payment for the difference within the 30-day time period, you will be entitled only to the amount we estimated as fair value and previously paid to you.

We May Withhold Payment of Fair Value Under Certain Circumstances

     If you were not a stockholder or are dissenting on behalf of a person who was not a beneficial owner of our common stock on October 13, 2006 we may withhold the payment of the estimated fair value, plus interest, for your or such person’s shares. In that event, we must provide you with the following:

  the notice and all other materials that were sent after stockholder approval of the merger to all stockholders who have properly exercised dissenters’ rights;

  a statement of our reason for withholding the payment; and

  an offer to pay you the amount listed in the materials if you agree to accept that amount in full satisfaction.

     If you decline this offer, you may demand payment by following the same procedures described for demand of supplemental payment by stockholders who owned their shares as of October 13, 2006.

     If you did not own shares as of October 13, 2006 and fail to properly demand payment, you will be entitled only to the amount offered by us.

     The rules and procedures for supplemental payment applicable to a dissenting stockholder who owned shares on October 13, 2006 will also apply to any stockholder properly giving a demand but who did not own shares of record or beneficially on October 13, 2006. However, any such stockholder is not entitled to receive any payment from us until the fair value of the shares, plus interest, has been determined pursuant to the rules and procedures for supplemental payment.

A Court Will Settle Fair Value Disputes

     If we cannot agree within 60 days after we receive your estimate of the fair value of your shares, then we will file an action in a court of competent jurisdiction in Hennepin County, Minnesota, asking the court to determine the fair value of your shares, plus interest. If your demand is not settled within the applicable 60-day settlement period, you and all other dissenting stockholders whose demands have not been settled will be made parties to this proceeding.

     The court will determine whether you have fully complied with the provisions of Section 302A.473 and will then determine the fair value of your shares. The court may appoint one or more persons as appraisers to receive evidence and make recommendations to the court. The court will determine the fair value of your shares by taking into account any and all factors the court finds relevant. The court will compute the fair value by utilizing any method or methods it deems appropriate, whether or not used by us, you or another dissenting stockholder.

     The fair value of your shares, as determined by the court, will be binding on you. If the court determines that the fair value of your shares is in excess of our estimate of the fair value of the shares, then the court will enter a judgment in your favor in an amount by which the value determined by the court exceeds our estimate of the fair value, plus interest. You will not be liable to us for the amount, if any, by which the payments remitted by us to you as our estimate of fair value, plus interest, exceed the fair value determined by the court, plus interest.

     The costs and expenses of the court proceeding will be assessed against us, except that the court may assess part or all of those costs and expenses against any dissenting stockholder whose action in demanding payment is found to be arbitrary, vexatious or not in good faith.

     If the court finds that we have failed to comply substantially with Section 302A.473, the court also may assess against us such fees and expenses, if any, of attorneys and experts as the court deems equitable. These fees and expenses may also be assessed against any dissenting stockholder who has acted arbitrarily, vexatiously or not in good faith in bringing the proceeding, and may be awarded to a party injured by those actions.

     If you are considering exercising your dissenters’ rights, you should bear in mind that the fair value of your shares determined under Sections 302A.471 and 302A.473 of the Minnesota Business Corporation Act could be more than, the same as or, in certain circumstances, less than the consideration you would receive pursuant to the merger agreement if you do not seek dissenters’ rights with respect to your shares.

     Furthermore, the opinion of any investment banking firms as to fairness, from a financial point of view, is not an opinion as to fair value under Sections 302A.471 and 302A.473.

     Because of the availability of dissenters’ rights, under Section 302A.471, Subd. 4, our stockholders have no right at law or equity to set aside the adoption of the Merger Agreement or the consummation of the merger, except if such adoption or consummation is fraudulent with respect to such stockholders or us.

     Cash received pursuant to the exercise of your dissenters’ rights will be subject to income tax. See “The Merger — Material U.S. Federal Income Tax Consequences.”

     If you fail to comply fully with the statutory procedure summarized above, you will forfeit your right to dissent and will receive the merger consideration for your shares.

PROPOSAL 2—ELECTION OF DIRECTORS

     Our Board of Directors is comprised of nine directorships divided into three classes whose terms expire in consecutive years. Each class of directors serves a three-year term. Classes I, II and III each have three directorships. Nine directors are currently serving on the Board.

     The terms of Class II directors Rohit M. Desai, David J. Hanger and Stephen L. Key expire at this meeting. Our Board of Directors has nominated Messrs. Desai, Hanger and Key for re-election to the Board for terms expiring at the annual stockholders meeting in 2009.

     The principal occupation of each director for the last five years, other positions each has held, the date each was first elected a director of ours, the date each director’s term expires and the age of each director are listed below.

Class II directors whose current terms expire at the 2006 annual stockholders meeting:

     ROHIT M. DESAI – Nominee – New York, New York USA

     Mr. Desai has been a director since April 2000. He is currently Chairman of the Board’s Nominating/Corporate Governance Committee. Since 1984, Mr. Desai has been the Chairman and President of Desai Capital Management Incorporated, an institutionally funded equity investment firm that provides capital for management buyouts, acquisitions and growth investments. Prior to forming Desai Capital Management Incorporated in 1984, Mr. Desai spent 20 years with Morgan Guaranty Trust, an affiliate of J.P. Morgan, where he managed an equity linked investment fund. Mr. Desai is also a director of Independence Community Bank Corp., Finlay Enterprises, Inc. and Suncom Wireless Holdings, Inc. He is 67 years old.

     DAVID J. HANGER – Nominee – London, United Kingdom

     Mr. Hanger has been a director since June 2003. Mr. Hanger has over 30 years of experience in the publishing industry, including various advertising and sales management positions with The Economist Newspaper Group. Mr. Hanger was Publisher of The Economist from 1996 to 2005. Mr. Hanger is also a non-executive Director of Creston plc, a marketing services group, and Burst Media, a web-based advertising services company. Mr. Hanger previously served as World President (2000-2002) of the International Advertising Association. He is 61 years old.

     STEPHEN L. KEY – Nominee – Providence, Rhode Island USA

     Mr. Key was appointed a director in August 2006. Since 2001, Mr. Key has been the Chairman of Key Consulting, LLC, an investment firm he founded, and Chief Financial Officer of J.D. Watkins Enterprises, Inc. From 1995 to 2001, Mr. Key was Executive Vice President and Chief Financial Officer of Textron Inc. From 1992 to 1995, Mr. Key served as Executive Vice President and Chief Financial Officer of ConAgra, Inc. Mr. Key served in various positions from 1968 to 1992 with Ernst & Young, including Managing Partner of the New York office from 1988 to 1992. Mr. Key is also a director of 1-800 Contacts, Inc., Greenhill & Co., Inc. and J.D. Watkins Enterprises, Inc. Mr. Key also serves as a director of the Rhode Island School of Design. He is 63 years old.

Class III directors whose current terms expire at the 2007 annual stockholders meeting:

     MATHIAS J. DEVITO – Ruxton, Maryland USA

     Mr. DeVito has been a director since June 2001. Since 1997, Mr. DeVito has been Chairman Emeritus of The Rouse Company, a real estate development firm, recently acquired by General Growth Properties. From 1984 to 1997, Mr. DeVito was Chairman of the Board of The Rouse Company, and he previously served as its Chief Executive Officer, among other positions. Prior to joining The Rouse Company in 1970, Mr. DeVito was a partner with the Piper & Marbury law firm from 1965 to 1970, Assistant Attorney General of the State of Maryland from 1963-1965 and an associate with Piper & Marbury from 1957 to 1963. Mr. DeVito is also a director of Suncom Wireless Holdings, Inc. He is 76 years old.

     GEORGE J. KUBAT – Omaha, Nebraska USA

     Mr. Kubat has been a director since July 1995. He is currently Chairman of the Board’s Audit Committee. Since 1992, Mr. Kubat has been the Chief Executive Officer and President of Phillips Manufacturing Co., a metal fabricating company based in Omaha. From 1969 to 1992, Mr. Kubat served in various positions with Coopers & Lybrand, most recently as Tax Partner In Charge of the Omaha, Nebraska office. Mr. Kubat is also a trustee of Everest Funds. He is 61 years old.

     JAMES F. LYNCH – Omaha, Nebraska USA

     Mr. Lynch founded SITEL in 1985, has served as Chief Executive Officer since April 2001, and has served as Chairman and a director since our inception. Mr. Lynch previously served as Chief Executive Officer from our inception to January 1997. He is 57 years old.

Class I directors whose current terms expire at the 2008 annual stockholders meeting:

     NIGEL T. GOURLAY – London, United Kingdom

     Mr. Gourlay has been a director since June 2003. Since 2000, Mr. Gourlay has been a partner in Animos LLP, a business consultancy he founded which is based in London, U.K. From 1980 to 2001, Mr. Gourlay served in various U.K. and international based positions with British American Tobacco plc and its affiliated companies. Positions included serving as Head/Deputy Head of business development with responsibility for mergers and acquisitions for British American Tobacco plc from 1994 to 2001, Vice President for U.S. Marketing and Sales Administration with Brown and Williamson, USA from 1992 to 1994, and various investor relations, finance, administration and internal audit positions with B.A.T. Industries and its overseas subsidiaries from 1980 to 1992. Mr. Gourlay is currently Chairman of NWD Group plc. He is 51 years old.

     CYRUS F. FREIDHEIM, JR. – Chicago, Illinois USA

     Mr. Freidheim has been a director since October 2005. He is currently Chairman of the Board’s Compensation Committee. Mr. Freidheim has been Chairman of Old Harbour Partners, an investment firm, since 2004. From 2002 to 2004, Mr. Freidheim served as Chairman and CEO of Chiquita Brands International. From 1966 to 2002, Mr. Freidheim served as Vice Chairman and in other positions with Booz Allen Hamilton, Inc. Mr. Freidheim is also on the Board of Directors of HSBC Finance Corp., Inc., Allegheny Energy, Inc. and Hollinger International Inc. He is 71 years old.

     ROBERT H. GETZ – Greenwich, Connecticut USA

     Mr. Getz was appointed a director in August 2006. Mr. Getz is a private investor and since 1997 has been a Managing Director and Partner of Cornerstone Equity Investors, L.L.C., a private equity firm focused on leveraged buyouts and recapitalization. From 1987 to 1996, Mr. Getz served in various management positions, including Managing Director and Partner from 1992 to 1996, of Prudential Equity Investors, Inc. Mr. Getz is also a director of Novatel Wireless, Inc. and Haynes International, Inc. He is 44 years old.

     Mr. Desai was appointed to the Board of Directors upon the closing of Private Equity Investors IV, L.P.’s (“PEI IV”) purchase of 5,555,671 shares of our outstanding common stock in 2000. PEI IV is an affiliate of Desai Capital Management Incorporated. We agreed to nominate an individual designated by PEI IV and approved by us and to solicit proxies for the election of such nominee to the Board so long as PEI IV beneficially owns, in the aggregate, at least 2,222,269 shares of our common stock.

     Messrs. Getz and Key were appointed to the Board of Directors pursuant to an agreement between us and JANA Partners LLC effective as of August 4, 2006. Also pursuant to the agreement, within the next six months Mr. Kubat will resign from the Board and Charles Penner will be appointed to fill the resulting vacancy. Pursuant to such agreement, JANA Partners LLC agreed to not take certain actions for one year and to support the slate of directors nominated for election by us at the 2006 annual meeting of the stockholders.

     Proxies received by the Board of Directors will be voted “FOR” the election of the above nominees unless stockholders direct that their vote be withheld from one or more of such nominees. If any nominee shall become unavailable for election to our Board of Directors for any reason not presently known or contemplated, the proxy holders will have discretionary authority to vote the proxies for a substitute. Proxies cannot be voted for a greater number of persons than the number of nominees named above.

DIRECTORS MEETINGS AND COMPENSATION

Board and Committee Meetings

     Our Board of Directors has a minimum of five regularly scheduled meetings during the year. The Board has established three standing Board committees – the Audit Committee, the Compensation Committee and the Nominating/Corporate Governance Committee – which also meet on a regularly scheduled basis.

     Directors are expected to attend all scheduled Board and committee meetings and the annual stockholders meeting. During 2005, the Board met twelve times. Each director attended at least 75% of the aggregate number of meetings of the Board and the committees on which he served, during the period the director served on the Board. From time to time, the Board may also act by unanimous written consent between regularly scheduled and special meetings. All directors attended last year’s annual stockholders meeting.

     The Board holds executive sessions without management, as needed, during its regularly scheduled and special meetings. The Board also has scheduled at least one regular executive session during the year for the independent directors only, following the annual Board meeting. The Board committee chairs will rotate presiding at such meetings (in the order of the Audit, Compensation and Nominating/Corporate Governance committee chairs). If the committee chair who is scheduled to preside at a session is unable to, the chairman of the Nominating/Corporate Governance Committee will substitute as the presiding director for that session, and the original rotation schedule will continue for subsequent executive sessions.

     The NYSE listing standards contain certain tests under which a director would be disqualified from being considered independent if the director had certain affiliations or relationships. In addition, the Board must affirmatively determine that a director does not have any direct or indirect material relationship with us before the director may be considered independent under the NYSE listing standards.

     The Board has established certain guidelines to assist it in determining director independence in accordance with the NYSE listing standards. Under the Board’s guidelines, a director will not be independent if, within the preceding five years: the director was employed by us; an immediate family member of the director was employed by us as an executive officer; the director was employed by or affiliated with our independent auditor or internal audit firm; an immediate family member of the director was employed by or affiliated with our independent auditor or internal audit firm as a partner, principal or manager; or one of our executive officers was on the Board of Directors of a company which employed the director, or which employed an immediate family member of the director, as an executive officer. Under the Board’s guidelines, the following commercial or charitable relationships will not be considered to be material relationships that would impair a director’s independence: if a director is an executive officer or employee of another company that does business with us and the annual sales to, or purchases from, us are less than 1% of the annual revenues of the company he or she serves as an executive officer or employee; if a director is an executive officer of another company which is indebted to us, or to which we are indebted, and the total amount of either company’s indebtedness to the other is less than 1% of the total consolidated assets of the company he or she serves as an executive officer; and if a director serves as an executive officer, director or trustee of a charitable organization, and our discretionary charitable contributions to the organization are less than 1% of that organization’s total annual charitable receipts. The Board has reviewed each of the director’s relationships with us in conjunction with the foregoing standards and has affirmatively determined that all of the directors, other than James F. Lynch, are independent under the Board’s independence guidelines and are independent directors under the NYSE corporate governance rules.

     Stockholders and others may communicate with the Board as follows:

     Call our Board:

     800-397-9610 or 402-963-6928

     E-mail our Board:

     Board.Directors@sitel.com

     Write to our Board:

     SITEL Board of Directors
     SITEL Corporation
     7277 World Communications Drive
     Omaha, NE 68122 USA

     All correspondence will be reviewed and processed by our vice president of investor relations under the direction of the non-employee directors. The status of outstanding concerns addressed to the non-employee directors will be reported to the directors on a quarterly basis. The non-employee directors may direct special treatment, including the retention of outside advisors or counsel, for any complaint or concern addressed to them.

     The Audit Committee assists the Board in, among other things, its oversight of (1) the integrity of our financial statements and other financial information, (2) our compliance with legal and regulatory requirements, (3) the independence, qualifications and performance of our independent auditors and (4) the performance of our internal audit function. The Audit Committee selects the independent auditors. The committee met seven times during 2005. The Audit Committee members are Messrs. Kubat (Chairman), Desai, Getz, Gourlay, Hanger and Key. All members of the committee are independent, as defined in the NYSE listing standards. The Board of Directors has approved a written charter for the Audit Committee. The Audit Committee report begins on page 72 of this proxy statement.

     The Compensation Committee carries out the Board’s responsibilities concerning executive compensation. The committee reviews our executive compensation policies and practices, determines executive officers’ salaries and bonuses, and administers our stock option plans (except for the Amended and Restated SITEL Corporation 1995 Non-Employee Directors Stock Option Plan which is administered by employee directors). The committee met seven times during 2005. From time to time, the committee may also act by unanimous written consent between regularly scheduled meetings. The Compensation Committee members are Messrs. Freidheim (Chairman), Desai, DeVito, Getz and Gourlay. All members of the committee are independent, as defined in the NYSE listing standards. The Board of Directors has approved a written charter for the Compensation Committee. The report of the Compensation Committee begins on page 70 of this proxy statement.

     The Nominating/Corporate Governance Committee assists the Board in, among other things, (1) identifying qualified individuals to become Board members, (2) determining the composition of the Board of Directors and its committees, (3) monitoring a process to assess Board effectiveness and (4) developing and implementing our corporate governance guidelines. The committee met four times during 2005, and members held informal discussions at other times. The Nominating/Corporate Governance Committee members are Messrs. Desai (Chairman), DeVito, Freidheim, Hanger and Key. All members of the Nominating/Corporate Governance Committee are independent, as defined in the NYSE listing standards. The Nominating/Corporate Governance Committee will consider candidates for nomination as a director recommended by stockholders. In evaluating candidates, regardless of the source of the recommendation, the committee considers the attributes of the candidate (including skills, experience, international versus domestic background, diversity, age and legal and regulatory requirements) and the needs of the Board. Specifically, the Nominating/Corporate Governance Committee is charged with selecting individuals as director nominees who have high personal and professional integrity, who have demonstrated exceptional ability and judgment and who shall be most effective, in conjunction with the other nominees to the Board, in collectively serving the long-term interests of the stockholders. The Board of Directors has approved a written charter for the Nominating/Corporate Governance Committee.

     The charters of the Audit, Compensation and Nominating/Corporate Governance committees, our Corporate Governance Guidelines, our Code of Business Conduct and our Code of Ethics are available online in the Investors section of our website at www.sitel.com. Go to www.sitel.com on the Internet, click on Investors and then click on Governance. We will also provide a copy to any stockholder upon request.

Director Compensation

     Non-employee directors are compensated for their service on the Board. Non-employee directors receive an annual retainer of $30,000. During 2005, the chair of the Audit Committee received an additional annual retainer of $30,000, and the chair of each of the Compensation Committee and the Nominating/Corporate Governance Committee received additional annual retainers of $10,000. In 2006, the Board approved the payment of an additional annual retainer of $30,000 to the chair of the Special Committee that was established by the Board in June 2005 to explore our strategic alternatives, such retainer effective from January 1, 2006 and continuing for so long as such Special Committee has continuing responsibilities designated by the Board. The annual retainers are payable quarterly beginning at the time of the annual stockholders meeting. Non-employee directors also receive $1,500 per regular or special meeting of the Board or committee attended as a committee member or observer. They are granted options to purchase 20,000 shares of our common stock upon initial election to the Board, pursuant to the Incentive Plan. They are granted additional options to purchase 10,000 shares of our common stock annually at the time of the annual stockholders meeting. At least 50% (and up to 100% as elected by the director) of a non-employee director’s annual retainer compensation is paid in our common stock pursuant to the Incentive Plan. Our common stock is restricted against transfer for six months after issuance. A non-employee director may elect to defer all or part of his compensation pursuant to the 2001 Nonemployee Director Compensation Plan. The deferred compensation is credited to the director’s deferred compensation account in stock units of our common stock and is generally payable on or within a certain time period after his termination of service.

     The Incentive Plan permits discretionary grants of additional options to the non-employee directors. No discretionary grants were made in 2005.

Compensation Committee Interlocks and Insider Participation; Certain Transactions

     The Compensation Committee members are Messrs. Freidheim (Chairman), Desai, DeVito, Getz and Gourlay, all independent, non-employee directors.

     Kelvin C. Berens, who resigned as a Director of ours in August 2006, is the Managing Partner and owner of more than 10% of the voting stock in the Berens & Tate, P.C. law firm. We engaged Berens & Tate to provide legal services in the areas of labor and employment law during 2005 and expect to continue to engage the firm for such services. We paid Berens & Tate $671,498.60 in fees during 2005 and $490,910 in fees for the first nine months of 2006.

SITEL’s Executive Officers

Name	Age	Present Office	Other Offices or Positions Held with SITEL During Past Five Years
James F. Lynch	57	Chairman of the Board (since 1985), Chief Executive Officer (since April 2001)	None
Jorge A. Celaya	40	Executive Vice President and Chief Financial Officer (since October 2003)	None

Robert Scott Moncrieff	50	Executive Vice President, Marketing and Account Development (since August 2003)	Senior Vice President – Marketing

Annual Compensation

     Summary Compensation Table. The following table sets forth the information regarding annual and long-term compensation paid to or earned by our chief executive officer and our other executive officers in office as of December 31, 2005, and a former executive officer, Dale W. Saville, who was not an executive officer at the end of the last fiscal year but who is required to be included in this table under applicable rules (collectively, the “Named Executive Officers”), for each of the last three fiscal years.

	Annual Compensation				Long-Term Compensation Awards

Name and Principal Position	Year	Salary	Bonus(1)	Other Annual Compensation(2)	Stock Option (Number of Shares)(3)	All Other Compensation(4)

James F. Lynch	2005	$600,000	$225,000	—	—	$70,909
Chairman and	2004	$546,923	—	—	—	$70,909
Chief Executive Officer	2003	$500,000	—	—	—	$70,909

Jorge A. Celaya(5)	2005	$290,001	$108,750	—	—	—
Executive Vice President	2004	$290,001	—	—	—	—
and Chief Financial Officer	2003	$44,616	$100,000	—	300,000	—

Robert Scott Moncrieff	2005	$265,556	$81,213	$27,072	—	—
Executive Vice President	2004	$239,980	—	$31,360	45,000	—
	2003	$183,735	$144,373	$58,373	—	—

Dale W. Saville(5)	2005	$190,385	—	—	—	$11,296
Executive Vice President	2004	$239,385	—	—	—	—
	2003	$230,000	—	—	—	—

_______________
     (1) Represents bonus payments paid after year-end to the Named Executive Officer for such year. For Mr. Celaya, it also includes a $100,000 payment from us in January 2004, in recognition of his loss of anticipated bonus income and certain other benefits with his previous employer when he joined us.

     (2) For Mr. Scott Moncrieff, in 2004, represents a $10,000 allowance for travel expenses and the balance represents pension contributions on Mr. Scott Moncrieff’s behalf and in 2003 a $40,000 allowance for travel expenses and the balance represents pension contributions on his behalf.

     (3) All of the options granted were for shares of our common stock pursuant to the Incentive Plan.

     (4) For Mr. Lynch, in 2005, 2004 and 2003 represents $70,909 in premiums paid under a split-dollar life insurance policy. For Mr. Saville, represents accrued vacation pay due in connection with the termination of his employment with SITEL.

     (5) Mr. Celaya joined us in October 2003. Mr. Saville resigned from SITEL effective September 9, 2005.

Arrangements with Executive Officers

     James F. Lynch, Jorge A. Celaya and Robert Scott Moncrieff. Messrs. Lynch, Celaya and Scott Moncrieff are parties to employment agreements dated February 17, 2006. These executives’ base salaries are $600,000, $290,000 and $264,600, respectively, and they are eligible to receive a bonus for 2006 of up to 100% of their base salary under the 2006 Management Incentive Plan, based exclusively on our achieving the 2006 EPS targets set by the Compensation Committee. The agreements provide arrangements for the executives in the event of termination of employment or change of control of us. In the event of a termination of employment without cause or by the executive for good reason, absent a change of control, the executive will receive a single severance payment of one times his annual salary plus target bonus, as well as 12 months of COBRA premium reimbursement, or an equivalent reimbursement under U.K. law for Mr. Scott Moncrieff, and 12 months of long-term disability and life insurance benefits or premiums. In the event of a termination of employment without cause by us or by the executive for good reason within two years following a change of control, the executive will receive a single severance payment of two times his annual salary plus target bonus, as well as 24 months of COBRA premium reimbursement, or an equivalent reimbursement under U.K. law for Mr. Scott Moncrieff, and 24 months of long-term disability and insurance benefits or premiums. Any options that have not already vested will vest upon a change of control. For purposes of the employment agreements, a “change of control” means generally (i) a more than 50% change in our ownership, (ii) a change in a majority of the Board of Directors or (iii) a sale of all or substantially all of our assets. Cause and good reason are defined in the employment agreements. The term of each of the employment agreements runs through December 31, 2006 and renews annually for one-year terms subject to the termination provisions. The executives must sign a release of all claims as a condition to receiving severance payments.

Benefit Plans

     1999 Stock Incentive Plan. The Incentive Plan provides for the granting of various types of incentive awards (including incentive stock options, non-qualified options, stock appreciation rights, performance units, restricted shares, stock bonuses and other stock-based awards) for the issuance of up to an aggregate of 10,500,000 shares of common stock to our employees and independent consultants and our subsidiaries and our non-employee directors. Option terms may not exceed ten years. Option prices, set by the Compensation Committee of the Board of Directors in the case of employees and independent consultants, and the Board of Directors in the case of non-employee directors, may not be less than the fair market value at the date of grant for incentive stock options or less than par value for nonqualified stock options.

     Our option plans are administered by the Compensation Committee of the Board of Directors, except our 1995 Non-Employee Directors Stock Option Plan which is administered by the Board members who were not eligible to participate in that plan. We maintain other option plans under which we are no longer able to grant options. These plans require optionees to enter into a ten-year voting agreement in favor of James F. Lynch and to comply with a right of first refusal granted to us. Under the voting agreement, each optionee agrees to vote all of the shares acquired upon exercise of options as directed by Mr. Lynch. Mr. Lynch is required to release shares covered by the voting agreement under certain circumstances. The right of first refusal requires optionees, before selling any shares underlying options, to provide us with written notice of the sale and the right to elect to purchase such shares, and it terminates as to shares sold into the public market.

Option Grants and Holdings

     2005 Option Grants. No stock options or stock appreciation rights were granted during the year ended December 31, 2005 to the Named Executive Officers.

     2005 Option Exercises and Holdings. The following table summarizes information for the Named Executive Officers regarding aggregate option exercises in the year ended December 31, 2005 and the year-end value of unexercised options to purchase our common stock. No stock appreciation rights were exercised during 2005 or were outstanding at December 31, 2005.

AGGREGATED OPTION EXERCISES IN 2005
AND YEAR-END OPTION VALUES

			Number of Shares Underlying	Value of Unexercised
			Unexercised Options	In-the-Money Options
	Shares Acquired		at 12-31-05(1)	at 12-31-05(2)
	on Exercise	Value
Name	(#)	Realized	Exercisable/Unexercisable	Value of Unexercisable

James F. Lynch	—	—	152,000/348,000	$74,360	/$128,640
Jorge A. Celaya	—	—	200,000/100,000	$294,000	/$147,000
Robert Scott Moncrieff	—	—	32,000/68,000	$10,550	/$28,288
Dale W. Saville(3)	98,000	$29,730	0/0	$0	/$0

(1)	All of the options relate to shares of our common stock. All of the options were granted under the Incentive Plan, except for the options held by Mr. Scott Moncrieff for 35,000 shares, which were issued under the 1995 Employee Stock Option Plan.

(2)	These values have been calculated by subtracting the per share option exercise price from the fair market value of the underlying common stock. For purposes of this table, such fair market value is deemed to be the closing price of our common stock on the NYSE as of December 30, 2005, the last trading day of 2005, which was $3.12.

(3)	Mr. Saville resigned from SITEL effective September 9, 2005.

Performance Graph

     The following line graph compares the yearly percentage changes in the cumulative stockholder return on our common stock for the past five years commencing December 31, 2000 with the cumulative total return of a “Competitive Index” (computed by us) and with the Standard and Poor’s 500 Index through the year ended December 31, 2005. The comparison assumes $100 was invested on December 31, 2000 in our common stock and in each of the foregoing indices and assumes reinvestment of dividends, if any.

     The four largest competitors, in terms of market capitalization, were used to compare the “Competitors Index”, using their period end stock prices and respective market capitalization values to appropriately weight their stock prices. The companies included in the “Competitors Index” are APAC Teleservices, Inc., Convergys Corporation, Sykes Enterprises, Incorporated and Teletech Holdings, Inc.

     In the prior year, comparisons of the four largest competitors included APAC Teleservices, Inc., West Corporation, Sykes Enterprises, Incorporated and Teletech Holdings, Inc. Due to major changes in West Corporation’s mix of business as a result of recent acquisitions, we no longer consider West Corporation a direct competitor. Convergys Corporation, a competitor across many markets, has been substituted for West Corporation. For comparison, the following graph includes the prior list of competitors.

Section 16(a) Beneficial Ownership Reporting Compliance

     Our officers and directors, and persons who own more than 10% of our common stock, are required to file reports of ownership and changes in ownership of our common stock with the SEC. Copies of such reports must also be furnished to us. Based solely upon a review of the copies of reports furnished to us and written representations that no other reports were required, we believe that during fiscal 2005 our officers and directors and greater than 10% beneficial owners complied with such filing requirements, except that a Form 4 report for Rohit M. Desai was one day late with respect to stock units granted to him on December 7, 2005.

COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

     The Compensation Committee of the Board of Directors is responsible for administering our executive compensation programs. The Compensation Committee is composed of five independent directors, including two members who were appointed to the committee in August 2006. The Compensation Committee regularly reviews our executive compensation policies and practices and establishes the salaries and bonuses of the executive officers. The Compensation Committee administers the stock option plans in which executive officers participate.

Compensation Policies

     Our compensation policies are designed to attract and retain highly able and motivated individuals at all levels. In addition, the compensation policies are designed to be cost effective and to treat all employees fairly. Our overall approach to compensation emphasizes the following: competitive salaries, significant bonuses tied to SITEL, business unit and individual performance, and an opportunity to build exceptional long-term value through equity participation.

     In establishing total compensation amounts, the Compensation Committee considers our historical and projected performance. The Compensation Committee also considers the range of compensation paid by other public companies in the outsource contact center industry (including those companies comprising the “Competitors Index” used in the Performance Graph section of this proxy statement) and other relevant industries. This information forms the basis for the Compensation Committee’s assessment of our overall performance and prospects, which underpins the Compensation Committee’s establishment of total compensation ranges. The Compensation Committee also occasionally engages compensation consultants to review and make recommendations to the Compensation Committee on executive compensation programs. The Compensation Committee makes a subjective determination based upon a collective consideration of the foregoing factors and information.

     The Compensation Committee’s policy is to structure compensation awards for executive officers that will be deductible without limitation under Section 162(m) of the Code, where doing so will further the purposes of our executive compensation programs. The Compensation Committee also considers it important to retain flexibility to design compensation programs that recognize a full range of performance criteria important to our success, even where compensation payable under such programs may not be fully deductible.

Factors and Criteria of Executive Compensation

     Executive compensation consists primarily of (1) annual compensation and (2) long-term incentives.

Annual Compensation

     Annual compensation consists of base salary and bonus. We seek to have competitive base salaries. Any increases in an individual’s base salary are determined primarily by individual performance and added responsibilities. Assessment of an individual’s performance includes consideration of a person’s impact on our financial performance as well as their judgment, creativity, effectiveness in developing subordinates and contributions to the improvement in the quality of our services and operations.

     The 2005 bonus plan for executive officers provided for targeted bonuses equal to up to 75% of base salary based on achievement of predetermined earnings per share (EPS) targets. Bonuses under the plan were calculated and payable after the end of the fiscal year. Based on the EPS targets achieved for 2005, bonuses equal to 37.5% of base salary (representing 50% of the bonus opportunity) were payable to the executive officers. Messrs. Celaya and Scott Moncrieff received bonuses of $108,750 and $81,213, respectively.

Long-Term Incentives

     Stock options are a form of long-term incentive used for executive officers and officers and other employees. This incentive emphasizes the long-term focus necessary for our continued success. Stock options also promote success by aligning employee financial interests with long-term stockholder valgranted broadly and deeply within us. No options were granted to employees in 2005.

     We established a performance-contingent option program for 2006. Under this program, a total of about 1,500,000 options were granted on February 1, 2006 to top-performing employees and other key employees at higher job levels. The options may vest in whole or in part on the dates that we report financial results for 2007 and 2008 if we meet certain performance goals in 2006, 2007 and/or 2008. To the extent the performance goals have not been met by the date in 2009 that we report financial results for 2008, the options will not vest and will expire on that date. To the extent the options do vest based on performance, they expire on February 1, 2016. The options are subject to earlier exercise or earlier termination and the other terms and provisions of the option agreement and the Incentive Plan.

Chief Executive Officer Compensation

     Mr. Lynch’s 2005 compensation consisted principally of his base salary of $600,000. Based on the EPS target achieved for 2005, a bonus equal to 37.5% of Mr. Lynch’s base salary (represents 50% of the bonus opportunity) was payable to Mr. Lynch. Mr. Lynch received a bonus of $225,000.

SUBMITTED BY THE 2005 FISCAL YEAR
COMPENSATION COMMITTEE
OF THE BOARD OF DIRECTORS
OF SITEL CORPORATION

Rohit M. Desai
Mathias J. DeVito
Nigel T. Gourlay

AUDIT COMMITTEE REPORT

     The Audit Committee of the Board of Directors assists the Board in fulfilling its oversight responsibilities. The Audit Committee is composed of five independent directors. The Board of Directors has determined that none of the members of the Audit Committee has a relationship with us that may interfere with his independence from us and our management.

As described in its charter, the Audit Committee’s primary responsibilities fall into three broad categories:

  the Audit Committee monitors the preparation of quarterly and annual financial reports by our management, including discussions with management and our outside auditors about draft financial statements and key accounting and reporting matters;

  the Audit Committee is responsible for matters concerning the relationship between us and our outside auditors, including their appointment, evaluation and replacement; approving all audit engagement fees and terms, as well as pre-approving any non-audit services to be provided; and determining whether the outside auditors are independent; and

  the Audit Committee oversees management’s implementation of effective systems of internal controls, including review of policies relating to legal and regulatory compliance, ethics and conflicts of interests; and review of the activities and recommendations of our internal auditing function.

     The Audit Committee has adopted procedures for pre-approval of audit and permitted non-audit services by our independent auditor. In addition to annually engaging the independent auditor to audit our consolidated financial statements, the committee must financial statements, the committee must approve all use of the independent auditor for non-audit services before such use. The committee may pre-approve permitted services for a calendar year within a specified dollar limit, by individual project or in the aggregate. The committee may also delegate such pre-approval authorization to any member of the committee. The committee has pre-authorized permitted services not exceeding $25,000 between meetings, a report on which must be communicated to the committee at the next regularly scheduled meeting. The committee requires reports on the status of all pre-approved services at the next regularly scheduled committee meeting. To minimize relationships that could appear to impair the objectivity of the independent auditor, it is the committee’s practice to restrict the permitted non-audit services that may be provided to us by the independent auditor primarily to tax services and merger and acquisition due diligence and integration services.

     The Audit Committee has implemented procedures to assure that it performs each of its responsibilities under the charter. During the fiscal year ended December 31, 2005, and thereafter through the completion of the audit of our financial statements for such fiscal year, those procedures included regular meetings with our management and with appropriate representatives of our independent auditors.

     The Audit Committee reviewed and discussed both with our management and with KPMG LLP, our independent auditors, our audited financial statements for the fiscal year ended December 31, 2005.

     The Audit Committee also discussed with KPMG LLP the matters required to be discussed by Statement on Auditing Standards No. 61, Codification of Statements on Auditing Standards, AU Section 380.

     The Audit Committee received the written disclosures and the letter from KPMG LLP required by Independence Standards Board Standard No. 1, Independence Discussions with Audit Committees, and discussed with KPMG LLP its independence.

     Based upon the reviews and discussions referred to in the immediately preceding three paragraphs of this proxy statement, the Audit Committee recommended to the Board that our audited financial statements for the fiscal year ended December 31, 2005, be included in our Annual Report on Form 10-K for such fiscal year for filing with the Securities and Exchange Commission.

SUBMITTED BY THE 2005 FISCAL YEAR
AUDIT COMMITTEE

OF THE BOARD OF DIRECTORS
OF SITEL CORPORATION

George J. Kubat
Rohit M. Desai
Mathias DeVito
Nigel T. Gourlay
David J. Hanger

OUR INDEPENDENT PUBLIC ACCOUNTANTS

     The Audit Committee appointed the firm of KPMG LLP to examine our financial statements and those of our subsidiaries for the fiscal year ended December 31, 2005. The same firm conducted the examination for fiscal year 2004. Our independent registered public accountants for the year ending December 31, 2006 have not been selected because we have not yet solicited proposals from KPMG LLP or any other firm.

     A representative of KPMG LLP is expected to be present at the meeting. The representative will be given an opportunity to make a statement if he or she desires to do so and will be available to respond to appropriate questions.

Audit Firm Fee Summary

     The following table shows the fees billed by KPMG LLP for audit services and for audit-related tax and all other services rendered by KPMG LLP which were paid or accrued by us in each of the last two fiscal years:

	Fiscal Year 2005	Fiscal Year 2004

Audit Fees	$1,635,671	$1,771,864
Audit-Related Fees	4,040	58,325
Tax Fees	190,867	322,718
All Other Fees	12,154	30,038

	$1,839,952	$2,182,945

     Audit Fees include professional services rendered in connection with the audit of our consolidated financial statements included in our annual report on Form 10-K, review of our financial statements included in our quarterly reports on Form 10-Q and for professional services rendered in connection with statutory audits or regulatory filings.

     Audit-Related Fees includes fees for employee benefit plan audits, accounting consultations and due diligence assistance.

     Tax Fees include fees for U.S. and international tax advisory, tax planning and tax compliance services and expatriate tax services.

     All Other Fees includes fees for certain agreed upon procedures.

     The Audit Committee has adopted procedures for pre-approval of audit and permitted non-audit services by our independent auditor. In addition to annually engaging the independent auditor to audit our consolidated financial statements, the committee must financial statements, the committee must approve all use of the independent auditor for non-audit services before such use. The committee may pre-approve permitted services for a calendar year within a specified dollar limit, by individual project or in the aggregate. The committee may also delegate such pre-approval authorization to any member of the committee. The committee has pre-authorized permitted services not exceeding $25,000 between meetings, a report on which must be communicated to the committee at the next regularly scheduled meeting. The committee requires reports on the status of all pre-approved services at the next regularly scheduled committee meeting. To minimize relationships that could appear to impair the objectivity of the independent auditor, it is the committee’s practice to restrict the permitted non-audit services that may be provided to us by the independent auditor primarily to tax services and merger and acquisition due diligence and integration services.

FUTURE STOCKHOLDER PROPOSALS

     If the merger is consummated, we will not have public stockholders and there will be no public participation in any future meetings of stockholders. However, if the merger is not completed, we expect to hold our 2007 annual meeting of stockholders. If you intend to present a proposal for action at the 2007 annual meeting of stockholders and wish to have such proposal considered for inclusion in our proxy materials in reliance on Rule 14a-8 under the Exchange Act, you must submit the proposal in writing and we must receive it by [____________ __], 2007.1 Such proposals must also meet the other requirements of the rules of the SEC relating to stockholders’ proposals.

     Our bylaws set forth certain procedures which a stockholder must follow in order to nominate a director or present any other business at an annual stockholders meeting. Any stockholder may obtain a copy of this provision of the bylaws upon request to our Secretary. Generally, a stockholder must give notice to our Secretary that is received by us not less than 120 days prior to one year after the date of the previous year’s annual meeting proxy statement.

     The Nominating/Corporate Governance Committee will consider candidates for nomination as a director recommended by stockholders. In evaluating candidates, regardless of the source of the recommendation, the committee considers the attributes of the candidate (including skills, experience, international versus domestic background, diversity, age, and legal and regulatory requirements) and the needs of the Board.

     Nominations are to be sent to:

     Corporate Secretary
      SITEL Corporation
      World Communication Drive
      Omaha, NE 68122

     The Corporate Secretary will forward nominations to the Nominating/Corporate Governance Committee for consideration. Pursuant to the bylaws, notice of a nomination must include the following information:

     About each proposed nominee:

  name, age, business address, and residence address;

  principal occupation or employment;

  class and number of shares of our stock beneficially owned;

  any other information about such proposed nominee that is required by law or regulation to be disclosed in solicitations of proxies for the election of directors; and

  such proposed nominee’s written consent to being named as a nominee and to serve as a director if elected.

About the stockholder giving the notice:

  name and address, as they appear on our books;

  class and number of shares of our stock beneficially owned;

  description of all arrangements or understandings between such stockholder and each nominee and any other person or persons (naming them) relating to the nomination proposed to be made by such stockholder; and

  any other information required by law or regulation to be provided by a stockholder intending to nominate a person for election as director.

_______________
1 The date that is 120 days prior to the date of the 2006 annual meeting plus one year.

OTHER MATTERS

     Neither our Board of Directors nor our management intends to bring any matter for action at the meeting other than those matters described above. If other matters or proposals should be presented and should properly come before the meeting for action, the persons named in the accompanying proxy will vote upon such matter or proposal in their sole discretion.

HOUSEHOLDING INFORMATION

     The SEC has adopted rules that permit companies and intermediaries (e.g., brokers) to satisfy the delivery requirements for proxy statements with respect to two or more stockholders sharing the same address by delivering a single proxy statement addressed to those stockholders. This process, which is commonly referred to as “householding”, potentially means extra convenience for stockholders and cost savings for companies. A number of brokers with account holders who are stockholders will be “householding” our proxy materials. As indicated in the notice previously provided by these brokers to stockholders, a single proxy statement will be delivered to multiple stockholders sharing an address unless contrary instructions have been received from an affected stockholder. Once you have received notice from your broker or us that they will be “householding” communications to your address, “householding” will continue until you are notified otherwise or until you revoke your consent. If you were sent a single proxy statement in a household with multiple stockholders, we will promptly deliver a separate copy of the proxy statement to you if you send a written request to us at 7277 World Communications Drive, Omaha, NE 68122, Attention: Investor Relations. Stockholders who in the future wish to receive multiple copies can contact us at this same address. If you hold your shares through a broker that is utilizing “householding” and you want to receive separate copies of our annual reports and proxy statements in the future, you should contact your broker.

     Stockholders who currently receive multiple copies of the proxy statement at their address and would like to request “householding” of their communications should contact their broker, or if such stockholder is a direct holder of shares of our common stock, such stockholder should contact us at 7277 World Communications Drive, Omaha, NE 68122, Attention: Investor Relations.

WHERE YOU CAN FIND MORE INFORMATION

     We file annual, quarterly and current reports, proxy statements and other information with the SEC under the Exchange Act. You may read and copy this information at the SEC’s Public Reference Room, 450 Fifth Street, N.W., Suite 1024, Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms. You may also obtain copies of this information by mail from the Public Reference Section of the SEC, 450 Fifth Street, N.W., Suite 1024, Washington, D.C. 20549, at prescribed rates. The SEC also maintains an Internet website that has reports, proxy statements and other information about issuers, like us, that make electronic filings with the SEC. The address of that site is www.sec.gov.

     Any person, including any beneficial owner, to whom this proxy statement is delivered, without charge, upon written or telephonic request directed to us at SITEL Corporation, 7277 World Communications Drive, Omaha, NE 68122, e-mail: bill.sims@sitel.com, telephone: 1-402-963-6444, Attention: Bill Sims. You can also get more information on us by visiting our website at www.sitel.com and more information on ClientLogic by visiting ClientLogic’s website at www.clientlogic.com. Our website materials and those of ClientLogic are not part of this proxy statement.

     The SEC allows us to “incorporate by reference” information into this proxy statement. This means that we can disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is deemed to be part of this document, except for any information superseded by information in this document. This proxy statement incorporates by reference the documents set forth below that we have previously filed with the SEC. These documents contain important information about our company and its financial performance:

  Our Current Reports on Form 8-K filed on October 13, 2006, October 18, 2006 and October 25, 2006.

     All documents that we file pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this proxy statement and prior to the date of the special meeting shall be deemed to be incorporated by reference in this proxy statement and to be a part of this proxy statement from the respective dates of filing of these documents. Any statement contained in this proxy statement or in a document incorporated or deemed to be incorporated by reference in this proxy statement shall be deemed to be modified or superseded for purposes of this proxy statement to the extent that a statement contained in any subsequently filed document that also is or is deemed to be incorporated by reference in this proxy statement modifies or supersedes that statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this proxy statement. Any references to the Private Securities Litigation Reform Act in our publicly filed documents which are incorporated by reference in this proxy statement are specifically not incorporated by reference in this proxy statement.

     You should only rely on the information contained or incorporated by reference in this proxy statement to vote on the proposed merger. No persons have been authorized to give any information or to make any representations other than those contained, or incorporated by reference, in this proxy statement and, if given or made, such information or representations must not be relied upon as having been authorized by us or any other person. This proxy statement is dated [•], 2006. You should not assume that the information in it is accurate as of any date other than that date, and neither its mailing to stockholders shall create any implication to the contrary.

     We have supplied all information contained in this proxy statement relating to us and our affiliates. ClientLogic has supplied all information contained in this proxy statement relating to ClientLogic, merger sub and their affiliates.

[ ] Mark this box with an X if you have made
changes to your name or address details above.

Annual Meeting Proxy Card

A. Proposal	PLEASE REFER TO THE REVERSE SIDE FOR INTERNET AND TELEPHONE VOTING INSTRUCTIONS.
The Board of Directors recommends a vote FOR the following proposal.
1. Proposal to approve and adopt the	For	Against	Abstain
Agreement and Plan of Merger dated	[ ]	[ ]	[ ]
October 12, 2006 by and among
SITEL Corporation, Client Logic
Corporation and Strategic Acquisition
Corporation and the merger
contemplated thereby.

Abstain
B. Election of Directors
1. The Board of Directors recommends a vote FOR the following nominees.
	For	Against	Abstain
01 - Rohit M. Desai	[ ]	[ ]	[ ]

	For	Against	Abstain
02 - David J. Hanger	[ ]	[ ]	[ ]

	For	Against	Abstain
03 - Stephen L. Key	[ ]	[ ]	[ ]

C. Authorized Signatures - Sign Here - This section must be completed for your instructions to be executed.

NOTE: Please sign your name(s) EXACTLY as your name(s) appear(s) on this proxy. All joint holders must sign. When signing as attorney, trustee, executor, administrator, guardian or corporate officer, please provide your FULL title.

Signature 1 - Please keep signature within the box	Signature 2 - Please keep signature within the box	Date (mm/dd/yyyy)

Proxy – SITEL Corporation

The 2006 Annual Meeting of
stockholders of SITEL
Corporation will be held at
[•], on [•], at [•] local time.

Solicited by the Board of Directors of SITEL Corporation for the 2006 Annual Meeting [Dated]

James F. Lynch and George J. Kubat, or any of them, each with the full power of substitution, are hereby authorized to represent and vote the shares of the undersigned, with all the powers which the undersigned would possess if personally present, at the Annual Meeting of Stockholders of SITEL Corporation to be held on (Date) or at any postponement or adjournment thereof.

IF PROPERLY SIGNED, DATED AND RETURNED, THIS PROXY WILL BE VOTED AS SPECIFIED ON THE REVERSE SIDE OR, IF NO CHOICE IS SPECIFIED, THIS PROXY WILL BE VOTED “FOR” THE ADOPTION AND APPROVAL OF THE MERGER AGREEMENT AND THE MERGER; “FOR” THE ELECTION OF ALL NOMINEES FOR DIRECTOR.

In their sole discretion, the Proxies are authorized to vote upon such other business as may properly come before the meeting.

(Continued and to be voted on reverse side.)

Internet and Telephone Voting Instructions

You can vote by telephone OR Internet! Available 24 hours a day 7 days a week!
 Instead of mailing your proxy, you may choose one of the two voting methods outlined below to vote your proxy.

To vote using the Telephone (within U.S. and Canada)		To vote using the Internet
•	Call toll free 1-800-652-VOTE (8683) in the United States or Canada any	•	Go to the following web site:
	time on a touch tone telephone. There is NO CHARGE to you for the call.		WWW.COMPUTERSHARE.COM/EXPRESSVOTE

•	Follow the simple instructions provided by the recorded message.	•	Enter the information requested on your computer screen and
follow the simple instructions.

If you vote by telephone or the Internet, please DO NOT mail back this proxy card.
Proxies submitted by telephone or the Internet must be received by 1:00 a.m., Central Time, on XXXXXX XX, 200X.
THANK YOU FOR VOTING

ANNEX A

EXECUTION COPY

AGREEMENT AND PLAN OF MERGER

dated as of

     October 12, 2006

among

SITEL CORPORATION,

CLIENTLOGIC CORPORATION

and

STAGECOACH ACQUISITION CORPORATION

AGREEMENT AND PLAN OF MERGER

     AGREEMENT AND PLAN OF MERGER (this “Agreement”) dated as of October 12, 2006 among SITEL Corporation, a Minnesota corporation (the “Company”), ClientLogic Corporation, a Delaware corporation (“Parent”), and Stagecoach Acquisition Corporation, a Minnesota corporation and a wholly owned subsidiary of Parent (“Merger Sub”).

     WHEREAS, the respective Boards of Directors of Parent, Merger Sub and the Company have approved this Agreement and deem it advisable and in the best interests of their respective stockholders to consummate the merger of Merger Sub with and into the Company on the terms and conditions set forth herein; and

     WHEREAS, the Company, Parent and Merger Sub desire to make certain representations, warranties, covenants and agreements in connection with such merger.

     NOW, THEREFORE, the parties hereto agree as follows:

ARTICLE 1

DEFINITIONS

     Section 1.01 Definitions. (a) As used herein, the following terms have the following meanings:

     “Acquisition Proposal” means, other than with respect to the Merger, any offer, proposal or inquiry, whether in writing or otherwise, relating to, or any Third Party indication of interest in, (A) any acquisition, purchase or other similar transaction, direct or indirect, of 20% or more of the consolidated assets of the Company and its Subsidiaries or over 20% of any class of equity or voting securities of the Company or any of its Subsidiaries (or Company Securities convertible or exchangeable into any such equity or voting securities) whose assets, individually or in the aggregate, constitute more than 20% of the consolidated assets of the Company, (B) any tender offer (including a self-tender offer), exchange offer or other similar transaction that, if consummated, would result in such Third Party’s beneficially owning 20% or more of any class of equity or voting securities of the Company or any of its Subsidiaries (or Company Securities convertible or exchangeable into any such equity or voting securities) whose assets, individually or in the aggregate, constitute more than 20% of the consolidated assets of the Company, (C) a merger, consolidation, share exchange, business combination, sale of substantially all the assets, reorganization, recapitalization, liquidation, dissolution or other similar transaction involving the Company or any of its Subsidiaries whose assets, individually or in the aggregate, constitute more than 20% of the consolidated assets of the Company or (D) any other transaction the consummation of which would reasonably be expected to materially impede, interfere with, prevent or delay the Merger or that would reasonably be expected to dilute materially the benefits to Parent of the transactions contemplated hereby.

     “ADA” shall mean the Americans with Disabilities Act.

     “ADEA” shall mean the Age Discrimination in Employment Act.

     “Affiliate” means, with respect to any Person, any other Person directly or indirectly controlling, controlled by or under common control with such Person.

     “Applicable Law” means, with respect to any Person, any federal, state or local law (statutory, common or otherwise, whether domestic or foreign), constitution, treaty, convention, ordinance, code, rule, regulation, order, injunction, judgment, decree, ruling or other similar requirement enacted, adopted, promulgated or applied by a Governmental Authority that is binding upon or applicable to such Person, as amended unless expressly specified otherwise.

     “Business Day” means a day, other than Saturday, Sunday or any other day on which commercial banks in New York, New York are authorized or required by Applicable Law to close.

     “Code” means the Internal Revenue Code of 1986, as amended.

     “Company Balance Sheet” means the consolidated balance sheet of the Company as of the Company Balance Sheet Date and the footnotes thereto set forth in the Company 10-K.

     “Company Balance Sheet Date” means December 31, 2005.

     “Company Disclosure Schedule” means the disclosure schedule delivered by the Company to Parent prior to the execution and delivery of this Agreement.

     “Company Intellectual Property Rights” means all Intellectual Property Rights owned by the Company or any of its Subsidiaries.

     “Company Material Adverse Effect” means (a) a material adverse effect on the financial condition, business, assets, liabilities or results of operations of the Company and its Subsidiaries, taken as a whole, except any such effect resulting from or arising in connection with (i)(A) changes generally affecting the outsourced contact center industry or (B) changes in general economic or business conditions or in financial markets in the United States or in the other financial markets (taken as a whole) in which the Company and its Subsidiaries operate, except, in each of clauses (A) and (B) to the extent such changes materially disproportionately affect the Company and its Subsidiaries, (ii) acts of war, armed hostilities, sabotage or terrorism, (iii) changes in Applicable Laws governing minimum employee wages, (iv) the public announcement, pendency or consummation of this Agreement or the acquisition contemplated hereby or (v) compliance with the terms and conditions of this Agreement (other than with respect to the obligation of the Company to obtain any consents or approvals hereunder), or (b) any effect which materially impairs the likelihood of the Company’s ability to consummate the Merger.

     “Company Specified Reports” means the Company 10-K, all other Company SEC Documents filed by the Company with the SEC after the filing date of the Company 10-K and prior to the date of this Agreement and the Draft 10-Qs.

     “Company Stock” means the common stock, $0.001 par value, of the Company.

     “Company 10-K” means the Company’s annual report on Form 10-K for the fiscal year ended December 31, 2005.

     “Contract” means any lease, license, contract, subcontract, indenture, note, option or other binding agreement, instrument or obligation, written or oral, to which the Company or any of its Subsidiaries is a party or by which any of them or any of their properties or assets may be bound.

     “Debt Financing” means the financing contemplated by the Debt Commitment Letter.

     “Employee Plan” means each material “employee benefit plan”, as defined in Section 3(3) of ERISA, each material employment, severance or similar contract, plan, arrangement or policy and each other material plan or arrangement (written or oral) providing for compensation, bonuses, profit-sharing, stock option or other stock related rights or other forms of incentive or deferred compensation, vacation benefits, insurance (including any self-insured arrangements), health or medical benefits, employee assistance program, disability or sick leave benefits, workers’ compensation, supplemental unemployment benefits, severance benefits and post-employment or retirement benefits (including compensation, pension, health, medical or life insurance benefits) which is maintained, administered or contributed to by the Company, any Subsidiary of the Company or any ERISA Affiliate of the Company and covers any current or former employee, director or consultant of the Company or any of its Subsidiaries.

     “Environmental Laws” means any and all federal, state, local, domestic, international or foreign statutes, laws, regulations, rules, treaties, judicial decisions, judgments, decrees, governmental restrictions and common law principles that have as their principal purpose the protection of the environment, the regulation of the effect of the environment on human health or safety, the regulation of pollutants, contaminants, wastes or chemicals, or any toxic, radioactive, ignitable, corrosive, reactive or otherwise hazardous substances, wastes or materials, or the recovery of money for damages to natural resources or the environment.

     “Environmental Permits” means all permits, licenses, franchises, certificates, approvals and other similar authorizations of Governmental Authorities required by Environmental Laws and required for the business of the Company or any Subsidiary as currently conducted.

     “ERISA” means the Employee Retirement Income Security Act of 1974.

     “ERISA Affiliate” of any entity means any other entity that, together with such entity, would be treated as a single employer under Section 414 of the Code.

     “FLSA” shall mean the Fair Labor Standards Act.

     “FMLA” shall mean the Family and Medical Leave Act.

     “GAAP” means generally accepted accounting principles in the United States.

     “Governmental Authority” means any transnational, domestic or foreign federal, state or local governmental authority, department, court, agency or official, including any political subdivision thereof, and any self regulated organization, including the New York Stock Exchange, applicable to the Company or its Subsidiaries.

     “HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976.

     “Intellectual Property Right” means any trademark, service mark, trade name, domain name, patent, trade secret, copyright, database right, know-how (including any registrations or applications for registration of any of the foregoing) or any other similar proprietary intellectual property right.

     “Knowledge of the Company” means the actual knowledge (after reasonable inquiry) of the Persons listed on Schedule 1.01 of the Company Disclosure Schedule.

     “Labor Laws” shall mean the Immigration Reform and Control Act of 1986, the National Labor Relations Act, the Civil Rights Acts of 1866 and 1964, the Equal Pay Act, ADEA, ADA, FMLA, WARN, the Occupational Safety and Health Act, the Davis-Bacon Act, the Walsh-Healy Act, the Service Contract Act, Executive Order 11246, FLSA and the Rehabilitation Act of 1973, and all regulations under such acts.

     “Licensed Intellectual Property Rights” means all Intellectual Property Rights owned by a Person (other than the Company or any of its Subsidiaries) and licensed or sublicensed to either the Company or any of its Subsidiaries.

     “Lien” means, with respect to any property or asset, any mortgage, lien, pledge, charge, security interest, hypothecation, option, right of first refusal, easement, right of way, lease, sublease, license, sublicense, restriction on use, title defect, encroachment, encumbrance or other adverse claim or interest of any kind in respect of such property or asset. For the purposes of this Agreement, a Person shall be deemed to own subject to a Lien any property or asset which it has acquired or holds subject to the interest of a vendor or lessor under any conditional sale agreement, capital lease or other title retention agreement relating to such property.

     “Minnesota Law” means the Minnesota Business Corporation Act.

     “1933 Act” means the Securities Act of 1933.

     “1934 Act” means the Securities Exchange Act of 1934.

     “NLRB” shall mean the United States National Labor Relations Board.

     “Open Source Software” means any software made available under an open source license (such as Apache license or the General Public License), shareware, freeware code or other freely available software.

     “Parent Expenses” means all reasonable and documented out-of-pocket expenses (including all reasonable fees and expenses of outside counsel, investment bankers, banks, other financial institutions, accountants, financial printers, proxy solicitors, exchange agents, experts and consultants to a party hereto) actually incurred by Parent or Merger Sub (or on behalf of Parent or Merger Sub) on or prior to the termination of this Agreement in connection with or related to the investigation, due diligence examination, authorization, preparation, negotiation, execution and performance of this Agreement and the transactions contemplated hereby and the financing thereof.

     “Parent Material Adverse Effect” means an effect which prevents or materially delays or materially impairs Parent’s or Merger Sub’s ability to consummate the transactions contemplated by this Agreement.

     “Person” means an individual, corporation, partnership, limited liability company, association, trust or other entity or organization, including a government or political subdivision or an agency or instrumentality thereof.

     “Sarbanes-Oxley Act” means the Sarbanes-Oxley Act of 2002, and any rules or regulations promulgated thereunder.

     “SEC” means the Securities and Exchange Commission.

     “Significant Subsidiary” means any Subsidiary that constitutes a “significant subsidiary” of such Person within the meaning of Rule 1-02(w) of Regulation S-X of the 1934 Act.

     “Subsidiary” means, with respect to any Person, any entity of which securities or other ownership interests having ordinary voting power to elect a majority of the board of directors or other persons performing similar functions are at any time directly or indirectly owned by such Person.

     “Superior Proposal” means a bona fide, unsolicited written Acquisition Proposal for at least a majority of the shares of Company Stock then outstanding on terms that the Board of Directors of the Company determines in good faith by a majority vote (excluding any members of the Board of Directors that are not independent of the Third Party making such Acquisition Proposal), after considering the advice of the Company’s outside legal counsel and a financial advisor of nationally recognized reputation, and after taking into account all terms and conditions of such Acquisition Proposal, including all legal, financial, regulatory, timing and other aspects of the Acquisition Proposal and the Third Party making such Acquisition Proposal (including the conditions precedent to (or other conditionality in respect of) consummation of such Acquisition Proposal relative to those required pursuant to this Agreement), are more favorable from a financial point of view to the Company’s stockholders than the Merger and other transactions contemplated by this Agreement.

     “Third Party” means any Person, including as defined in Section 13(d) of the 1934 Act, other than the Parent or any of its Affiliates.

     “U.S. Employee Plan” means an Employee Plan that is subject to the laws of the United States or that covers employees, directors or consultants working in the United States.

     “WARN” shall mean the United States Worker Adjustment and Retraining Notification Act.

     (b) Each of the following terms is defined in the Section set forth opposite such term:

Term	Section
Adverse Recommendation Change	6.03
Agreement	Preamble
Alternative Transaction	11.04
Certificates	2.03
Clause D Proposal	10.01
Closing	2.01
Company	Preamble
Company Board Recommendation	4.02
Company Disclosure Documents	4.09
Company Employee	7.02
Company Material Contract	4.21
Company Option Plan	2.05
Company Proxy Statement	4.09
Company SEC Documents	4.07
Company Securities	4.05
Company Stockholder Approval	4.02
Company Stockholder Meeting	6.02
Company Stock Option	2.05
Company Subsidiary Securities	4.06
Confidentiality Agreement	6.04
Debt Commitment Letter	5.07
Disclosed Liabilities	5.07
Draft 10-Qs	4.07
Effective Time	2.01
End Date	10.01
Exchange Agent	2.03
Indemnified Person	7.01
Internal Controls	4.07
Material Insurance Policy	4.22
Merger	2.01
Merger Consideration	2.02
Merger Sub	Preamble
Multiemployer Plan	4.16
Parent	Preamble
Payment Event	11.04
Permitted Liens	4.24
Real Estate	4.24
Stock Unit	2.06
Surviving Corporation	2.01
Tax	4.15
Taxing Authority	4.15
Tax Return	4.15
Termination Fee	11.04
Uncertificated Shares	2.03

     Section 1.02 Other Definitional and Interpretive Provisions. The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”. The word “will” shall be construed to have the same meaning and effect as the word “shall”. Unless the context requires otherwise (a) any definition of or reference to any agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified in accordance with the terms hereof and thereof; provided that with respect to any agreement, instrument or other document listed on any schedules hereto, all such amendments, modifications or supplements must also be listed in the appropriate schedule; (b) any reference herein to any Person shall be construed to include such Person’s permitted successors and assigns; (c) the words “herein”, “hereof” and “hereunder”, and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof; (d) all references herein to Articles, Sections, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Exhibits and Schedules to, this Agreement; and (e) “writing”, “written” and comparable terms shall be construed to refer to writing, printing, typing and other means (including electronic and computer means) of reproducing information in a visible form.

ARTICLE 2

THE MERGER

     Section 2.01 The Merger.

     (a) At the Effective Time, Merger Sub shall be merged (the “Merger”) with and into the Company in accordance with Minnesota Law, whereupon the separate existence of Merger Sub shall cease, and the Company shall be the surviving corporation (the “Surviving Corporation”).

     (b) Subject to the provisions of Article 10, the closing of the Merger (the “Closing”) shall take place at the offices of Mayer, Brown, Rowe & Maw LLP, 1675 Broadway, New York, New York, 10019, as soon as practicable, but in no event later than 10:00 a.m. New York City time on the second Business Day after satisfaction or, to the extent permitted hereunder, waiver of all conditions to the Merger, or at such other place, at such other time or on such other date as Parent and the Company may mutually agree. At the Closing, the Company and Merger Sub shall file articles of merger with the Minnesota Secretary of State. The Merger shall become effective at such time (the “Effective Time”) as the articles of merger are duly filed with the Minnesota Secretary of State (or at such later time as is established by Parent and the Company and set forth in the articles of merger).

     (c) From and after the Effective Time, the Surviving Corporation shall possess all the rights, powers, privileges and immunities and be subject to all of the duties and liabilities, restrictions and disabilities of the Company and Merger Sub, all as provided under Minnesota Law.

     Section 2.02 Conversion of Shares. At the Effective Time,

     (a) except as otherwise provided in Section 2.04, each share of Company Stock outstanding immediately prior to the Effective Time shall be converted into the right to receive $4.05 in cash, without interest (the “Merger Consideration”);

     (b) each share of Company Stock held by any Subsidiary of the Company or owned by Parent or any of its Subsidiaries immediately prior to the Effective Time shall be canceled, and no payment shall be made with respect thereto; and

     (c) each share of common stock of Merger Sub outstanding immediately prior to the Effective Time shall be converted into and become one share of common stock of the Surviving Corporation with the same rights, powers and privileges as the shares so converted and shall constitute the only outstanding shares of capital stock of the Surviving Corporation.

     Section 2.03 Surrender and Payment.

     (a) Prior to the Effective Time, Parent shall appoint an agent (the “Exchange Agent”) for the purpose of exchanging the (i) certificates representing shares of Company Stock (the “Certificates”) or (ii) uncertificated shares of Company Stock (the “Uncertificated Shares”), in each case, for the aggregate Merger Consideration payable to each holder of shares of Company Stock. At the Effective Time, Parent shall make available to the Exchange Agent the Merger Consideration to be paid in respect of the Certificates and the Uncertificated Shares. Not later than two Business Days after the date of Closing, Parent shall send, or shall cause the Exchange Agent to send, to each holder of shares of Company Stock at the Effective Time a letter of transmittal and instructions (which shall specify that the delivery shall be effected, and risk of loss and title shall pass, only upon proper delivery of the Certificates or transfer of the Uncertificated Shares to the Exchange Agent) for use in such exchange.

     (b) Each holder of shares of Company Stock that have been converted into the right to receive the Merger Consideration shall be entitled to receive, upon (i) surrender to the Exchange Agent of a Certificate, together with a properly completed letter of transmittal, or (ii) receipt of an “agent’s message” by the Exchange Agent (or such other evidence, if any, of transfer as the Exchange Agent may reasonably request) in the case of a book-entry transfer of Uncertificated Shares, the Merger Consideration in respect of the Company Stock represented by such Certificate or Uncertificated Share. Until so surrendered or transferred, as the case may be, each such Certificate or Uncertificated Share shall represent after the Effective Time for all purposes only the right to receive such Merger Consideration.

     (c) If any portion of the Merger Consideration is to be paid to a Person other than the Person in whose name the surrendered Certificate or the transferred Uncertificated Share is registered, it shall be a condition to such payment that (i) either such Certificate shall be properly endorsed or shall otherwise be in proper form for transfer or such Uncertificated Share shall be properly transferred and (ii) the Person requesting such payment shall pay to the Exchange Agent any transfer or other taxes required as a result of such payment to a Person other than the registered holder of such Certificate or Uncertificated Share or establish to the satisfaction of the Exchange Agent that such tax has been paid or is not payable.

     (d) After the Effective Time, there shall be no further registration of transfers of shares of Company Stock. If, after the Effective Time, Certificates or Uncertificated Shares are presented to the Surviving Corporation, they shall be canceled and exchanged for the Merger Consideration provided for, and in accordance with the procedures set forth, in this Article 2.

     (e) Any portion of the Merger Consideration made available to the Exchange Agent pursuant to Section 2.03(a) that remains unclaimed by the holders of shares of Company Stock one year after the Effective Time shall be returned to Parent, upon demand, and any such holder who has not exchanged shares of Company Stock for the Merger Consideration in accordance with this Section 2.03 prior to that time shall thereafter look only to Parent for payment of the Merger Consideration, and any dividends and distributions with respect thereto, in respect of such shares without any interest thereon. Notwithstanding the foregoing, Parent shall not be liable to any holder of shares of Company Stock for any amounts paid to a public official pursuant to applicable abandoned property, escheat or similar laws. Any amounts remaining unclaimed by holders of shares of Company Stock two years after the Effective Time (or such earlier date, immediately prior to such time when the amounts would otherwise escheat to or become property of any Governmental Authority) shall become, to the extent permitted by Applicable Law, the property of the Surviving Corporation free and clear of any claims or interest of any Person previously entitled thereto.

     (f) Notwithstanding anything herein to the contrary, amounts payable in respect of Stock Units pursuant to Section 2.06 shall be paid pursuant to such Section and not pursuant to this Section 2.03, and no deposit shall be made (or required to be made) with the Exchange Agent by the Company or Parent pursuant to this Section 2.03 in respect of any such payment pursuant to Section 2.06. In addition, the procedures of this Section 2.03 in respect of holders of shares of Company Stock shall not apply to the extent of such holders’ Stock Units.

     Section 2.04 Dissenting Shares. Notwithstanding Section 2.02, shares of Company Stock outstanding immediately prior to the Effective Time and held by a holder who has not voted in favor of the Merger or consented thereto in writing and who has properly exercised dissenter’s rights with respect to such shares and becomes entitled to obtain payment for the value of such shares of Company Stock in accordance with Minnesota Law shall not be converted into a right to receive the Merger Consideration, unless such holder subsequently withdraws a demand for payment, fails to comply fully with the requirements of Minnesota Law or otherwise fails to establish the right of such holder to be paid the value of such holder’s shares under Minnesota Law. Parent shall cause the Company to make all payments to holders of shares of Company Stock with respect to such demands in accordance with Minnesota Law and Parent and the Surviving Corporation may direct the Exchange Agent to pay any such amount from funds deposited with the Exchange Agent pursuant to Section 2.03. If, after the Effective Time, such holder subsequently withdraws a demand for payment, fails to comply fully with the requirements of Minnesota Law or otherwise fails to establish the right of such holder to be paid the value of such holder’s shares under Minnesota Law, such shares shall be treated as if they had been converted as of the Effective Time into a right to receive the Merger Consideration. The Company shall give Parent prompt notice of any notice of intent to demand fair value for any shares of Company Stock, withdrawals of such notices or any other related instruments served pursuant to Minnesota Law and received by the Company, and Parent shall have the right to participate in all negotiations and proceedings with respect to such demands. Except with the prior written consent of Parent, the Company shall not make any payment with respect to, offer to settle or settle any such demands. Each holder of shares of Company Stock that, pursuant to the provisions of Section 320A.473 of Minnesota law, becomes entitled to payment of the value of dissenting shares will receive payment therefor after the value thereof has been agreed upon or finally determined pursuant to Minnesota Law. Any portion of the Merger Consideration deposited with the Exchange Agent that would have been payable with respect to such dissenting shares but was not paid from such deposited funds as set forth above will be returned to Parent.

     Section 2.05 Stock Options. At or immediately prior to the Effective Time, each option (a “Company Stock Option”) to purchase shares of Company Stock granted under the Stock Option Plan for Replacement of Existing Options, the Stock Option Plan for Replacement of EEBs, the 1995 Employee Stock Option Plan, the 1995 Non-Employee Directors Stock Option Plan, the 1999 Stock Incentive Plan or any other employee stock option or compensation plan or arrangement (each, a “Company Option Plan”) of the Company outstanding at the Effective Time, whether or not then vested or exercisable, shall be canceled, and Parent shall, or shall cause the Surviving Corporation to, pay each holder of any such option at or promptly after the Effective Time for each such option an amount in cash determined by multiplying (i) the excess, if any, of the Merger Consideration per share of Company Stock over the applicable exercise price of such option by (ii) the number of shares of Company Stock such holder could have purchased (assuming full vesting of such option) had such holder exercised such option in full immediately prior to the Effective Time. Prior to the Effective Time, the Company shall use its reasonable best efforts to take all actions necessary under each such Company Option Plan and any agreement relating to each such Company Stock Option to effect the foregoing treatment of such option.

     Section 2.06 Deferred Units. At or immediately prior to the Effective Time, each unit based on Company Stock (a “Stock Unit”) credited under the 2001 Nonemployee Director Compensation Plan and granted under the 1999 Stock Incentive Plan outstanding at the Effective Time shall be canceled, and Parent shall, or shall cause the Surviving Corporation to, pay each holder of any such Stock Unit at or promptly after the Effective Time for each such Stock Unit an amount in cash equal to Merger Consideration per share of Company Stock. At the Effective Time, the Company shall terminate the 2001 Nonemployee Director Compensation Plan and any agreement relating to each such Stock Unit, and prior to the Effective Time shall use its reasonable best efforts to take all other actions necessary, to effect the foregoing treatment of such unit.

     Section 2.07 Withholding Rights. Each of Parent and the Surviving Corporation shall be entitled to deduct and withhold from the consideration otherwise payable to any Person pursuant to this Article 2 such amounts as it is required to deduct and withhold with respect to the making of such payment under any provision of federal, state, local or foreign tax law. If the Surviving Corporation or Parent, as the case may be, so withholds amounts, such amounts shall be treated for all purposes of this Agreement as having been paid to the holder of the shares of Company Stock, of a Company Stock Option or a Stock Unit in respect of which the Surviving Corporation or Parent, as the case may be, made such deduction and withholding.

     Section 2.08 Lost Certificates. If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and, if required by the Surviving Corporation, the posting by such Person of a bond, in such reasonable amount as the Surviving Corporation may direct, as indemnity against any claim that may be made against it with respect to such Certificate, the Exchange Agent will pay, in exchange for such lost, stolen or destroyed Certificate, the Merger Consideration to be paid in respect of the shares of Company Stock represented by such Certificate, as contemplated by this Article 2.

     Section 2.09 Adjustments. If, during the period between the date of this Agreement and the Effective Time, any change in the outstanding shares of Company Stock shall occur, including by reason of any reclassification, recapitalization, stock split or combination, exchange or readjustment of shares, or any stock dividend thereon with a record date during such period (but excluding any change that results from any exercise of Company Stock Options outstanding as of the date hereof to purchase shares of Company Stock granted under Company Option Plans), the Merger Consideration shall be appropriately adjusted; provided that, in the event of such adjustment, the aggregate amount of Merger Consideration payable pursuant to this Article 2 shall not be adjusted.

ARTICLE 3

THE SURVIVING CORPORATION

     Section 3.01 Articles of Incorporation. The articles of incorporation of the Merger Sub in effect at the Effective Time, attached hereto as Exhibit A, shall be the articles of incorporation of Surviving Corporation until amended in accordance with Applicable Law, except that Article I of Exhibit A shall be amended, effective as of the Effective Time, to provide that the name of Surviving Corporation immediately following the Effective Time shall be “SITEL Corporation”.

     Section 3.02 Bylaws. The bylaws of Merger Sub in effect at the Effective Time shall be the bylaws of the Surviving Corporation until amended in accordance with Applicable Law.

     Section 3.03 Directors and Officers. From and after the Effective Time, until successors are duly elected or appointed and qualified in accordance with Applicable Law, (i) the directors and officers of Merger Sub immediately prior to the Effective Time shall become, as of and effective upon the Effective Time, the directors and officers, as the case may be, of the Surviving Corporation, and (ii) the directors and officers of the Company immediately prior to the Effective Time shall cease to be officers or directors, as the case may be, as of and effective upon, the Effective Time.

ARTICLE 4

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

     Except as disclosed in the Company Specified Reports filed before the date of this Agreement and, except as set forth in the applicable section (or in any additional section where the applicability of such disclosure to such additional section is reasonably apparent on its face) of the Company Disclosure Schedule, the Company represents and warrants to Parent that:

     Section 4.01 Corporate Existence and Power. The Company is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Minnesota and has all corporate powers and all governmental licenses, authorizations, permits, consents and approvals required to own, lease or operate its assets and properties as they are now being owned, leased and operated and to carry on its business as now conducted, except for those licenses, authorizations, permits, consents and approvals the absence of which would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. The Company is duly qualified to do business as a foreign corporation and is in good standing in each jurisdiction where such qualification is necessary, except for those jurisdictions where failure to be so qualified would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. The Company has heretofore delivered to Parent true and complete copies of the articles of incorporation and bylaws of the Company as currently in effect.

     Section 4.02 Corporate Authorization.

     (a) The execution, delivery and performance by the Company of this Agreement and the consummation by the Company of the transactions contemplated hereby are within the Company’s corporate powers and, except for the required approval of the Company’s stockholders in connection with the consummation of the Merger, have been duly authorized by all necessary corporate action on the part of the Company. The affirmative vote of the holders of a majority of the outstanding shares of Company Stock (the “Company Stockholder Approval”) is the only vote of the holders of any Company Securities necessary in connection with the consummation of the Merger. This Agreement constitutes a valid and binding agreement of the Company, except as such enforceability may be limited by applicable bankruptcy, insolvency, moratorium, reorganization or similar laws in effect which affect the enforcement of creditors’ rights generally and equitable principals.

     (b) At a meeting duly called and held, the Company’s Board of Directors has (i) unanimously determined that this Agreement and the transactions contemplated hereby are fair to and in the best interests of the Company’s stockholders, (ii) unanimously approved and adopted this Agreement and the transactions contemplated hereby and (iii) unanimously resolved (subject to Section 6.03) to recommend approval and adoption of this Agreement by its stockholders (such recommendation, the “Company Board Recommendation”).

     Section 4.03 Governmental Authorization. The execution, delivery and performance by the Company of this Agreement and the consummation by the Company of the transactions contemplated hereby require no action by or in respect of, or filing with, any Governmental Authority other than (i) the filing of articles of merger with the Minnesota Secretary of State and appropriate documents with the relevant authorities of other states in which the Company is qualified to do business, (ii) compliance with any applicable requirements of the HSR Act and of Applicable Law in foreign jurisdictions governing antitrust or merger control matters, (iii) compliance with any applicable requirements of the 1933 Act, the 1934 Act and any other applicable U.S. state or federal securities laws and (iv) any actions or filings the absence of which would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

     Section 4.04 Non-Contravention and Consents. The execution, delivery and performance by the Company of this Agreement and the consummation by the Company of the Merger and the other transactions contemplated hereby do not and will not (i) violate, contravene, breach or conflict with the articles of incorporation or bylaws of the Company, (ii) assuming compliance with the matters referred to in Section 4.03, violate, contravene, breach or conflict with any Applicable Law, (iii) assuming compliance with the matters referred to in Section 4.03, require any consent or other action by any Person under, constitute (with or without notice or lapse of time, or both) a default under, or cause or permit the termination, cancellation, acceleration or other change of any right or obligation or the loss or diminution of any benefit to which the Company or any of its Subsidiaries is entitled under any provision of any Contract or any license, franchise, permit, certificate, approval or other similar authorization or instrument affecting the assets or business of the Company and its Subsidiaries or (iv) result in the creation or imposition of any Lien on any asset of the Company or any of its Subsidiaries, with only such exceptions, in the case of each of clauses (ii) through (iv), as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

     Section 4.05 Capitalization.

     (a) The authorized capital stock of the Company consists of 200,000,000 shares of Company Stock. As of October 6, 2006, there were outstanding 74,400,631 shares of Company Stock and Company Stock Options to purchase an aggregate of 6,686,721 shares of Company Stock. All outstanding shares of Company Stock have been, and all shares of Company Stock that may be issued upon the exercise of outstanding Company Stock Options will be, when issued in accordance with the respective terms thereof, duly authorized and validly issued and are fully paid and nonassessable.

     (b) Except as set forth in Section 4.05(a), for changes since October 6, 2006, resulting from the exercise of Company Stock Options outstanding on such date, and with respect to any outstanding rights under the Company’s Employee Stock Purchase Plan, there are no outstanding (i) shares of capital stock or voting securities of the Company, (ii) securities of the Company convertible into or exchangeable for shares of capital stock or voting securities of the Company or (iii) options or other rights to acquire from the Company, or other obligations of the Company to issue, any capital stock, voting securities, securities convertible into or exchangeable for capital stock or voting securities of the Company or any options or other rights in respect of the foregoing (the items in clauses (i), (ii), and (iii) being referred to collectively as the “Company Securities”). There are no outstanding obligations of the Company or any of its Subsidiaries to repurchase, redeem or otherwise acquire any of the Company Securities.

     (c) Schedule 4.05(c) of the Company Disclosure Schedule sets forth a list of all stockholders agreements, voting trusts and other agreements to which the Company is a party (or as to which the Company has Knowledge) relating to voting or disposition of any shares of the Company’s capital stock or granting to any Person or group of Persons the right to elect, or to designate or nominate for election, a director to the Board of Directors of the Company or any of its Subsidiaries.

     (d) No Subsidiary of the Company owns any shares of capital stock of the Company. Schedule 4.05(d) of the Company Disclosure Schedule contains a complete and correct list as of October 6, 2006, of (i) each outstanding Company Option Plan under which any outstanding Company Stock Options were granted, (ii) each outstanding Company Stock Option, the exercise price thereof, the date of grant thereof and the number of vested and unvested shares of Company Stock subject thereto and (iii) each outstanding Stock Unit.

     Section 4.06 Subsidiaries.

     (a) Each Subsidiary of the Company is a corporation duly incorporated, validly existing and in good standing under the laws of its jurisdiction of incorporation and has all corporate powers and all governmental licenses, authorizations, permits, consents and approvals required to own, lease or operate its respective assets and properties as they are now being owned, leased and operated and to carry on its business as now conducted, except for those licenses, authorizations, permits, consents and approvals the absence of which would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. Each such Subsidiary is duly qualified to do business as a foreign corporation and is in good standing in each jurisdiction where such qualification is necessary, except for those jurisdictions where failure to be so qualified would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. Each Significant Subsidiary of the Company and its jurisdiction of incorporation is identified in the Company 10-K. Other than the Subsidiaries of the Company or as set forth on Schedule 4.06(a) of the Company Disclosure Schedule, neither the Company nor any of its Subsidiaries owns any capital stock of, or other equity or voting interests of any nature in, or any interest convertible into or exchangeable or exercisable for, capital stock of, or other equity or voting interests of any nature in, any other Person.

     (b) All of the outstanding capital stock of, or other voting securities or ownership interests in, each Subsidiary of the Company, is owned by the Company, directly or indirectly, free and clear of any Lien and all such capital stock, voting securities or ownership interests, as the case may be, have been duly authorized, validly issued and are fully paid and non-assessable (or equivalent). There are no outstanding (i) securities of the Company or any of its Subsidiaries convertible into or exchangeable for shares of capital stock or other voting securities or ownership interests in any Subsidiary of the Company or (ii) options or other rights to acquire from the Company or any of its Subsidiaries, or other obligation of the Company or any of its Subsidiaries to issue, any capital stock or other voting securities or ownership interests in, or any securities convertible into or exchangeable for any capital stock or other voting securities or ownership interests in, any Subsidiary of the Company (the items in clauses (i) and (ii) being referred to collectively as the “Company Subsidiary Securities”). There are no outstanding obligations of the Company or any of its Subsidiaries to repurchase, redeem or otherwise acquire any of the Company Subsidiary Securities.

     Section 4.07 SEC Filings and the Sarbanes-Oxley Act.

     (a) The Company has delivered to Parent (i) the Company 10-K, (ii) its proxy or information statements relating to meetings of, or actions taken without a meeting by, the stockholders of the Company held since December 31, 2004 and (iii) all of its other reports, statements, schedules and registration statements filed with the SEC since December 31, 2005 (the documents referred to in this Section 4.07(a), collectively, the “Company SEC Documents”); provided that, once the Company’s quarterly reports on Form 10-Q for its fiscal quarters ended March 31, 2006 and June 30, 2006 have been filed with the SEC, to the extent there is any material variation in such filed reports, as compared to the drafts of those reports delivered to Parent on October 9, 2006 (the “Draft 10-Qs”), such filed reports, to the extent of such material variation, will not be included in or constitute Company SEC Documents for purposes of this Agreement. The Company SEC Documents, together with all other reports, statements, schedules and registration statements filed with the SEC since December 31, 2005, comply as to form in all material respects with the applicable requirements of the 1933 Act, 1934 Act and Sarbanes-Oxley Act and, in each case, the rules and regulations promulgated thereunder and did not, at the time they were filed, or, if amended, as of the date of such amendment, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading (including any financial statements or other documentation incorporated by reference therein). As of the date hereof, there are no material unresolved comments issued by the staff of the SEC with respect to any Company SEC Document, and the Company has no Knowledge of any ongoing or overtly threatened investigation or proposed review by the SEC with respect to the Company.

     (b) The Company and each of its officers are in compliance in all material respects with the applicable provisions of the Sarbanes-Oxley Act. The management of the Company has, in material compliance with Rule 13a-15 under the 1934 Act, (i) designed and established disclosure controls and procedures to ensure that material information relating to the Company, including its consolidated Subsidiaries, is made known to the management of the Company (including the principal executive officer and the principal financial officer) by others within those entities, particularly during periods in which the periodic reports required under the 1934 Act are being prepared, and (ii) has disclosed, based on its most recent evaluation prior to the date hereof, to the Company’s auditors and the audit committee of the Company’s Board of Directors (A) all significant deficiencies and material weaknesses in the design or operation of internal control over financial reporting, as defined in Rule 13a-15(f) under the 1934 Act (“Internal Controls”), which could adversely affect the Company’s ability to record, process, summarize and report financial data and (B) any fraud, whether or not material, that involves management or other employees who have a significant role in the Company’s Internal Controls. All certifications of the Company’s principal executive officer and principal financial officer required by the Sarbanes-Oxley Act to be filed or submitted with the Company SEC Documents have been so filed or submitted.

     Section 4.08 Financial Statements. Except as disclosed in the Company 10-K, the audited consolidated financial statements of the Company and the consolidated unaudited interim financial statements of the Company included or incorporated by reference in the Company SEC Documents, as well as (to the extent not included as Company SEC Documents) the financial statements of the Company included in the Draft 10-Qs, fairly present in all material respects, in conformity with GAAP applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto), the consolidated financial position of the Company and its consolidated Subsidiaries as of the dates thereof and their consolidated results of operations and cash flows for the periods then ended (subject to normal year-end adjustments in the case of any unaudited interim financial statements).

     Section 4.09 Disclosure Documents. Each document required to be filed by the Company with the SEC or required to be distributed or otherwise disseminated to the Company’s stockholders in connection with the transactions contemplated by this Agreement (the “Company Disclosure Documents”), including the proxy statement of the Company (the “Company Proxy Statement”) to be filed with the SEC in connection with the Merger and any amendments or supplements thereto, when filed, distributed or disseminated, as applicable, will comply as to form in all material respects with the applicable requirements of the 1934 Act. None of the Company Disclosure Documents will contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading (i) in the case of the Company Proxy Statement, as supplemented or amended, if applicable, at the time such Company Proxy Statement or any amendment or supplement thereto is first mailed to stockholders of the Company and at the time such stockholders vote on adoption of this Agreement and (ii) in the case of any Company Disclosure Document other than the Company Proxy Statement, at the time of the filing of such Company Disclosure Document or any supplement or amendment thereto and at the time of any distribution or dissemination thereof. The representations and warranties contained in this Section 4.09 will not apply to statements or omissions included in the Company Disclosure Documents based upon information furnished to the Company by Parent or Merger Sub specifically for use therein.

     Section 4.10 Absence of Certain Changes. Since the Company Balance Sheet Date, the business of the Company and its Subsidiaries has been conducted in the ordinary course consistent with past practices and there has not been:

     (a) any event, occurrence, development or state of circumstances or facts that has had or would reasonably be expected to have, individually or in the aggregate (and with or without notice or lapse of time or both), a Company Material Adverse Effect;

     (b) any action taken by the Company or any of its Subsidiaries from the Company Balance Sheet Date through the date of this Agreement that, if taken during the period from the date of this Agreement through the Effective Time, would constitute a breach of Section 6.01 (other than the actions described in clause (o) of Section 6.01); provided that, for purposes of this Section 4.10(b), the reference to the “date hereof” in clauses (d)(i) and (g) of Section 6.01 shall be deemed to refer to the Company Balance Sheet; or

     (c) any restatement of the financial statements of the Company or the notes thereto included in, or incorporated by reference into, the Company SEC Documents.

     Section 4.11 No Undisclosed Material Liabilities. There are no material liabilities (individually or in the aggregate) of the Company or any of its Subsidiaries of any kind other than:

     (a) liabilities disclosed and provided for in the Company Balance Sheet or in the notes thereto;

     (b) liabilities arising from matters that (i) are required to be disclosed pursuant to this Article 4 (other than this Section 4.11) and which are disclosed as so required, or (ii) are of a type or amount which is expressly not required to be disclosed pursuant to this Article 4 (other than this Section 4.11);

     (c) liabilities incurred in the ordinary course of business since the Company Balance Sheet Date; and

     (d) other undisclosed liabilities not to exceed $5,000,000 in the aggregate.

     Section 4.12 Compliance with Laws and Court Orders. The Company and each of its Subsidiaries is and has been in compliance with all Applicable Laws, and no notice has been received by the Company or any of its Subsidiaries from any Governmental Authority since January 1, 2003 alleging that the Company or any of its Subsidiaries is or was in violation of any Applicable Law, in each case, except for violations that have not had or would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

     Section 4.13 Litigation. There is no action, suit, investigation, proceeding or order pending against, or, to the Knowledge of the Company, threatened against, the Company or any of its Subsidiaries that would reasonably be expected to result in damages to the Company or its Subsidiaries in excess of $1,000,000 individually or $10,000,000 in the aggregate or that would prevent, enjoin, alter or materially delay the Merger. There are no unsatisfied judgments or settlements or decrees or orders (excluding decrees and orders of general applicability) pending or, to the Knowledge of the Company, threatened against the Company or any of its Subsidiaries in excess of $1,000,000 individually or $5,000,000 in the aggregate. As of the date of this Agreement, to the Knowledge of the Company, no officer or director of the Company is a defendant in any action or the subject of any investigation commenced by any Governmental Authority with respect to the performance of his or her duties as an officer and/or director of the Company.

     Section 4.14 Finders’ Fees. Except for Citigroup Global Markets Inc., there is no investment banker, broker, finder or similar intermediary that has been retained by or is authorized to act on behalf of the Company or any of its Subsidiaries who might be entitled to any fee or commission from the Company or any of its Subsidiaries in connection with the transactions contemplated by this Agreement.

     Section 4.15 Taxes.

     (a) Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect:

     (i) all Tax Returns required by Applicable Law to be filed with any Taxing Authority by, or on behalf of, the Company or any of its Subsidiaries have been filed, or will be filed prior to or as of the Effective Time in accordance with all Applicable Laws, and all such Tax Returns are, or shall be at the time of filing, true and complete;

     (ii) the Company and each of its Subsidiaries has paid (or has had paid on its behalf) or has withheld and remitted to the appropriate Taxing Authority all Taxes due and payable through the Effective Time, or, where payment is not yet due and payable, has established (or has had established on its behalf and for its sole benefit and recourse) in accordance with GAAP an adequate accrual for all such Taxes;

     (iii) (A) there are no claims, audits, actions, suits, proceedings or investigations now pending or, to the Company’s Knowledge, threatened against or with respect to the Company or any of its Subsidiaries in respect of any Tax or Tax asset, (B) no Tax Returns for the Company or any of its Subsidiaries have been or are currently being examined by any Taxing Authority, (C) no issues have been raised in any examination by any Taxing Authority with respect to the Company or any of its Subsidiaries which, by application of similar principles, reasonably could be expected to result in a proposed deficiency for any other period not so examined, (D) there are not now in force any waivers or agreements by the Company or any of its Subsidiaries for the extension of time for the assessment of any Tax, nor has any such waiver or agreement been requested by the Internal Revenue Service or any other Taxing Authority and (E) no claim has ever been made in writing by a Taxing Authority in a jurisdiction where tax returns by the Company and each of its Subsidiaries have not been filed that the Company or any of its Subsidiaries is or may be subject to taxation by such jurisdiction; and

     (iv) the Company and all of its Subsidiaries have paid or are withholding and will pay when due to the proper Taxing Authority all withholding amounts required to be withheld with respect to all Taxes, including sales and use Taxes and Taxes on income or benefits and Taxes for unemployment, health insurance, social security or other similar programs with respect to salary and other compensation of directors, officers and employees of the Company and its Subsidiaries.

     (b) During the two-year period ending on the date hereof, neither the Company nor any of its Subsidiaries was a distributing corporation or a controlled corporation in a transaction intended to be governed by Section 355 of the Code.

     (c) Neither the Company nor any of its Subsidiaries is or has been a party to any Tax sharing agreement with any corporation other than the Company and its Subsidiaries.

     (d) An interest in the Company is not a United States real property interest within the meaning of Treasury Regulation Section 1.897 -1(c) and Section 897(c) of the Code.

     (e) “Tax” means (i) any tax, governmental fee, duty, levy, contribution or other like assessment (including social security payments and contributions to statutory health insurance schemes) or charge of any kind whatsoever (including, without limitation, withholding on amounts paid to or by any Person), together with any interest, penalty, addition to tax or additional amount imposed by any Governmental Authority, including social security authorities and health insurance entities (a “Taxing Authority”) responsible for the imposition of any such tax, and (ii) in the case of the Company or any of its Subsidiaries, liability for the payment of any amount of the type described in clause (i), (A) under Treasury Regulation §1.1502 -6 (or any similar provision of state, local, or foreign Tax law), or otherwise as a result of having been before the Effective Time a member of an affiliated, consolidated, combined or unitary group for federal, state, local or foreign Tax purposes, and (B) as a successor by contract or otherwise as a result of being party to any agreement or any express or implied obligation to indemnify any other Person. “Tax Return” means any report, return, statement or form required to be supplied to any Taxing Authority with respect to Taxes.

     Section 4.16 Employee Benefit Plans.

     (a) Schedule 4.16(a) of the Company Disclosure Schedule contains a list identifying each U.S. and non-U.S. Employee Plan (other than those non-U.S. Employee Plans that are mandated by Applicable Law). Copies of each such U.S. Employee Plan (and, if applicable, related trust or funding agreements or insurance policies) and all amendments thereto and written interpretations thereof have been made available to Parent together with the most recent annual report (Form 5500 including, if applicable, Schedule B thereto) prepared in connection with any such plan or trust.

     (b) Neither the Company nor any ERISA Affiliate of the Company nor any predecessor thereof sponsors, maintains or contributes to, has any liability or contingent liability to, or has in the past six years sponsored, maintained or contributed to, any “employee benefit plan” as defined in Section 3(3) of ERISA which is subject to Title IV of ERISA.

     (c) Neither the Company nor any ERISA Affiliate of the Company nor any predecessor thereof contributes to, or has in the past six years contributed to or had any liability or contingent liability to, any multiemployer plan, as defined in Section 3(37) of ERISA (a “Multiemployer Plan”).

     (d) Each U.S. Employee Plan which is intended to be qualified under Section 401(a) of the Code has received a favorable determination letter, or has pending or has time remaining in which to file, an application for such determination from the Internal Revenue Service, and the Company is not aware of any reason why any such determination letter should be revoked or not be reissued. The Company has made available to Parent copies of the most recent Internal Revenue Service determination letters with respect to each such U.S. Employee Plan. Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, each U.S. Employee Plan has been maintained in compliance with its terms and with the requirements prescribed by any and all statutes, orders, rules and regulations, including ERISA and the Code, which are applicable to such U.S. Employee Plan. No events have occurred with respect to any U.S. Employee Plan that could reasonably be expected to result in payment or assessment by or against the Company of any material excise taxes under the Code.

     (e) None of the assets of any Employee Plan are invested in employer securities or employer real property.

     (f) The consummation of the transactions contemplated by this Agreement will not (either alone or together with any other event, such as a termination of employment within a certain period of time thereafter) entitle any current or former employee, director or consultant of the Company or any of its Subsidiaries to any bonus, severance, retention, retirement, job security or other benefit, or accelerate the time of payment or vesting or trigger any payment or funding (through a grantor trust or otherwise) of compensation or benefits under, increase the amount payable or trigger any other material obligation pursuant to, any Employee Plan or otherwise. There is no Contract, plan or arrangement covering any employee or former employee of the Company or any of its Subsidiaries that, individually or collectively, could give rise to the payment of any amount that would not be deductible pursuant to the terms of Section 280G or 162(m) of the Code.

     (g) Each Employee Plan that is subject to Section 409A of the Code has been operated in good faith compliance, in all material respects, with Section 409A of the Code.

     (h) Neither the Company nor any of its Subsidiaries has any material liability under any U.S. Employee Plan in respect of post-retirement health, medical or life insurance benefits for retired, former or current employees of the Company or its Subsidiaries except as required to avoid excise tax under Section 4980B of the Code.

     (i) There is no action, suit, investigation, audit or proceeding pending against, or, to the knowledge of the Company, threatened against, any Employee Plan before any Governmental Authority that would reasonably be expected to result in any losses, costs, damages or other liabilities in excess of $5,000,000 in the aggregate.

     (j) Each Employee Plan that is subject to the laws of any jurisdiction outside of the United States or that covers employees or consultants residing or working outside of the United States has been maintained in compliance with its terms and with the requirements prescribed by Applicable Law (including any special provisions relating to qualified plans where such plan was intended so to qualify) and has been maintained in good standing under Applicable Law, except to the extent the failure to so maintain such Employee Plans would not reasonably be expected to result in any losses, costs, damages or other liabilities in excess of $5,000,000 in the aggregate.

     (k) There has been no act or omission, and there exists no circumstance, that would impair the ability of the Company and its Subsidiaries (or any successor thereto) to unilaterally amend or terminate any “employee benefit plan” as defined in Section 3(3) of ERISA that is subject to the laws of the United States.

     Section 4.17 Intellectual Property.

     (a) Schedule 4.17(a) of the Company Disclosure Schedule lists all registrations and applications for registration included in the Company Intellectual Property Rights that are material to the ordinary course of business of the Company and its Subsidiaries as currently conducted. The Company and its Subsidiaries own all such Company Intellectual Property Rights listed on such Schedule 4.17(a).

     (b) All Licensed Intellectual Property Rights that are material to the ordinary course conduct of the business of the Company and its Subsidiaries as currently conducted are listed in Schedule 4.17(b). The Company and its Subsidiaries hold valid licenses to use all Licensed Intellectual Property Rights listed on such Schedule 4.17(b). The Company or the applicable Subsidiary is either the owner of or otherwise has sufficient rights to all Intellectual Property Rights necessary to operate its business as presently conducted, except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

     (c) No Company Intellectual Property Right that is material to the ordinary course of business of the Company and its Subsidiaries as currently conducted is subject to (i) any outstanding judgment, injunction, order or decree that restricts the use thereof by the Company or any of its Subsidiaries or restricts the licensing thereof by the Company or any of its Subsidiaries to any Person, or (ii) any agreement which prevents or otherwise materially impairs the use thereof by the Company or any of its Subsidiaries or restricts the licensing thereof by the Company or any of its Subsidiaries to any Person.

     (d) There is no action, suit or proceeding pending against, or, to the Knowledge of the Company, threatened against, the Company or any of its Subsidiaries or, to their Knowledge, against any of their respective customers (i) challenging or seeking to deny or restrict, the rights of the Company or any of its Subsidiaries in any of the Company Intellectual Property Rights, (ii) alleging that the Company or any of its Subsidiaries have infringed, misappropriated or otherwise violated any Intellectual Property Right of any Person (other than the Company or any of its Subsidiaries) or (iii) alleging that any Person using the Company’s services, products or processes infringes or otherwise violates the Intellectual Property Rights of any Person (other than the Company or any of its Subsidiaries)

that, in each of clauses (i), (ii) and (iii), would be reasonably likely, individually or in the aggregate, to result in a Company Material Adverse Effect.

     (e) [Intentionally Omitted];

     (f) [Intentionally Omitted];

     (g) To the Knowledge of the Company, none of the Company’s services, products or processes, or the use thereof, including any hardware, software or service obtained by Company or its Subsidiaries from supplier and then provided to a customer, infringes or otherwise violates the Intellectual Property Rights of any Person (other than the Company or any of its Subsidiaries), except to the extent any such infringement or violation would not reasonably be expected to result in a Company Material Adverse Effect.

     (h) To the Knowledge of the Company, no Person (other than the Company or any of its Subsidiaries) is infringing, violating, diluting, misusing or misappropriating any Company Intellectual Property Rights, and no written claims alleging any such infringement, violation, dilution, misuse or misappropriation have been made against any Person (other than the Company or any of its Subsidiaries) by the Company or any of its Subsidiaries, except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

     (i) To the Knowledge of the Company, the Company and its Subsidiaries do not use or distribute any Open Source Software.

     (j) All Persons who have contributed to the development of Company Intellectual Property Rights have either (A) been a party to an enforceable “work for hire” arrangement or agreement according exclusive ownership of such Company Intellectual Property Rights to the Company, or (B) have executed an assignment granting exclusive ownership of such Company Intellectual Property Rights to the Company, in each case except as would not reasonably be expected, individually or in the aggregate, to result in a Company Material Adverse Effect.

     (k) (i) The Company and its Subsidiaries have implemented steps which are known in the information systems industry to be best practices in the physical and electronic protection of information assets from unauthorized disclosure, use or modification and (ii) to the Knowledge of the Company, there have been no material breaches of security, in each case, except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

     Section 4.18 Environmental Matters. Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect:

     (a) no notice, notification, demand, request for information, citation, summons or order has been received, no penalty has been assessed, and no investigation, action, claim, suit or proceeding is pending or, to the Knowledge of the Company, is threatened by any Governmental Authority or other Person relating to the Company or any of its Subsidiaries that alleges a violation by the Company or any of its Subsidiaries of any Environmental Law, or that seeks to impose liability or recover damages pursuant to any Environmental Law; and

     (b) the Company and its Subsidiaries are and have been in compliance with all Environmental Laws and all Environmental Permits, and there are no liabilities of the Company or any of its Subsidiaries arising under or relating to any Environmental Law, and there is no condition, situation or set of circumstances that could reasonably be expected to result in or be the basis for any such liabilities.

     Section 4.19 Antitakeover Statutes and Rights Agreement.

     (a) The Company has taken all action necessary to exempt the Merger, this Agreement and the transactions contemplated hereby from Section 302A.673 of Minnesota Law, and, accordingly, neither such Section nor any other antitakeover or similar statute or regulation applies or purports to apply to any such transactions.

     (b) The Company has taken all action necessary to render the rights issued pursuant to the terms of the Company’s Rights Agreement dated August 21, 1998 inapplicable to the Merger, this Agreement and the transactions contemplated hereby. Except for the Company’s Rights Agreement dated August 21, 1998, the Company is not party to any shareholder rights plan or similar agreement.

     Section 4.20 Opinion of Financial Advisor. The Company has received the opinion of Citigroup Global Markets Inc., financial advisor to the Company, to the effect that, the Merger Consideration is fair to the Company’s stockholders from a financial point of view. A copy of such opinion shall be made available to Parent for informational purposes only promptly following the execution of this Agreement.

     Section 4.21 Contracts and Customers.

     (a) For purposes of this Agreement, “Company Material Contract” shall mean any of the following Contracts:

     (i) any “material contract” (within the meaning of Item 601(b)(10) of Regulation S-K under the 1933 Act and the 1934 Act) with respect to the Company or any of its Subsidiaries;

     (ii) [Intentionally Omitted];

     (iii) any Contract containing any covenant (A) limiting, or otherwise restricting, in any material respect, the ability of the Company or any of its Subsidiaries to engage in any line of business, to compete with any Person or to provide or acquire any goods or services to or from any Person or within any geographic area or (B) granting “most favored nation” pricing status to any Person, in each case other than those entered into in the ordinary course of business consistent with past practices, including customary preferred provider arrangements;

     (iv) any Contract (i) providing for the disposition or acquisition outside the ordinary course of business by the Company or any of its Subsidiaries, with obligations remaining to be performed or liabilities continuing after the date of this Agreement, of any business or any amount of assets that are material to the Company and its Subsidiaries, taken as a whole, or (ii) pursuant to which the Company or any of its Subsidiaries has any ownership interest in any other Person or other business enterprise other than other Subsidiaries of the Company or as would not reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole;

     (v) any indentures, guarantees, loans or credit agreements, security agreements or mortgages, promissory notes or other Contracts evidencing the borrowing of money, extension of credit or other indebtedness, in each case, in excess of $500,000 (other than accounts receivables and trade payables arising in the ordinary course of business or those relating to intercompany indebtedness between the Company and its wholly owned Subsidiaries or among its wholly owned Subsidiaries);

     (vi) any settlement agreement entered into within two years prior to the date of this Agreement pursuant to which the Company or any of its Subsidiaries or the other party thereto have unperformed obligations in excess of $500,000;

     (vii) any Contract that contains a change of control (or equivalent) provision for which Parent or the Surviving Corporation or any of its Subsidiaries would reasonably be expected to lose or otherwise forfeit any benefit of such Contract having a value of $3,000,000 or more, or would have increased obligations or liabilities under such Contract of $3,000,000 or more upon the consummation of the transactions contemplated hereby, exclusive of any such Contract that (x) is with any customer of the Company or any of is Subsidiaries, or (y) is cancelable or terminable by the Person (other than the Company or any of its Subsidiaries) party thereto upon 60 days notice (or less) without penalty or premium;

     (viii) any legal partnership or joint venture agreement to which the Company or any of its Subsidiaries is a party;

     (ix) [Intentionally Omitted];

     (x) any Contract to which the Company or any of its Subsidiaries are parties which resulted in (or is currently projected by the Company in its good faith judgment to result in) a cost or liability to the Company or any of its Subsidiaries in excess of $1,000,000 per annum which is not cancelable or terminable by the Company or such Subsidiary, as the case may be, upon no more than three months notice and without penalty or premium; and

     (xi) any lease (or series or group of related leases) requiring rental payments of $100,000 or more per month or $1,000,000 or more per year to which the Company or any of its Subsidiaries is a party, and any lease to which the Company or any of its Subsidiaries is a party that has a remaining lease term in excess of 36 months.

     (b) Schedule 4.21(b) of the Company Disclosure Schedule sets forth a list of all Company Material Contracts as of the date hereof.

     (c) Each Company Material Contract is valid and binding, in full force and effect and is enforceable by the Company or its Subsidiaries in accordance with its terms, except (i) to the extent that its enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or other laws relating to or affecting creditors’ rights generally and by general equity principles (whether considered in a proceeding in equity or at law), (ii) to the extent such Company Material Contract has been performed or has previously expired in accordance with its terms and (iii) for such failures to be valid and binding or in full force and effect that, when taken together with any other such Contracts suffering similar failures, would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. The Company and its Subsidiaries and, to the Knowledge of the Company, each other party to the Company Material Contracts have performed in all material respects all respective obligations required to be performed by them to the date hereof under the Company Material Contracts and are not, and are not alleged in writing to be (with or without notice, the lapse of time or both), in breach thereof or default thereunder, and neither the Company nor any of its Subsidiaries nor, to the Knowledge of the Company, any other party to any Company Material Contract, has violated any provision of, or committed or failed to perform any act which, with or without notice, lapse of time or both, would constitute a default under the provisions of any Company Material Contract, except in each case, for those failures to perform, breaches, violations and defaults that would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

     (d) Schedule 4.21(d) of the Company Disclosure Schedule sets forth (i) a list of all customers of the Company and its Subsidiaries that accounted for net revenues of $5,000,000 or more, in the aggregate, for fiscal year 2005, and (ii) a list of all customers of the Company and its Subsidiaries that accounted for net revenues of $2,500,000 or more, in the aggregate, for the first two fiscal quarters of fiscal year 2006.

     Section 4.22 Insurance. The Company and its Subsidiaries are covered by insurance policies issued in favor of the Company and/or its Subsidiaries by reputable insurance carriers (or pursuant to self-insurance programs) that cover such risks and are in such amounts as, in the Company’s Knowledge, are materially in accordance with customary industry practice for Persons engaged in similar businesses and of substantially similar size and geographic presence, and all such insurance policies which are material to the Company and its

Subsidiaries, taken as a whole (a “Material Insurance Policy”), are in full force and effect. All Material Insurance Policies have been heretofore made available or delivered to Parent. As of the date hereof, to the Knowledge of the Company, since January 1, 2006, neither the Company or any of its Subsidiaries has received any notice or other communication regarding any actual or possible (a) cancellation or invalidation of any Material Insurance Policy (other than in respect of ordinary course cancellation or similar notices received in connection with the stated expiry of any such Material Insurance Policy in accordance with its terms), (b) refusal of any material coverage existing under, or rejection of any material claim under, any Material Insurance Policy (other than letters received in the ordinary course whereby an insurance carrier reserves its rights under any insurance policy), or (c) material increase in the aggregate amount of the premiums payable in respect of the Material Insurance Policies. Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, there is no pending claim under or based upon any Material Insurance Policies of the Company or any of its Subsidiaries.

     Section 4.23 Labor Relations.

     (a) The Company and its Subsidiaries are in compliance with all Applicable Laws governing or concerning conditions of employment, employment discrimination and harassment, wages, hours or occupational safety and health, including the Labor Laws, except where the failure to so comply would not reasonably be expected to have a Company Material Adverse Effect.

     (b) As of the date hereof, the employees of the Company and its Subsidiaries have not been, and currently are not, represented by a labor organization or group that was either certified or voluntarily recognized by any labor relations board, including the NLRB, or certified or voluntarily recognized by any other Governmental Authority and there is not (nor has there been within the last 12 months), to the Knowledge of the Company, any attempt to organize any employees of the Company or its Subsidiaries. During the past 12 months from the date hereof, there has not been, nor is there existent or, to the Knowledge of the Company, threatened as of the date hereof, any material strike, slowdown, lock outs, picketing, work stoppage or other material disputes by the employees of the Company or its Subsidiaries which would reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole.

     (c) Neither the Company nor any of its Subsidiaries is a party to or subject to, or is currently negotiating in connection with entering into, any collective bargaining agreement or other similar contract, arrangement or understanding with a labor union or other labor or employee organization.

     Section 4.24 Real Estate. Schedule 4.24 of the Company Disclosure Schedule contains a true and complete list as of the date of this Agreement of all real property with a value in excess of $100,000 owned by the Company and its Subsidiaries (the “Real Estate”). Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, the Company or one of its Subsidiaries has good title to all of the Real Estate free and clear of any Lien, except for Permitted Liens. For the purposes of this Section 4.24, “Permitted Liens” means (i) Liens disclosed in the Company Balance Sheet or notes thereto or securing liabilities reflected on the Company Balance Sheet or notes thereto, (ii) Liens for taxes, assessments and similar charges that are not yet due or are being contested in good faith, (iii) mechanic’s, materialman’s, carrier’s, repairer’s and other similar Liens arising or incurred in the ordinary course of business that have been bonded over or that are not yet due and payable or are being contested in good faith and (iv) Liens incurred in the ordinary course of business since the Balance Sheet Date.

     Section 4.25 Company Expenses. In the Company’s good faith judgment, out-of-pocket costs, fees and expenses that are accrued and unpaid as of the date hereof by the Company and its Subsidiaries, either singularly or in the aggregate (including legal and advisory fees and expenses), in connection with sale of the Company, including the Merger and other transactions contemplated by this Agreement, do not exceed the amount set forth on Schedule 4.25 of the Company Disclosure Schedule.

ARTICLE 5

REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB

     Each of Parent and Merger Sub represents and warrants to the Company that:

     Section 5.01 Corporate Existence and Power. Each of Parent and Merger Sub is a corporation duly incorporated, validly existing and in good standing under the laws of its jurisdiction of incorporation and has all corporate powers and all governmental licenses, authorizations, permits, consents and approvals required to own, lease or operate its assets and properties as they are now being owned, leased and operated and to carry on its business as now conducted, except for those licenses, authorizations, permits, consents and approvals the absence of which would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect. Each of Parent and Merger Sub has heretofore delivered to the Company true and complete copies of its certificate of incorporation and bylaws as currently in effect. Since the date of its incorporation, Merger Sub has not engaged in any activities other than in connection with or as contemplated by this Agreement or in connection with arranging any financing required to consummate the transactions contemplated hereby.

     Section 5.02 Corporate Authorization. The execution, delivery and performance by each of Parent and Merger Sub of this Agreement and the consummation by each of Parent and Merger Sub of the transactions contemplated hereby are within its corporate powers and have been duly authorized by all necessary corporate action. This Agreement constitutes a valid and binding agreement of each of Parent and Merger Sub, except as such enforceability may be limited by applicable bankruptcy, insolvency, moratorium, reorganization or similar laws in effect which affect the enforcement of creditors’ rights generally and by equitable principles.

     Section 5.03 Governmental Authorization. The execution, delivery and performance by each of Parent and Merger Sub of this Agreement and the consummation by each of Parent and Merger Sub of the transactions contemplated hereby require no action by or in respect of, or filing with, any Governmental Authority, other than (i) the filing of articles of merger with the Minnesota Secretary of State, (ii) compliance with any applicable requirements of the HSR Act and of Applicable Law in foreign jurisdictions governing antitrust or merger control matters, (iii) compliance with any applicable requirements of the 1933 Act, the 1934 Act and any other applicable U.S. state or federal securities laws and (iv) any actions or filings the absence of which would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

     Section 5.04 Non-Contravention and Consents. The execution, delivery and performance by each of Parent and Merger Sub of this Agreement and the consummation by Parent and Merger Sub of the Merger and the other transactions contemplated hereby do not and will not (i) violate, contravene, breach or conflict with the certificate or articles of incorporation or bylaws of Parent or Merger Sub, (ii) assuming compliance with the matters referred to in Section 5.03, violate, contravene, breach or conflict with any provision of any Applicable Law, (iii) assuming compliance with the matters referred to in Section 5.03, require any consent or other action by any Person under, constitute (with or without notice or lapse of time, or both) a default under, or cause or permit the termination, cancellation, acceleration or other change of any right or obligation or the loss or diminution of any benefit to which Parent or Merger Sub is entitled under any provision of any agreement or other instrument binding upon Parent or Merger Sub or (iv) result in the creation or imposition of any Lien on any asset of Parent or Merger Sub, with such exceptions, in the case of clauses (ii) through (iv), as would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

     Section 5.05 Disclosure Documents. None of the information provided by Parent or Merger Sub relating to Parent or Merger Sub for inclusion in any Company Disclosure Document will contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading at the time such Company Proxy Statement or any amendment or supplement thereto is first mailed to stockholders of the Company and at the time such stockholders vote on adoption of this Agreement.

     Section 5.06 Finders’ Fees. Except for Goldman, Sachs & Co., there is no investment banker, broker, finder or similar intermediary that has been retained by or is authorized to act on behalf of Parent or Merger Sub who might be entitled to any fee or commission in connection with the transactions contemplated by this Agreement.

     Section 5.07 Financing.

     (a) Parent has provided to the Company a true and complete copy of an executed commitment letter from Goldman, Sachs & Co. and General Electric Capital Corporation to provide debt financing in an aggregate amount of $745,000,000 (the “Debt Commitment Letter”). There are no conditions to the funding of the financings described in the Debt Commitment Letter other than the conditions precedent set forth in the Debt Commitment Letter delivered to the Company on the date hereof (the conditions so set forth, the “Disclosed Conditions”), and no Person (other than the Parent in the case of clause (ii) below) has any right to (i) impose, and Parent has no obligation to accept, any condition precedent to such funding other than the Disclosed Conditions or (ii) reduce the amounts of the financing commitments made in the Debt Commitment Letter (subject to the Disclosed Conditions).

     (b) As of the date of this Agreement, the Debt Commitment Letter is in full force and effect, in all material respects, and there has been no default, action or omission to act that would permit the termination or cancellation of the Debt Commitment Letter. There are no material conditions precedent or other contingencies related to the funding of the Debt Commitment Letter, other than as set forth in or contemplated by the Debt Commitment Letter.

     (c) The aggregate proceeds to Parent or Merger Sub contemplated by the Debt Commitment Letter will be sufficient to enable Parent or Merger Sub to acquire all shares of Company Stock pursuant to the Merger, to make all payments in respect of Company Stock Options and Stock Units pursuant to this Agreement, to repay or refinance debt as contemplated by the Debt Commitment Letter and to pay all fees and expenses related to this Agreement, the Debt Commitment Letter and the transactions contemplated hereby and thereby.

     (d) The audited consolidated financial statements of Parent and the consolidated unaudited interim financial statements dated December 31, 2005 and the related audited statements of income and cash flow for the year ended December 31, 2005 and the unaudited interim consolidated balance sheet as of September 30, 2006 and the related unaudited statements of income and cash flow for the 9 months ended September 30, 2006 of Parent and its Subsidiaries, fairly present in all material respects, in conformity with GAAP applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto), the consolidated financial position of Parent and its consolidated Subsidiaries as of the dates thereof and their consolidated results of operations and cash flows for the periods then ended (subject to normal year-end adjustments in the case of any unaudited interim financial statements).

ARTICLE 6

COVENANTS OF THE COMPANY

     The Company agrees that:

     Section 6.01 Conduct of the Company. From the date hereof until the Effective Time, the Company and its Subsidiaries shall conduct their business in the ordinary course, consistent with past practices, and shall use their reasonable best efforts to preserve intact their business organizations and relationships with third parties, to comply in all material respects with all Applicable Laws and the requirements of all Company Material Contracts and to keep available the services of their present officers and employees. Without limiting the generality of the foregoing, except with the prior written consent of Parent or as contemplated by this Agreement or as set forth in the Company Disclosure Schedule, from the date hereof until the Effective Time the Company shall not, and shall not permit any of its Subsidiaries to:

     (a) amend its articles of incorporation or bylaws, except as provided in this Agreement, or amend any material term of (or relating to) any outstanding Company Security;

     (b) declare, set aside or pay any dividend or other distribution with respect to any share of its capital stock (whether in cash, property or otherwise), other than dividends and other distributions paid by any Subsidiary of the Company to the Company or any wholly owned Subsidiary of the Company;

     (c) (i) repurchase, redeem or otherwise acquire any shares of capital stock or other securities of, or other ownership interests in, the Company or any of its Subsidiaries, or (ii) adjust, split, combine or reclassify any of its capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for, shares of its capital stock or any of its securities;

     (d) issue, deliver, pledge, sell or otherwise transfer or encumber any shares of capital stock, or any securities convertible into shares of capital stock, or any rights, warrants or options to acquire any shares of capital stock, other than (i) issuances of Company Stock pursuant to stock-based awards or options that are outstanding on the date hereof or are granted in accordance with the following clause (ii), and (ii) additional options or stock-based awards to acquire shares of Company Stock granted under the terms of the Company’s stock plans as in effect on the date hereof in the ordinary course of business; provided, that the number of shares of Common Stock issued pursuant to this clause (ii) between the date of this Agreement and the Closing shall not exceed 10,000, exclusive of shares issued under or in connection with the Company’s 1999 Stock Incentive Plan;

     (e) acquire any business, whether by way of merger, consolidation or acquisition of stock or assets, except (i) pursuant to existing Contracts or commitments that are disclosed on Schedule 6.01(e) of the Company Disclosure Schedule or (ii) in the ordinary course of business and in an amount not to exceed $1,000,000;

     (f) sell, lease, license, pledge, subject to any Lien or otherwise dispose of any Subsidiary or all or substantially all of the assets, securities or property of any Subsidiary except (i) pursuant to existing Contracts or commitments that are disclosed on Schedule 6.01(f) of the Company Disclosure Schedule, or (ii) in the ordinary course of business consistent with past practices and in an amount not to exceed $1,000,000 in the aggregate;

     (g) incur or assume any indebtedness for borrowed money, guarantee any such indebtedness of another Person, issue or sell any debt securities or warrants or other rights to acquire any debt securities or guarantee any debt securities, other than any indebtedness incurred in the ordinary course of business consistent with past practices under or as permitted pursuant to the credit facilities of the Company or any of its Subsidiaries existing (and as in effect) on the date hereof or incurred between the Company and any of its wholly owned Subsidiaries or between any of such wholly owned Subsidiaries;

     (h) except as required by Applicable Law, the terms of this Agreement or the terms of any existing Employee Plan disclosed on Schedule 4.16(a) of the Company Disclosure Schedule, or in the ordinary course of business consistent with past practices, (i) grant any severance or termination pay to (or amend any existing arrangement with) any current or former director or officer of the Company or any of its Subsidiaries or any “Company Employee” (defined below in Section 7.02), (ii) establish, adopt, enter into, terminate or amend any employment, severance, incentive, bonus, commission, deferred compensation or similar agreement or benefit plan, including any Employee Plan or collective bargaining agreement with or covering any current or former director or officer of the Company or any of its Subsidiaries or any Company Employee, (iii) hire any new employee with a base salary for such employee in excess of $125,000 or (iv) except as required in accordance with the contractual terms in effect as of the date hereof (if any), increase or accelerate the payment or vesting of the compensation, bonus or other benefits payable to any current or former director, officer, employee or consultant of the Company or any of its Subsidiaries, in each case, other than in the ordinary course of business;

     (i) (i) make, revoke or amend any material Tax election, change any material method of Tax accounting or material Tax procedure or practice or settle or compromise any material claim relating to Taxes if such action shall be binding on the Company, any of its Subsidiaries, or Parent after the Effective Time or (ii) waive or extend the statute of limitations in respect of any Taxes;

     (j) adopt any change, other than as required by GAAP or Regulation S-X under the 1934 Act, in its accounting methods, principles, policies, procedures or practices;

     (k) enter into any joint venture, partnership or other similar arrangement;

     (l) settle any pending or threatened litigation, except for settlements involving the payment of money (and not any equitable relief) which would not, individually or in the aggregate, exceed $1,000,000;

     (m) make any loan, advance or capital contribution to or investment in any Person, other than loans, advances or capital contributions to or investments in a wholly owned Subsidiary of the Company and advances to employees for business expenses in the ordinary course;

     (n) cancel any material debts owed to, or waive any material claims or rights held by, the Company or any of its Subsidiaries that involve Third Parties or non-wholly owned Subsidiaries and have a value, individually or in the aggregate, in excess of $1,000,000 (other than debts, claims and rights between the Company and its wholly owned Subsidiaries or among its wholly owned Subsidiaries);

     (o) (i) enter into any Contracts other than in the ordinary course of business consistent with past practices, which exceed $1,000,000 individually or $5,000,000 in the aggregate, exclusive of those contemplated by this Agreement, (ii) amend or modify any Company Material Contract, or waive, release, assign or transfer any of its material rights or claims thereunder, in each case, in a manner materially adverse to the Company and its Subsidiaries, taken as a whole, or (iii) enter into any Contract of the type described in Section 4.21(a)(iii) or, other than in the ordinary course of business consistent with historic practices, Section 4.21(a)(x); or

     (p) agree or commit to do any of the foregoing.

     Section 6.02 Stockholder Meeting; Proxy Material. The Company shall cause a meeting of its stockholders (the “Company Stockholder Meeting”) to be duly called and held as soon as reasonably practicable for the purpose of voting on the approval and adoption of this Agreement and the Merger. Subject to Section 6.03(b), the Board of Directors of the Company shall recommend approval and adoption of this Agreement and the Merger by the Company’s stockholders. In connection with such meeting, the Company shall (i) (A) promptly, in consultation with Parent, prepare and file the Company Proxy Statement with the SEC, (B) notify Parent promptly following the receipt of any comments from the SEC or its staff and of any request by the SEC or its staff for amendments or supplements to the Company Proxy Statement or for any additional information and shall consult with Parent regarding, and supply Parent with copies of, all correspondence between the Company or any of its representatives, on the one hand, and the SEC or its staff, on the other hand, with respect to the Company Proxy Statement, (C) as promptly as practicable after comments are received from the SEC in respect of the Company Proxy Statement, in consultation with Parent, prepare and file any required amendments to the Company Proxy Statement and the definitive Company Proxy Statement with the SEC and (D) use its reasonable best efforts to have cleared by the SEC and thereafter mail to its stockholders as promptly as practicable the Company Proxy Statement and all other proxy materials for such meeting, (ii) use its reasonable best efforts to obtain the Company Stockholder Approval and (iii) otherwise comply with all legal requirements applicable to such meeting.

     Section 6.03 No Solicitation; Other Offers.

     (a) Subject to Section 6.03(b), neither the Company nor any of its Subsidiaries shall, nor shall the Company or any of its Subsidiaries authorize or permit any of its or their officers, directors, employees, investment bankers, attorneys, accountants, consultants or other agents or advisors to, directly or indirectly, (i) solicit, initiate or take any action to facilitate or encourage the submission of any Acquisition Proposal, (ii) enter into, continue or participate in any discussions or negotiations with, furnish any nonpublic information relating to the Company or any of its Subsidiaries to, or assist, facilitate, participate in or encourage any effort by, any Third Party that is seeking to make, has indicated an interest or intention in making, or has made, an Acquisition Proposal, (iii) recommend an Acquisition Proposal or fail to make, withdraw or modify in a manner adverse to Parent or Merger Sub the Company Board Recommendation (any of the foregoing in this clause (iii), an “Adverse Recommendation Change”) or (iv) enter into any (or amend or modify any existing) agreement in principle, letter of intent, term sheet, confidentiality agreement, acquisition agreement or other similar agreement or instrument (whether or not binding) relating to an Acquisition Proposal.

     (b) Notwithstanding the foregoing, but subject to Section 6.03(c) below, the Board of Directors of the Company, directly or indirectly through advisors, agents or other intermediaries, may at any time prior to the Company Stockholder Meeting (i) engage in negotiations or discussions with any Third Party that, subject to the Company’s compliance with Section 6.03(a), has made a bona fide Acquisition Proposal that the Board of Directors of the Company, acting in good faith (after consultation with the Company’s outside legal advisor and financial advisor) has determined to be, or reasonably believes could be expected to lead to, a Superior Proposal and (ii) thereafter furnish to such Third Party nonpublic information relating to the Company or any of its Subsidiaries pursuant to an appropriate confidentiality agreement and (iii) following receipt of such Superior Proposal, make an Adverse Recommendation Change but, in each case referred to in the foregoing clauses (i) through (iii), only if the Board of Directors of the Company determines in good faith by a majority vote (exclusive of any members of the Board of Directors that are not independent of the Third Parties making such Superior Proposal), after considering advice from outside legal counsel to the Company and the financial advisor to the Company, that the failure to take such action would be inconsistent with its fiduciary duties under Applicable Law. The Company shall, and shall cause its Subsidiaries and the advisors, employees and other agents of the Company and any of its Subsidiaries to, cease immediately and cause to be terminated any and all existing activities, discussions or negotiations, if any, with any Third Party conducted on or prior to the date hereof with respect to any Acquisition Proposal.

     (c) The Board of Directors of the Company shall not take any of the actions referred to in clauses (i), (ii) and (iii) of Section 6.03(b) unless the Company shall have delivered to Parent a prior written notice advising Parent that it intends to take such action, which written notice shall state the material terms and conditions of the applicable Superior Proposal. The parties hereto agree that, in the event any such written notice is delivered pursuant hereto, before the Board of Directors takes any action referred to in clause (iii) of Section 6.03(b), Parent shall be provided with three Business Days from the date of delivery of such notice to make adjustments to the terms and conditions of this Agreement, and the Company shall negotiate in good faith with respect thereto. In addition, the Company shall notify Parent as promptly as reasonably practicable, and use its reasonable best efforts to provide such notice with one Business Day, following receipt by the Company (or any of its advisors) of any Acquisition Proposal or any written request for nonpublic information relating to the Company or any of its Subsidiaries or for access to the business, properties, assets, books or records of the Company or any of its Subsidiaries by any Third Party that indicates it may be considering making, or has made, an Acquisition Proposal (including the identity of such Third Party and the material terms and conditions of any such Acquisition Proposal, indication or request). The Company shall keep Parent reasonably informed, on a current basis, of the status and material details of any such Acquisition Proposal, indication or request (and any modification or amendment thereof), including of any meeting of its Board of Directors (or any committee thereof) at which its Board of Directors (or such committee) is reasonably expected to consider any Acquisition Proposal.

     (d) Notwithstanding the foregoing, after prior written notice to Parent, the Board of Directors of the Company shall be permitted to take any action necessary to comply with Rule 14d-9 or Rule 14e-2(a) under the 1934 Act with regard to an Acquisition Proposal and to make any disclosure to the stockholders of the Company if, in the good faith judgment of the Board of Directors of the Company, after considering the advice of outside counsel, failure so to disclose would be inconsistent with its obligations under Applicable Law; provided, however, that the fact that a disclosure or other action may be deemed permissible by virtue of this sentence does not in and of itself mean that any such disclosure or other action constitutes an Adverse Recommendation Change.

     (e) The Company shall not take any action to exempt any Person from the restrictions on “business combinations” contained in Section 302A.673 of Minnesota Law (or any similar provisions) or otherwise cause such restrictions not to apply unless such actions are taken simultaneously with a termination of this Agreement in accordance with Section 10.01(c)(i) and (ii) or Section 10.01(d).

     Section 6.04 Access to Information, etc. From the date hereof until the Effective Time and subject to Applicable Law and the Confidentiality Agreement dated as of December 19, 2005, between the Company and Parent (the “Confidentiality Agreement”) and Section 8.06 of this Agreement, the Company shall (i) give Parent, its counsel, financial advisors, auditors and other authorized representatives reasonable access, subject to Parent’s and the Company’s compliance with Applicable Law, to the offices, properties, books and records of the Company and the Subsidiaries, (ii) furnish to Parent, its counsel, financial advisors, auditors and other authorized representatives such financial and operating data and other information as such Persons may reasonably request and (iii) instruct the employees, counsel, financial advisors, auditors and other authorized representatives of the Company and its Subsidiaries to cooperate with all reasonable requests of Parent in its investigation of the Company and its Subsidiaries. Any investigation pursuant to this Section shall be conducted during normal business hours in such manner as not to interfere unreasonably with the conduct of the business of the Company and its Subsidiaries. In addition, the Company will reasonably cooperate with Parent and Merger Sub in connection with obtaining the Debt Financing, including participation in rating agency presentations and obtaining payoff letters, lien releases and similar instruments and certificates in respect of the Company’s existing debt, as may be reasonably required in connection with obtaining the Debt Financing.

     Section 6.05 New York Stock Exchange and SEC Filings.

     (a) The Company shall use reasonable best efforts to cause the continued trading and listing of the Company Stock on the New York Stock Exchange during the term of this Agreement; and

     (b) The Company shall file with the SEC its quarterly report on Form 10-Q for the fiscal quarter ended September 30, 2006 in a form compliant with, and within the time period required by, the applicable rules and regulations of the SEC. Notwithstanding anything contained herein to the contrary, the parties hereto agree that the failure to file such quarterly report in a form compliant in all material respects with the applicable rules and regulations of the SEC prior to December 8, 2006 shall constitute a material breach of this clause (b) for purposes of Sections 9.02(a) and 10.01(c)(iii).

     Section 6.06 Stockholder Litigation. The Company shall give Parent prompt notice of any stockholder litigation against the Company and/or its directors relating to the transactions contemplated by this Agreement, and shall provide Parent with the opportunity to participate in the defense of any such litigation. The Company shall consult with Parent before making any payment or settlement offer prior to the Effective Time with respect to any such litigation.

ARTICLE 7

COVENANTS OF PARENT AND MERGER SUB

     Parent and Merger Sub agree that:

     Section 7.01 Director and Officer Liability. Parent shall cause the Surviving Corporation, and the Surviving Corporation hereby agrees, to do the following:

     (a) For six years after the Effective Time, the Surviving Corporation shall indemnify and hold harmless the present and former officers and directors of the Company (each an “Indemnified Person”) in respect of acts or omissions occurring at or prior to the Effective Time (including acts or omissions in connection with this Agreement and the consummation of the transactions contemplated hereby) to the fullest extent permitted by Minnesota Law or any other Applicable Law or provided under the Company’s articles of incorporation and bylaws in effect immediately prior to the Effective Time; provided that such indemnification shall be subject to any limitation imposed by such articles or bylaws (as in effect immediately prior to the Effective Time) or from time to time by Applicable Law.

     (b) For six years after the Effective Time, the Surviving Corporation shall provide each Indemnified Person with “tail” insurance in respect of acts or omissions occurring prior to the Effective Time covering each such Indemnified Person currently covered by the Company’s officers’ and directors’ liability insurance policy on terms with respect to coverage and amount not materially less favorable than those of such policy in effect on the date hereof; provided that if such a policy cannot reasonably be procured for an annual premium of 300% of the premium paid by the Company in respect of the current year as of the date of this Agreement, then the Surviving Corporation shall provide insurance with the greatest coverage and amount reasonably procurable for such a premium. Without limiting the generality of foregoing (and notwithstanding any other provision of this Agreement), prior to the Effective Time and with the prior consent of Parent, the Company shall be entitled to obtain prepaid insurance policies providing for the coverage contemplated by this Section. If such prepaid policies are obtained prior to the Effective Time, Parent shall not cancel such policies or permit such policies to be canceled.

     (c) If the Surviving Corporation or any of its successors or assigns (i) consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger, or (ii) transfers or conveys all or substantially all of its properties and assets to any Person, then, and in each such case, to the extent necessary, proper provision shall be made prior to such transaction so that the successors and assigns of Parent, Merger Sub or the Surviving Corporation, as the case may be, shall assume the obligations set forth in this Section 7.01.

     (d) The articles of incorporation and bylaws of the Surviving Corporation shall include provisions for exculpation of director and officer liability and indemnification on the same basis as set forth in the Company’s articles of incorporation and bylaws in effect immediately prior to the Effective Time. For six years after the Effective Time, the Surviving Corporation shall maintain in effect the provisions in its articles of incorporation and bylaws providing for indemnification of Indemnified Persons with respect to the facts or circumstances occurring at or prior to the Effective Time to the fullest extent permitted from time to time under Minnesota Law, which provisions shall not be amended except as required by changes in Applicable Law or except to make changes permitted by Applicable Law that would enlarge the scope of the Indemnified Persons’ indemnification rights thereunder.

     (e) The Surviving Corporation shall pay all expenses, including reasonable fees and expenses of counsel, that an Indemnified Person may incur in enforcing the indemnity and other obligations provided for in this Section 7.01; provided, that such Indemnified Person shall undertake in writing to reimburse the Surviving Corporation for all amounts paid by Surviving Corporation if a court of competent jurisdiction determines by a final, nonappealable order, that such Indemnified Person is not entitled to indemnification.

     (f) The rights of each Indemnified Person under this Section 7.01 shall be in addition to any rights such Person may have under the articles of incorporation or bylaws of the Company or any of its Subsidiaries, under Minnesota Law or any other Applicable Law or under any agreement of any Indemnified Person with the Company or any of its Subsidiaries. All such rights shall survive consummation of the Merger and are intended to benefit, and shall be enforceable by, each Indemnified Person against the Surviving Corporation.

     Section 7.02 Employee Benefits.

     (a) Parent shall, or shall cause its Subsidiaries (including the Surviving Corporation) to, provide each employee of the Company or any of its Subsidiaries (each, a “Company Employee” and together, the “Company Employees”) with base salary or wage rates, an annual cash bonus opportunity and employee benefits (other than benefits of the type described in clause (e) below) that are no less than those provided by Parent or its Subsidiaries to other similarly tenured and positioned employees of Parent and such Subsidiaries from time to time.

     (b) For six months following the Effective Time, Parent shall provide those Company Employees identified in or described on Schedule 7.02(b) of the Company Disclosure Schedule who are employed in the United States with severance payments and benefits that are no less favorable than those set forth on such Schedule 7.02(b).

     (c) [Intentionally Omitted];

     (d) Each Company Employee will receive service credit for all periods of employment with the Company or any of its Subsidiaries or any predecessor thereof prior to the Effective Time for purposes of vesting, eligibility and benefit levels under any employee benefit plan in which such employee participates after the Effective Time, to the extent that such service was recognized under any analogous plan of the Company or its Subsidiaries in effect immediately prior to the Effective Time; provided that no such service credit shall be given for purposes of benefit accruals under any defined benefit pension plan or where such credit would result in a duplication of benefits.

     (e) Until June 30, 2007, Parent shall maintain in effect all benefit plans of the Company providing medical, dental, health, pharmaceutical, vision or other similar benefits for Company Employees. Thereafter, Company Employees shall be entitled to participate in the benefit plans offered by or on behalf of Parent, and in effect subsequent to June 30, 2007, providing medical, dental, health, pharmaceutical, vision or other similar benefits, which participation shall be on the same basis as other similarly tenured and positioned employees of Parent and its Subsidiaries from time to time.

     (f) No Company Employee shall have any third party beneficiary rights or rights to any specific levels of compensation or benefits as a result of the application of this Section 7.02.

     Section 7.03 Obligations of Merger Sub. Parent shall take all action necessary to cause Merger Sub to perform its obligations under this Agreement and to consummate the Merger on the terms and conditions set forth in this Agreement.

     Section 7.04 Voting of Shares. Parent shall vote all shares of Company Stock beneficially owned by it or any of its Subsidiaries, if any, in favor of adoption of this Agreement at the Company Stockholder Meeting.

ARTICLE 8

COVENANTS OF PARENT, MERGER SUB AND THE COMPANY

     The parties hereto agree that:

     Section 8.01 Reasonable Best Efforts.

     (a) Subject to the terms and conditions of this Agreement, the Company, Parent and Merger Sub shall use reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable under Applicable Law to consummate the transactions contemplated by this Agreement, including (i) preparing and filing as promptly as practicable with any Governmental Authority or other Third Party all documentation to effect all necessary filings, notices, petitions, statements, registrations, submissions of information, applications and other documents and (ii) obtaining and maintaining all approvals, consents, registrations, permits, authorizations and other confirmations required to be obtained from any Governmental Authority or other Third Party that are necessary, proper or advisable to consummate the transactions contemplated by this Agreement; provided that the parties hereto understand and agree that the reasonable best efforts of any party hereto shall not be deemed to include (i) entering into any settlement, undertaking, consent decree, stipulation or agreement with any Governmental Authority in connection with the transactions contemplated hereby or (ii) divesting or otherwise holding separate (including by establishing a trust or otherwise), or taking any other action (or otherwise agreeing to do any of the foregoing) with respect to any of its or the Surviving Corporation’s Subsidiaries or any of their respective Affiliates’ businesses, assets or properties.

     (b) In furtherance and not in limitation of the foregoing, each of Parent and the Company shall make an appropriate filing of a Notification and Report Form pursuant to the HSR Act with respect to the transactions contemplated hereby as promptly as practicable and in any event within ten Business Days after the date hereof and to supply as promptly as practicable any additional information and documentary material that may be requested pursuant to the HSR Act and to take all other actions reasonably necessary to cause the expiration or termination of the applicable waiting periods under the HSR Act as soon as practicable.

     (c) In furtherance and not in limitation of the foregoing,

     (i) Each of Parent and Merger Sub shall use reasonable best efforts to arrange the Debt Financing on substantially the terms and conditions described in the Debt Commitment Letter, including using reasonable best efforts to (A) satisfy on a timely basis all terms, conditions, representations and warranties applicable to Parent or Merger Sub in the Debt Commitment Letter, (B) enter into definitive agreements with respect thereto as promptly as practicable but in any event at the Effective Time on terms and conditions no less certain than those contained in the Debt Commitment Letter and (C) obtain funds under the Debt Commitment Letter;

     (ii) Parent shall keep the Company reasonably informed with respect to all material activity concerning the status of the Debt Financing and shall give the Company prompt notice of any material adverse change with respect to the Debt Financing. Without limiting the foregoing, Parent shall notify the Company promptly, and in any event within three Business Days, if at any time prior to the date of Closing (A) the Debt Commitment Letter shall expire or be terminated for any reason or (B) any financing source that is a party to the Debt Commitment Letter notifies Parent or Merger Sub that such source no longer intends to provide financing to Parent or Merger Sub on the terms set forth therein. Without the prior written consent of the Company, neither Parent nor any of its Subsidiaries shall take any action or omit to take any action that could reasonably be expected to materially impair, delay or prevent Parent’s obtaining of the Debt Financing or any alternate financing arrangement. Parent shall not, without the prior written consent of the Company, amend or alter, or agree to amend or alter, the Debt Commitment Letter in a manner that would materially impair, delay or prevent the transactions contemplated by this Agreement;

     (iii) The Company shall use reasonable best efforts to provide Parent with such cooperation in connection with the arrangement of the Debt Financing as may be reasonably requested by Parent (provided that such requested cooperation does not unreasonably interfere with the ongoing operations of the Company and its Subsidiaries), including (A) participation in meetings, due diligence sessions and management presentation sessions and similar presentations, (B) assisting with the preparation of financial statements (including pro forma financial statements) and other information (financial or otherwise) for offering memoranda, private placement memoranda and similar documents and (C) reasonably facilitating the pledge of collateral. Notwithstanding the foregoing, neither the Company nor any of its Subsidiaries shall be required to pay any commitment or other similar fee or incur any other liability in connection with the Debt Financing prior to the Effective Time. Parent shall, promptly upon request by the Company, reimburse the Company for all reasonable out-of-pocket costs incurred by the Company or any of its Subsidiaries in connection with such cooperation; and

     (iv) If any portion of the Debt Financing becomes unavailable on the terms and conditions contemplated in the Debt Commitment Letter, Parent shall use reasonable best efforts to (A) arrange alternate financing (on terms and conditions no less favorable in any material respect than those contained in the Debt Commitment Letter) and, if obtained, shall provide the Company with a copy of the new financing commitments, (B) enter into definitive agreements with respect thereto as promptly as practicable but in any event prior to the Effective Time and (C) obtain funds under such commitment letter to the extent necessary to consummate the transactions contemplated by this Agreement. If Parent obtains a new financing commitment for at least the same amount of financing as contemplated by the Debt Commitment Letter as originally issued and on terms and conditions that are no less favorable in any material respect than those contained in the Debt Commitment Letter as originally issued, then the new commitment letter in respect of such financing shall be the “Debt Commitment Letter” for purposes of this Agreement.

     Section 8.02 Certain Filings. The Company and Parent shall cooperate with one another (i) in connection with the preparation of the Company Disclosure Documents, (ii) in determining whether any action by or in respect of, or filing with, any Governmental Authority is required, or any actions, consents, approvals or waivers are required to be obtained from parties to any material contracts, in connection with the consummation of the transactions contemplated by this Agreement and (iii) in taking such actions or making any such filings, furnishing information required in connection therewith or with the Company Disclosure Documents and seeking timely to obtain any such actions, consents, approvals or waivers.

     Section 8.03 Public Announcements. Parent and the Company shall consult with each other before issuing any press release, making any other public statement or scheduling any press conference or conference call with investors or analysts with respect to this Agreement or the transactions contemplated hereby and, except as may be required by Applicable Law or any listing agreement with or rule of any national securities exchange or association, shall not issue any such press release, make any such other public statement or schedule any such press conference or conference call before such consultation, if practicable.

     Section 8.04 Further Assurances. At and after the Effective Time, the officers and directors of the Surviving Corporation shall be authorized to execute and deliver, in the name and on behalf of the Company or Merger Sub, any deeds, bills of sale, assignments or assurances and to take and do, in the name and on behalf of the Company or Merger Sub, any other actions and things to vest, perfect or confirm of record or otherwise in the Surviving Corporation any and all right, title and interest in, to and under any of the rights, properties or assets of the Company acquired or to be acquired by the Surviving Corporation as a result of, or in connection with, the Merger.

     Section 8.05 Notices of Certain Events. Each of the Company, on the one hand, and Parent or Merger Sub, on the other hand, shall promptly notify the other of:

     (a) any notice or other communication from any Person alleging that the consent of such Person is or may be required in connection with the transactions contemplated by this Agreement;

     (b) any notice or other communication from any Governmental Authority in connection with the transactions contemplated by this Agreement; and

     (c) any actions, suits, claims, investigations or proceedings commenced or, to its knowledge, threatened against, relating to or involving or otherwise affecting the Company or any of its Subsidiaries or Parent or any of its Subsidiaries, as the case may be, that, if pending on the date of this Agreement, would have been required to have been disclosed pursuant to Articles 4 or 5, as the case may be, or that relate to the consummation of the transactions contemplated by this Agreement.

     (d) to the knowledge of the Company, Parent or Merger Sub, as the case may be, any inaccuracy of any representation or warranty of that party contained in this Agreement at any time during the term hereof that could reasonably be expected to cause the conditions set forth in Section 9.02 or 9.03 not to be satisfied; and

     (e) to the knowledge of the Company, Parent or Merger Sub, as the case may be, any material failure of any party hereto to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder; provided, however, that the delivery of any notice pursuant to this Section 8.05 shall not limit or otherwise affect the remedies available hereunder to the party receiving that notice.

     Section 8.06 Confidentiality. Prior to the Effective Time and after any termination of this Agreement, each of Parent, Merger Sub and the Company shall hold, and shall use its reasonable best efforts to cause its officers, directors, employees, accountants, counsel, consultants, advisors and agents to hold, in confidence, unless compelled to disclose by Applicable Law, all confidential documents and information concerning the other party furnished to it or its Affiliates in connection with the transactions contemplated by this Agreement, all in accordance with the terms of the Confidentiality Agreement.

ARTICLE 9

CONDITIONS TO THE MERGER

     Section 9.01 Conditions to the Obligations of Each Party. The obligations of the Company, Parent and Merger Sub to consummate the Merger are subject to the satisfaction of the following conditions:

     (a) the Company Stockholder Approval shall have been obtained in accordance with Minnesota Law;

     (b) (i) no Applicable Law shall prohibit the consummation of the Merger and (ii) there shall not be instituted or pending any action or proceeding in which a Governmental Authority, that has jurisdiction over any jurisdiction material to the Company and its Subsidiaries, taken as a whole, is seeking to (A) make the Merger illegal or prohibit the consummation of the Merger or any of the other transactions contemplated by this Agreement, or (B) cause the transactions contemplated by this Agreement to be rescinded following the consummation thereof;

     (c) the waiting periods (and any extensions thereof) applicable to the Merger under the HSR Act and under the foreign antitrust or competition laws, rules or regulations of any country where such filing is required shall have been terminated or shall have expired; and

     (d) all actions by or in respect of, or filings with, any Governmental Authority required to permit the consummation of the Merger shall have been taken, made or obtained, except for any actions or filings the absence of which would not reasonably be expected to, individually or in the aggregate, prevent or materially delay or materially impair the ability of the parties to consummate the Merger.

     Section 9.02 Conditions to the Obligations of Parent and Merger Sub. The obligations of Parent and Merger Sub to consummate the Merger are subject to the satisfaction of the following further conditions: (a) the Company shall have performed in all material respects all of its obligations hereunder required to be performed by it at or prior to the Effective Time, (b) the representations and warranties of the Company contained in this Agreement (i) that are qualified by materiality or Company Material Adverse Effect shall be true and correct at and as of the Effective Time as if made at and as of such time (except to the extent expressly made at and as of another specific date, in which case at and as of such specific date), and (ii) that are not qualified by materiality or Company Material Adverse Effect shall be true and correct in all material respects at and as of the Effective Time as if made at and as of such time (except to the extent expressly made at and as of another specific date, in which case at and as of such specific date), (c) Parent shall have received a certificate signed by an executive officer of the Company to the foregoing effect, (d) Parent or Merger Sub shall have received the proceeds from the Debt Financing, or alternative financing sufficient to consummate the Merger, (e) Holders of not more than 10% of the outstanding shares of Company Stock shall have exercised dissenters’ rights in accordance with Minnesota Law (excluding any holders who have exercised but have failed to properly perfect, or have otherwise lost, such rights prior to the Effective Time in accordance with Minnesota Law), (f) the Company shall have delivered to Parent certified copies of (i) the resolutions duly adopted by the Board of Directors of the Company authorizing the execution, delivery and performance of this Agreement and the Merger and (ii) the resolutions duly adopted by the Company’s shareholders adopting this Agreement, (g) the Company shall have delivered to Parent a certificate of the Company to the effect that the Company is not a U.S. real property holding company substantially in the form attached hereto as Exhibit B hereto, and (h) no Company Material Adverse Effect shall have occurred and be continuing.

     Section 9.03 Conditions to the Obligations of the Company. The obligations of the Company to consummate the Merger are subject to the satisfaction of the following further conditions: (a) each of Parent and Merger Sub shall have performed in all material respects all of its obligations hereunder required to be performed by it at or prior to the Effective Time, (b) the representations and warranties of each of Parent and Merger Sub contained in this Agreement (i) that are qualified by materiality or Parent Material Adverse Effect shall be true and correct at and as of the Effective Time as if made at and as of such time (except to the extent expressly made at and as of another specific date, in which case at and as of such specific date), and (ii) that are not qualified by materiality or Parent Material Adverse Effect shall be true and correct in all material respects at and as of the Effective Time as if made at and as of such time (except to the extent expressly made at and as of another specific date, in which case at and as of such specific date), (c) the Company shall have received a certificate signed by an executive officer of each of Parent and of Merger Sub to the foregoing effect and (d) no Parent Material Adverse Effect shall have occurred and be continuing.

ARTICLE 10

TERMINATION

     Section 10.01 Termination. This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time (notwithstanding any approval of this Agreement by the stockholders of the Company):

     (a) by mutual written agreement of the Company and Parent;

     (b) by either the Company or Parent, if:

     (i) the Merger has not been consummated on or before March 31, 2007 (March 31, 2007 being herein referred to as the “End Date”); provided that the right to terminate this Agreement pursuant to this Section 10.01(b)(i) shall not be available to any party whose breach of any provision of this Agreement results in the failure of the Merger to be consummated by such time;

     (ii) consummation of the Merger would violate any nonappealable final order, decree or judgment (which the parties hereto shall have used their reasonable best efforts to resist, resolve or lift) of any Governmental Authority having competent jurisdiction; or

     (iii) the Company Stockholder Approval shall not have been obtained at the Company Stockholder Meeting (including any adjournment or postponement thereof).

     (c) by Parent, if:

     (i) an Adverse Recommendation Change shall have occurred;

     (ii) the Company shall have entered into, or publicly announced its intention to enter into, a definitive agreement or an agreement in principle with respect to a Superior Proposal;

     (iii) at the time of such termination Parent is not in material breach of its obligations under this Agreement and (A) any representation or warranty made by the Company in this Agreement fails to continue to be true and correct or the Company fails to perform any covenant or agreement set forth in this Agreement, in each case, that would cause any condition set forth in either Section 9.02(a) or (b) not to be satisfied and (B) such condition is not reasonably capable of being satisfied by the End Date; provided that, for purposes hereof, in connection with any Acquisition Proposal of a type described in clause (D) of the definition of Acquisition Proposal (a “Clause D Proposal”), a breach of clause (i) or (ii) of Section 6.03(a) will only occur with respect to such Clause D Proposal to the extent that the activities described in such clause (i) or (ii) giving rise to such breach were initiated or conducted (i) by any member of the Company’s Board of Directors, by an executive officer of the Company or by any agent or advisor (including legal or financial advisors) of the Company or any of the other foregoing Persons, and (ii) with the intention of impeding, interfering with, preventing or delaying the Merger or diluting the benefits to Parent of the transactions contemplated hereby; or

     (iv) the Company shall have breached its obligations under Section 6.02 or 6.03; provided that, for purposes hereof, in connection with any Clause D Proposal, a breach of clause (i) or (ii) of Section 6.03(a) will only occur with respect to such Clause D Proposal to the extent that the activities described in such clause (i) or (ii) giving rise to such breach were initiated or conducted (i) by any member of the Company’s Board of Directors, by any executive officer of the Company or by any agent or advisor (including legal or financial advisors) of the Company or any of the other foregoing Persons, and (ii) with the intention of impeding, interfering with, preventing or delaying the Merger or diluting the benefits to Parent of the transactions contemplated hereby; or

     (d) by the Company, if:

     (i) the Company has, with the authorization of the Board of Directors of the Company, subject to complying with the terms of this Agreement (including Section 11.04), entered into a written agreement to effect a Superior Proposal; provided, that, in the case of any such termination by the Company, (A) prior to such termination, the Company shall have complied with its obligations under Section 6.03(c), and (B) Parent does not make, within three Business Days of receipt of the written notice to be delivered pursuant to Section 6.03(c), an irrevocable unconditional offer that is at least as favorable to the stockholders of the Company as such Superior Proposal, it being understood that the Company shall not enter into any such binding agreement during such three Business Day period; or

     (ii) at the time of such termination Company is not in material breach of its obligations under this Agreement and (A) any representation or warranty made by either Parent or Merger Sub in Article 5 of this Agreement fails to continue to be true and correct or each of Parent and Merger Sub fails to perform any covenant or agreement set forth in this Agreement, in each case, that would cause any condition set forth in either Section 9.03(a) or (b) not to be satisfied and (B) such condition is not reasonably capable of being satisfied by the End Date.

     (e) The party desiring to terminate the Agreement pursuant to this Section 10.01 (other than pursuant to Section 10.01(a)) shall give notice of such termination to the other party.

     Section 10.02 Effect of Termination.

     (a) If this Agreement is terminated pursuant to Section 10.01, this Agreement shall become void and of no effect without liability of any party (or any stockholder, director, officer, employee, agent, consultant or representative of such party) to the other party hereto; provided that, if a court of competent jurisdiction, pursuant to a trial and non-appealable judgment, determines that such termination resulted from (i) the willful failure of either party to fulfill a condition to the performance of the obligations of the other party or (ii) the willful failure of either party to perform a covenant hereof, such non-performing party shall be fully liable for any and all liabilities and damages incurred or suffered by the other party as a result of such failure;

     (b) The provisions of this Section 10.02 and Sections 8.06, 11.04, 11.06, 11.07 and 11.08 shall survive any termination hereof pursuant to Section 10.01.

ARTICLE 11

MISCELLANEOUS

     Section 11.01 Notices. All notices, requests and other communications to any party hereunder shall be in writing (including facsimile transmission) and shall be given,

     if to Parent or Merger Sub, to:

ClientLogic Corporation
3102 West End Avenue, Suite 1000
Nashville, Tennessee 37203
Attention: Terrence Leve, Chief Legal Officer
Facsimile No.: 615-301-7252

     with a copy to:

Mayer, Brown, Rowe & Maw LLP
1675 Broadway
New York, New York 10019
Attention: Mark S. Wojciechowski
Facsimile No.: 212-262-1910

     if to the Company, to:

SITEL Corporation
7277 World Communications Drive
Omaha, Nebraska 68122
Attention: Teresa A. Beaufait, General Counsel
Facsimile No.: 402-963-2699

     with a copy to:

Davis Polk & Wardwell
450 Lexington Avenue
New York, NY 10017
Attention: Peter R. Douglas
Facsimile No.: 212-450-4800

or to such other address or facsimile number as such party may hereafter specify for the purpose by notice to the other parties hereto. All such notices, requests and other communications shall be deemed received on the date of receipt by the recipient thereof if received prior to 5:00 p.m. on a Business Day in the place of receipt. Otherwise, any such notice, request or communication shall be deemed to have been received on the next succeeding Business Day in the place of receipt.

     Section 11.02 Survival of Representations and Warranties. The representations and warranties contained herein and in any certificate or other writing delivered pursuant hereto shall not survive the Effective Time.

     Section 11.03 Amendments and Waivers.

     (a) Any provision of this Agreement may be amended or waived prior to the Effective Time if, but only if, such amendment or waiver is in writing and is signed, in the case of an amendment, by each party to this Agreement or, in the case of a waiver, by each party against whom the waiver is to be effective; provided that, after the Company Stockholder Approval and without the further approval of the stockholders of the Company, no such amendment or waiver shall reduce the amount or change the kind of consideration to be paid or received pursuant to Section 2.02, Section 2.03 or Sections 2.05 through 2.09.

     (b) No failure or delay by any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by Applicable Law.

     Section 11.04 Expenses.

     (a) Except as otherwise provided herein, all costs and expenses incurred in connection with this Agreement shall be paid by the party incurring such cost or expense.

     (b) If a Payment Event occurs, the Company shall (i) pay Parent (by wire transfer of immediately available funds), (x) in the case of any Payment Event resulting from the termination of this Agreement pursuant to Section 10.01(d), simultaneously with such termination and (y) in the case of any Payment Event resulting from termination of this Agreement for any other reason, within two Business Days following such Payment Event, a fee of 3.5% of the aggregate Merger Consideration (the “Termination Fee”), and (ii) reimburse Parent and Merger Sub for all Parent Expenses in an amount not to exceed $1,500,000.

     (c) In the event that this Agreement is terminated pursuant to Section 10.01(c)(iii), the Company shall reimburse Parent and Merger Sub for all Parent Expenses in an amount not to exceed $1,500,000; provided, that the Company shall not be required to reimburse any Parent Expenses in the event of a termination by Parent pursuant to Section 10.01(c)(iii) resulting from a breach of Section 6.05(b).

     “Payment Event” means the termination of this Agreement pursuant to:

     (i) Section 10.01(c)(i), Section 10.01 (c)(ii) or Section 10.01(d)(i);

     (ii) Section 10.01(b)(i) (unless, at the time of any event described in Section 10.01(b)(i), any of the conditions set forth in Section 9.03 have not been satisfied as of such date and would not be reasonably capable of being satisfied prior to the End Date), but only if (x) prior to the End Date an Acquisition Proposal shall have been made and be in effect at the time of such event, and (y) within 12 months following the date of such termination, the Company consummates an Alternative Transaction;

     (iii) Section 10.01(b)(iii) (unless, at the time of any event described in Section 10.01(b)(iii), any of the conditions set forth in Section 9.03 have not been satisfied as of such date and would not be reasonably capable of being satisfied prior to the End Date); provided that, in connection with a termination pursuant to Section 10.01(iii), the Termination Fee shall only be payable pursuant to Section 11.04(b) if (x) prior to the Company Stockholder Meeting an Acquisition Proposal shall have been made and be in effect at the time of such event giving rise to such termination and (y) within 12 months following the date of such termination, the Company consummates an Alternative Transaction; and

     (iv) Section 10.01(c)(iv); provided that, in connection with a termination pursuant to Section 10.01(c)(iv), the Termination Fee shall only be payable pursuant to Section 11.04(b) if within 12 months following the date of such termination the Company consummates an Alternative Transaction.

     “Alternative Transaction” means a transaction, pursuant to which (i) the Company merges with or into, or is acquired, directly or indirectly, by merger or otherwise by any Third Party, (ii) any Third Party, directly or indirectly, acquires more than 50% of the total assets of the Company and its Subsidiaries, taken as a whole, or (iii) any Third Party, directly or indirectly, acquires more than 50% of the outstanding shares of Company Stock (or, in the case of any of clauses (i) through (iii), the Company or any of its Subsidiaries shall have entered into a definitive contract or agreement providing for such action).

     Section 11.05 Binding Effect; Benefit; Assignment.

     (a) The provisions of this Agreement shall be binding upon and, except as provided in Section 7.01, shall inure to the benefit of the parties hereto and their respective successors and assigns. Except for Section 7.01, no other provision of this Agreement is intended to confer any rights, benefits, remedies, obligations or liabilities hereunder upon any Person other than the parties hereto and their respective successors and assigns.

     (b) No party may assign, delegate or otherwise transfer any of its rights or obligations under this Agreement without the consent of each other party hereto, except that Parent or Merger Sub may transfer or assign its rights and obligations under this Agreement, in whole or from time to time in part, to (i) one or more of their Affiliates at any time and (ii) on or after the Effective Time, to any Person (including lenders in connection with the Debt Financing for collateral security purposes); provided that no such transfer or assignment shall relieve Parent or Merger Sub from any of its obligations hereunder.

     Section 11.06 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, without regard to the conflicts of law rules of such state.

     Section 11.07 Jurisdiction. The parties hereto agree that any suit, action or proceeding seeking to enforce any provision of, or based on any matter arising out of or in connection with, this Agreement or the transactions contemplated hereby shall be brought in any federal court located in the State of New York or any New York state court, and each of the parties hereby irrevocably consents to the jurisdiction of such courts (and of the appropriate appellate courts therefrom) in any such suit, action or proceeding and irrevocably waives, to the fullest extent permitted by law, any objection that it may now or hereafter have to the laying of the venue of any such suit, action or proceeding in any such court or that any such suit, action or proceeding brought in any such court has been brought in an inconvenient forum. Process in any such suit, action or proceeding may be served on any party anywhere in the world, whether within or without the jurisdiction of any such court. Without limiting the foregoing, each party agrees that service of process on such party as provided for notices in Section 11.01 shall be deemed effective service of process on such party.

     Section 11.08 Counterparts; Effectiveness. This Agreement may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument. This Agreement shall become effective when each party hereto shall have received a counterpart hereof signed by all of the other parties hereto. Until and unless each party has received a counterpart hereof signed by the other party hereto, this Agreement shall have no effect and no party shall have any right or obligation hereunder.

     Section 11.09 Entire Agreement. This Agreement and the Confidentiality Agreement (a) constitute the entire agreement between the parties with respect to the subject matter of this Agreement and supersedes all prior agreements and understandings, both oral and written, between the parties with respect to the subject matter of this Agreement and (b) are not intended to and does not confer upon any Person other than the parties hereto any rights or remedies hereunder.

     Section 11.10 Severability. If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction or other Governmental Authority to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such a determination, the parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the fullest extent possible.

     Section 11.11 Specific Performance. The parties hereto agree that irreparable damage would occur if any provision of this Agreement were not performed in accordance with the terms hereof and that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement or to enforce specifically the performance of the terms and provisions hereof in any federal court located in the State of New York or any New York state court, in addition to any other remedy to which they are entitled at law or in equity.

     Section 11.12 WAIVER OF JURY TRIAL. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

SITEL CORPORATION

By:	/s/ James F. Lynch

	Name:	James F. Lynch
	Title:	Chairman and Chief Executive Officer

STAGECOACH ACQUISITION CORPORATION

By:	/s/ David Garner

	Name:	David Garner
	Title:	President

CLIENTLOGIC CORPORATION

By:	/s/ David Garner

	Name:	David Garner
	Title:	President and Chief Executive Officer

Exhibit A

ARTICLES OF INCORPORATION

OF

STAGECOACH ACQUISITION CORPORATION

     The undersigned incorporator, being a natural person, eighteen years of age or older, in order to form a corporate entity under Minnesota Statutes, Chapter 302A, adopts the following Articles of Incorporation:

ARTICLE I.

     The name of this corporation is Stagecoach Acquisition Corporation (the “Company”).

ARTICLE II.

     The registered office of the Company in Minnesota is: 45 South Seventh Street, Suite 2900, Minneapolis, MN 55402.

ARTICLE III.

     The aggregate number of shares of stock which the Company shall have authority to issue is one thousand (1,000) shares, all of which shall be designated common stock, $0.01 par value (the “Common Stock”). Shares of Common Stock of the Company acquired by the Company shall become authorized but unissued shares and may be reissued as provided in these Articles of Incorporation. Each holder of Common Stock shall be entitled to one vote for each share held. No holders of shares of capital stock of the Company will be entitled as such preemptively or as a matter of right to subscribe for or purchase any part of any issue of stock or any securities convertible into stock of any class whatsoever, whether now or hereafter authorized and whether issued for cash, property, services, or by way of dividends or otherwise. No shares of capital stock of the Company will confer on the holder any right to cumulate votes in the election of Directors.

ARTICLE IV.

     The name and address of the incorporator of this Company are:

NAME	ADDRESS

Deanna Counsell	Oppenheimer Wolff & Donnelly LLP
45 South Seventh Street
Suite 2900, Plaza VII
Minneapolis, MN 55402

ARTICLE V.

     Any action required or permitted to be taken at a meeting of the Board of Directors of the Company may be taken by written action signed, or consented to by authenticated electronic communication, by all of the Directors; provided, however, that if the action is one which does not require shareholder approval, such action may be taken by written action signed, or consented to by authenticated electronic communication, by the number of Directors that would be required to take the same action at a meeting at which all Directors were present.

ARTICLE VI.

     Any action required or permitted to be taken at any annual or special meeting of the shareholders of the Company may be taken without a meeting by written action signed, or consented to by authenticated electronic communication, by shareholders having voting power equal to the voting power that would be required to take the same action at a meeting of the shareholders at which all shareholders were present.

ARTICLE VII.

     No Director of the Company, including a person deemed to be a director under applicable law, will have any personal liability to the Company or its shareholders for monetary damages for breach of fiduciary duty as a Director, to the full extent such immunity is permitted from time to time under the Minnesota Business Corporation Act. Any repeal or modification of this Article by the shareholders of the Company will not adversely affect any right or protection of a Director of the Company existing at or prior to the time of such repeal or modification.

ARTICLE VIII.

     The Company shall indemnify its officers and directors to the fullest extent permissible under the provisions of the Minnesota Business Corporation Act, or as required or permitted by other provisions of law. Any repeal or modification of this Article will be prospective only and will not adversely affect any right to indemnification of a director or officer of the Company existing at the time of such repeal or modification.

     IN WITNESS WHEREOF, I have hereunto set my hand this 6th day of October, 2006.

INCORPORATOR

Deanna Counsell

Exhibit B

STATEMENT OF U.S. REAL PROPERTY INTEREST STATUS

     SITEL Corporation (the “Corporation”), a Minnesota corporation with offices at 7277 World Communications Drive, Omaha, Nebraska, 68122 (EIN: 47-0684333), has determined that as of [closing date], and throughout the five-year period ending on such date, it is not and was not a “United States Real Property Holding Corporation” as defined in Section 897(c)(2) of the Internal Revenue Code of 1986, as amended (the “Code”), and therefore no interest in the corporation constitutes a “United States Real Property Interest” as defined in Section 897(c)(1) of the Code.

     This statement is provided pursuant to Treasury Regulations Section 1.897 -2(h)(1) and (2) in response to a request dated October 12, 2006, on behalf of ClientLogic Corporation, 3102 West End Avenue, Suite 1000, Nashville, TN 37203 (EIN: 16-1556476).

     I verify under penalties of perjury that the foregoing statements are correct to my knowledge and belief, and I further declare that I am a responsible corporate officer who is authorized to sign this statement on behalf of the Corporation.

SITEL Corporation

By:

Name:
Title:

Date: _________ ___, 2006

ANNEX B
Citigroup Corporate and
Investment Banking
1001 Page Mill Road
Building 4, Suite 100
Palo Alto, CA 94304

October 12, 2006

The Board of Directors
SITEL Corporation
7277 World Communications Drive
Omaha, NE 68122

Members of the Board:

You have requested our opinion as to the fairness, from a financial point of view, to the holders of the common stock of SITEL Corporation (the “Company”) of the Cash Consideration (as defined below) to be received by such holders (other than ClientLogic Corporation (“Parent”) and its affiliates) pursuant to the terms and subject to the conditions set forth in an Agreement and Plan of Merger (the “Merger Agreement”) to be entered into among the Company, Parent and Stagecoach Acquisition Corporation (“Merger Sub”). As more fully described in the Merger Agreement, (i) Merger Sub will be merged with and into the Company (the “Merger”) and (ii) each outstanding share of the common stock, par value $0.01 per share (the “Company Common Stock”) will be converted into the right to receive $4.05 in cash (the “Cash Consideration”).

In arriving at our opinion, we reviewed a draft dated October 11, 2006 of the Merger Agreement and held discussions with certain senior officers, directors and other representatives and advisors of the Company and certain senior officers and other representatives and advisors of Parent concerning the business, operations and prospects of the Company. We examined certain publicly available business and financial information relating to the Company as well as certain financial forecasts and other information and data relating to the Company which were provided to or discussed with us by the management of the Company. We reviewed the financial terms of the Merger as set forth in the Merger Agreement in relation to, among other things: current and historical market prices and trading volumes of Company Common Stock; the historical and projected earnings and other operating data of the Company; and the capitalization and financial condition of the Company. We considered, to the extent publicly available, the financial terms of certain other transactions which we considered relevant in evaluating the Merger and analyzed certain financial, stock market and other publicly available information relating to the businesses of other companies whose operations we considered relevant in evaluating those of the Company. In connection with our engagement and at the direction of the Company, we were requested to approach, and we held discussions with, third parties to solicit indications of interest in the possible acquisition of all or a part of the Company and in connection with the Company’s public announcement that it was evaluating various strategies available to the Company in its efforts to enhance long-term shareholder value, we received, on behalf of the Company, unsolicited indications of interest and engaged in discussions with these third parties regarding the possible acquisition of all or a part of the Company. In addition to the foregoing, we conducted such other analyses and examinations and considered such other information and financial, economic and market criteria as we deemed appropriate in arriving at our opinion.

In rendering our opinion, we have assumed and relied, without assuming any responsibility for independent verification, upon the accuracy and completeness of all financial and other information and data publicly available or provided to or otherwise reviewed by or discussed with us and upon the assurances of the management of the Company that they are not aware of any relevant information that has been omitted or that remains undisclosed to us. With respect to financial forecasts and other information and data relating to the Company provided to or otherwise reviewed by or discussed with us, we have been advised by the management of the Company that such financial forecasts and other information and data were reasonably prepared on bases reflecting the best currently available estimates and judgments of the management of the Company as to the future financial performance of the Company. We have assumed, with your consent, that the Merger will be consummated in accordance with the terms of the Merger Agreement, without waiver, modification or amendment of any material term, condition or agreement

B-1

and that, in the course of obtaining the necessary regulatory or third party approvals, consents and releases for the Merger, no delay, limitation, restriction or condition will be imposed that would have an adverse effect on the Company or the Merger. Representatives of the Company have advised us, and we further have assumed, that the final terms of the Merger Agreement will not vary materially from those set forth in the draft reviewed by us. We have not made or been provided with an independent evaluation or appraisal of the assets or liabilities (contingent or otherwise) of the Company nor have we made any physical inspection of the properties or assets of the Company. Our opinion does not address the relative merits of the Merger as compared to any alternative business strategies that might exist for the Company or the effect of any other transaction in which the Company might engage. Our opinion is necessarily based upon information available to us, and financial, stock market and other conditions and circumstances existing, as of the date hereof.

Citigroup Global Markets Inc. has acted as financial advisor to the Company in connection with the proposed Merger and will receive a fee for such services which is contingent upon the consummation of the Merger. We and our affiliates in the past have provided services to affiliates of Parent unrelated to the proposed Merger, for which services we and our affiliates have received customary compensation. In the ordinary course of our business, we and our affiliates may actively trade or hold the securities of the Company, Parent and their respective affiliates for our own account or for the account of our customers and, accordingly, may at any time hold a long or short position in such securities. In addition, we and our affiliates (including Citigroup Inc. and its affiliates) may maintain relationships with the Company, Parent and their respective affiliates.

Our advisory services and the opinion expressed herein are provided for the information of the Board of Directors of the Company in its evaluation of the proposed Merger, and our opinion is not intended to be and does not constitute a recommendation to any shareholder as to how such shareholder should vote or act on any matters relating to the proposed Merger.

Based upon and subject to the foregoing, our experience as investment bankers, our work as described above and other factors we deemed relevant, we are of the opinion that, as of the date hereof, the Cash Consideration is fair, from a financial point of view, to the holders of Company Common Stock (other than Parent and its affiliates).

Very truly yours,

CITIGROUP GLOBAL MARKETS INC.
/s/ Citigroup Global Markets Inc.

B-2

ANNEX C

302A.471 Rights of dissenting shareholders.

     Subdivision 1. Actions creating rights. A shareholder of a corporation may dissent from, and obtain payment for the fair value of the shareholder's shares in the event of, any of the following corporate actions:

     (a) unless otherwise provided in the articles, an amendment of the articles that materially and adversely affects the rights or preferences of the shares of the dissenting shareholder in that it:

     (1) alters or abolishes a preferential right of the shares;

     (2) creates, alters, or abolishes a right in respect of the redemption of the shares, including a provision respecting a sinking fund for the redemption or repurchase of the shares;

     (3) alters or abolishes a preemptive right of the holder of the shares to acquire shares, securities other than shares, or rights to purchase shares or securities other than shares;

     (4) excludes or limits the right of a shareholder to vote on a matter, or to cumulate votes, except as the right may be excluded or limited through the authorization or issuance of securities of an existing or new class or series with similar or different voting rights; except that an amendment to the articles of an issuing public corporation that provides that section 302A.671 does not apply to a control share acquisition does not give rise to the right to obtain payment under this section; or

     (5) eliminates the right to obtain payment under this subdivision;

     (b) a sale, lease, transfer, or other disposition of property and assets of the corporation that requires shareholder approval under section 302A.661, subdivision 2, but not including a disposition in dissolution described in section 302A.725, subdivision 2, or a disposition pursuant to an order of a court, or a disposition for cash on terms requiring that all or substantially all of the net proceeds of disposition be distributed to the shareholders in accordance with their respective interests within one year after the date of disposition;

     (c) a plan of merger, whether under this chapter or under chapter 322B, to which the corporation is a constituent organization, except as provided in subdivision 3, and except for a plan of merger adopted under section 302A.626;

     (d) a plan of exchange, whether under this chapter or under chapter 322B, to which the corporation is a party as the corporation whose shares will be acquired by the acquiring organization, except as provided in subdivision 3;

     (e) a plan of conversion adopted by the corporation; or

     (f) any other corporate action taken pursuant to a shareholder vote with respect to which the articles, the bylaws, or a resolution approved by the board directs that dissenting shareholders may obtain payment for their shares.

     Subd. 2. Beneficial owners. (a) A shareholder shall not assert dissenters’ rights as to less than all of the shares registered in the name of the shareholder, unless the shareholder dissents with respect to all the shares that are beneficially owned by another person but registered in the name of the shareholder and discloses the name and address of each beneficial owner on whose behalf the shareholder dissents. In that event, the rights of the dissenter shall be determined as if the shares as to which the shareholder has dissented and the other shares were registered in the names of different shareholders.

     (b) A beneficial owner of shares who is not the shareholder may assert dissenters’ rights with respect to shares held on behalf of the beneficial owner, and shall be treated as a dissenting shareholder under the terms of this section and section 302A.473, if the beneficial owner submits to the corporation at the time of or before the assertion of the rights a written consent of the shareholder.

     Subd. 3. Rights not to apply. (a) Unless the articles, the bylaws, or a resolution approved by the board otherwise provide, the right to obtain payment under this section does not apply to a shareholder of (1) the surviving corporation in a merger with respect to shares of the shareholder that are not entitled to be voted on the merger and are not canceled or exchanged in the merger or (2) the corporation whose shares will be acquired by the acquiring corporation in a plan of exchange with respect to shares of the shareholder that are not entitled to be voted on the plan of exchange and are not exchanged in the plan of exchange.

     (b) If a date is fixed according to section 302A.445, subdivision 1, for the determination of shareholders entitled to receive notice of and to vote on an action described in subdivision 1, only shareholders as of the date fixed, and beneficial owners as of the date fixed who hold through shareholders, as provided in subdivision 2, may exercise dissenters’ rights.

     (c) Notwithstanding subdivision 1, the right to obtain payment under this section, other than in connection with a plan of merger adopted under section 302A.621, is limited in accordance with the following provisions:

     (1) The right to obtain payment under this section is not available for the holders of shares of any class or series of shares that is listed on the New York Stock Exchange or the American Stock Exchange or designated as a national market security on an the Nasdaq Stock Market.

     (2) The applicability of clause (1) is determined as of:

     (i) the record date fixed to determine the shareholders entitled to receive notice of, and to vote at, the meeting of shareholders to act upon the corporate action described in subdivision 1; or

     (ii) the day before the effective date of corporate action described in subdivision 1 if there is no meeting of shareholders.

     (3) Clause (1) is not applicable, and the right to obtain payment under this section is available pursuant to subdivision 1, for the holders of any class or series of shares who are required by the terms of the corporate action described in subdivision 1 to accept for such shares anything other than shares, or cash in lieu of fractional shares, of any class or any series of shares of a domestic or foreign corporation, or any other ownership interest of any other organization, that satisfies the standards set forth in clause (1) at the time the corporate action becomes effective.

     Subd. 4. Other rights. The shareholders of a corporation who have a right under this section to obtain payment for their shares, or who would have the right to obtain payment for their shares absent the exception set forth in paragraph (c) of subdivision 3, do not have a right at law or in equity to have a corporate action described in subdivision 1 set aside or rescinded, except when the corporate action is fraudulent with regard to the complaining shareholder or the corporation.

302A.473 Procedures for asserting dissenters' rights.

     Subdivision 1. Definitions. (a) For purposes of this section, the terms defined in this subdivision have the meanings given them.

     (b) “Corporation” means the issuer of the shares held by a dissenter before the corporate action referred to in section 302A.471, subdivision 1 or the successor by merger of that issuer.

     (c) “Fair value of the shares” means the value of the shares of a corporation immediately before the effective date of the corporate action referred to in section 302A.471, subdivision 1.

     (d) “Interest” means interest commencing five days after the effective date of the corporate action referred to in section 302A.471, subdivision 1, up to and including the date of payment, calculated at the rate provided in section 549.09 for interest on verdicts and judgments.

     Subd. 2. Notice of action. If a corporation calls a shareholder meeting at which any action described in section 302A.471, subdivision 1 is to be voted upon, the notice of the meeting shall inform each shareholder of the right to dissent and shall include a copy of section 302A.471 and this section and a brief description of the procedure to be followed under these sections.

     Subd. 3. Notice of dissent. If the proposed action must be approved by the shareholders and the corporation holds a shareholder meeting, a shareholder who is entitled to dissent under section 302A.471 and who wishes to exercise dissenters’ rights must file with the corporation before the vote on the proposed action a written notice of intent to demand the fair value of the shares owned by the shareholder and must not vote the shares in favor of the proposed action.

     Subd. 4. Notice of procedure; deposit of shares. (a) After the proposed action has been approved by the board and, if necessary, the shareholders, the corporation shall send to (i) all shareholders who have complied with subdivision 3, (ii) all shareholders who did not sign or consent to a written action that gave effect to the action creating the right to obtain payment under section 302A.471, and (iii) all shareholders entitled to dissent if no shareholder vote was required, a notice that contains:

     (1) the address to which a demand for payment and certificates of certificated shares must be sent in order to obtain payment and the date by which they must be received;

     (2) any restrictions on transfer of uncertificated shares that will apply after the demand for payment is received;

     (3) a form to be used to certify the date on which the shareholder, or the beneficial owner on whose behalf the shareholder dissents, acquired the shares or an interest in them and to demand payment; and

     (4) a copy of section 302A.471 and this section and a brief description of the procedures to be followed under these sections.

     (b) In order to receive the fair value of the shares, a dissenting shareholder must demand payment and deposit certificated shares or comply with any restrictions on transfer of uncertificated shares within 30 days after the notice required by paragraph (a) was given, but the dissenter retains all other rights of a shareholder until the proposed action takes effect.

     Subd. 5. Payment; return of shares. (a) After the corporate action takes effect, or after the corporation receives a valid demand for payment, whichever is later, the corporation shall remit to each dissenting shareholder who has complied with subdivisions 3 and 4 the amount the corporation estimates to be the fair value of the shares, plus interest, accompanied by:

     (1) the corporation's closing balance sheet and statement of income for a fiscal year ending not more than 16 months before the effective date of the corporate action, together with the latest available interim financial statements;

     (2) an estimate by the corporation of the fair value of the shares and a brief description of the method used to reach the estimate; and

     (3) a copy of section 302A.471 and this section, and a brief description of the procedure to be followed in demanding supplemental payment.

     (b) The corporation may withhold the remittance described in paragraph (a) from a person who was not a shareholder on the date the action dissented from was first announced to the public or who is dissenting on behalf of a person who was not a beneficial owner on that date. If the dissenter has complied with subdivisions 3 and 4, the corporation shall forward to the dissenter the materials described in paragraph (a), a statement of the reason for withholding the remittance, and an offer to pay to the dissenter the amount listed in the materials if the dissenter agrees to accept that amount in full satisfaction. The dissenter may decline the offer and demand payment under subdivision 6. Failure to do so entitles the dissenter only to the amount offered. If the dissenter makes demand, subdivisions 7 and 8 apply.

     (c) If the corporation fails to remit payment within 60 days of the deposit of certificates or the imposition of transfer restrictions on uncertificated shares, it shall return all deposited certificates and cancel all transfer restrictions. However, the corporation may again give notice under subdivision 4 and require deposit or restrict transfer at a later time.

     Subd. 6. Supplemental payment; demand. If a dissenter believes that the amount remitted under subdivision 5 is less than the fair value of the shares plus interest, the dissenter may give written notice to the corporation of the dissenter's own estimate of the fair value of the shares, plus interest, within 30 days after the corporation mails the remittance under subdivision 5, and demand payment of the difference. Otherwise, a dissenter is entitled only to the amount remitted by the corporation.

     Subd. 7. Petition; determination. If the corporation receives a demand under subdivision 6, it shall, within 60 days after receiving the demand, either pay to the dissenter the amount demanded or agreed to by the dissenter after discussion with the corporation or file in court a petition requesting that the court determine the fair value of the shares, plus interest. The petition shall be filed in the county in which the registered office of the corporation is located, except that a surviving foreign corporation that receives a demand relating to the shares of a constituent domestic corporation shall file the petition in the county in this state in which the last registered office of the constituent corporation was located. The petition shall name as parties all dissenters who have demanded payment under subdivision 6 and who have not reached agreement with the corporation. The corporation shall, after filing the petition, serve all parties with a summons and copy of the petition under the Rules of Civil Procedure. Nonresidents of this state may be served by registered or certified mail or by publication as provided by law. Except as otherwise provided, the Rules of Civil Procedure apply to this proceeding. The jurisdiction of the court is plenary and exclusive. The court may appoint appraisers, with powers and authorities the court deems proper, to receive evidence on and recommend the amount of the fair value of the shares. The court shall determine whether the shareholder or shareholders in question have fully complied with the requirements of this section, and shall determine the fair value of the shares, taking into account any and all factors the court finds relevant, computed by any method or combination of methods that the court, in its discretion, sees fit to use, whether or not used by the corporation or by a dissenter. The fair value of the shares as determined by the court is binding on all shareholders, wherever located. A dissenter is entitled to judgment in cash for the amount by which the fair value of the shares as determined by the court, plus interest, exceeds the amount, if any, remitted under subdivision 5, but shall not be liable to the corporation for the amount, if any, by which the amount, if any, remitted to the dissenter under subdivision 5 exceeds the fair value of the shares as determined by the court, plus interest.

     Subd. 8. Costs; fees; expenses. (a) The court shall determine the costs and expenses of a proceeding under subdivision 7, including the reasonable expenses and compensation of any appraisers appointed by the court, and shall assess those costs and expenses against the corporation, except that the court may assess part or all of those costs and expenses against a dissenter whose action in demanding payment under subdivision 6 is found to be arbitrary, vexatious, or not in good faith.

     (b) If the court finds that the corporation has failed to comply substantially with this section, the court may assess all fees and expenses of any experts or attorneys as the court deems equitable. These fees and expenses may also be assessed against a person who has acted arbitrarily, vexatiously, or not in good faith in bringing the proceeding, and may be awarded to a party injured by those actions.

     (c) The court may award, in its discretion, fees and expenses to an attorney for the dissenters out of the amount awarded to the dissenters, if any.